Exhibit 10.3

Note: Portions of this exhibit indicated by “[***]” are subject to a confidential treatment request, and have been omitted from this exhibit. Complete, unredacted copies of this exhibit have been filed with the Securities and Exchange Commission as part of the Company’s confidential treatment request.

DATE 21 APRIL 2005

PERNOD RICARD S.A.

FORTUNE BRANDS, INC.

AMENDED AND RESTATED FRAMEWORK

AGREEMENT

(as amended by a Deed of Variation dated 24 July 2005)

Relating to certain of the business

and assets of Allied Domecq plc

Macfarlanes

10 Norwich Street

London EC4A 1BD

DPM/585366/2705563.9

21 April 2005

CONTENTS

		Page
Clause

1	Definitions, interpretation and third party rights	1
2	Bidco 2 financing	20
3	Implementation principles	24
4	Wrong pocket assets	39
5	Employees	41
6	Pensions	43
7	Liabilities	43
8	Contracts	50
9	Price Adjustment Mechanics	55
10	Period from the Effective Date to completion	57
11	Continuing obligations	66
12	Transitional Arrangements	68
13	Period after Completion	71
14	Co-operation and further assurances	71
15	Announcements	72
16	Confidentiality	73
17	Warranties	73
18	Guarantee of obligations under the Planned Transactions	74
19	Assignment	74
20	General	75
21	Notices	76
22	Dispute Resolution	78
23	Governing law	80

Schedules

1	FB Brands – Allocation of Global Consideration
2	Planned Transactions
3	Intentionally Blank
4	Part 1:	Components of Spirits and Wines Working Capital
	Part 2:	Components of Transferred Subsidiary Working Capital
	Part 3:	Completion Accounts Process
5	Part 1:	Calculation of DBC
	Part 2:	Determination of DBC
	Part 3	Determination of Earnings
6	Pensions
7	Tax
8	Callaway Intellectual Property
9	“B” Share Rights
10	Key Members of the AD Group
11	Certain US and Mexican Members of the AD Group
12	Part 1:	Calculation of Operating DBC
	Part 2:	Calculation of Operating DBC for Distribution
	Part 3:	Calculation of Operating DBC for Production
	Part 4:	Determination of Operating DBC
13	Part 1:	Calculation of Inventory and Stocks Value
	Part 2:	Determination of Inventory and Stocks Value
14	Part 1:	Calculation of Transferred Net Debt
	Part 2:	Determination of Transferred Net Debt
15	FB Facilities
16	Examples of Possible Netting Structures

17	Theoretical DBC
18	FB Brands – Multiples for Price Allocation

Agreed Form Documents

A	Pro-forma Transitional Services Agreement
B	Pro-forma Co-Packing Agreement
C	Pro-forma IP Licence
D	Bidco 2 Articles
E	Larios Sale and Purchase Agreement
F	Deed of Adherence (AD)
G	Escrow Appointment Letter
H	Deed of Adherence (Bidco 1)
I	ADSAS Transfer Agreement

FRAMEWORK AGREEMENT

DATE 21 April 2005

PARTIES

1.	PERNOD RICARD S.A., a company incorporated in France, whose registered office is at 12, place des États-Unis, 75783 Paris Cedex 16 (“PR”); and

2.	FORTUNE BRANDS, INC., a corporation incorporated in the state of Delaware, whose principal place of business is at 300 Tower Parkway, Lincolnshire, Illinois, IL 60069 (“FB”).

INTRODUCTION

A	PR intends to acquire the entire issued, and to be issued, share capital of AD by means of the Scheme.

B	The Parties wish to agree a framework for the transfer by members of the Bidco 2 Group to members of the FB Group of certain assets and liabilities comprising the FB Businesses.

AGREEMENT

1	Definitions, interpretation and third party rights

1.1	The Introduction and Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Introduction and Schedules.

1.2	In this Agreement, the following words and expressions have the following meanings:-

the Additional Tracker Shares: the 6,599,360 Tracker Shares to be allotted to FB pursuant to Clause 2.4.4;

Accounting Principles: the accounting principles, bases, conventions, rules and estimation techniques used in the preparation of the annual report and accounts of AD for the year ended August 2004 provided such principles, bases, conventions, rules and estimation techniques are consistent with UK Generally Accepted Accounting Principles as at 31 August 2004 and to the extent that the annual report and accounts of AD for the year ended August 2004 are not consistent with UK Generally Accepted Accounting Principles as at 31 August 2004 or do not deal with a particular principle, base, convention, rule or estimation technique, UK Generally Accepted Accounting Principles as at 31 August 2004 shall apply;

the Acquisition: the acquisition of the entire issued, and to be issued, share capital of AD;

Adjusted Global Consideration: the Global Consideration as adjusted in accordance with Clauses 3.9.2 and 3.9.3;

Affiliates: in relation to any person, at any given time, any other person which directly, or indirectly through one or more intermediaries, controls, or is

“controlled by”, or is “under common control with”, that first person, and as used in this definition, control (including, with corresponding meanings, controlled by and under common control with) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) but under no circumstances shall a member of the AD Group be an Affiliate of FB;

the Agreed Form: the form agreed between and signed by or on behalf of PR and FB;

AD: Allied Domecq plc (a company registered in England and Wales with number 03771147);

AD Group: AD and each subsidiary of AD from time to time;

ADLH: Allied Domecq Luxembourg Holdings Sarl;

AD Name Licence: an intellectual property licence in respect of the “AD” name in the Agreed Form marked ‘C’;

ADSAS: Allied Domecq S.A.S.;

ADSAS Transfer Agreement: the agreement in the Agreed Form marked “I” to be dated on or about 27 July 2005 between ADLH, ADSWE and FB Acquisition pursuant to which ADLH and ADSWE agree to transfer the entire issued share capital of ADSAS to FB Acquisition;

ADSWE: Allied Domecq Spirits & Wine (Europe) BV;

the Announcement: the meaning ascribed to it in the Transaction Co-operation Agreement;

Announcement Date: the date on which Bidco 2 announces the Proposed Offer;

Assurance: means any guarantee, indemnity or similar commitment;

Bank: The Royal Bank of Scotland plc;

Bidco 1: Goal Acquisitions (Holdings) Limited (a private company registered in England and Wales with registered number 5421315);

Bidco 2: Goal Acquisitions Limited (a company registered in Guernsey with registered number 43045);

Bidco 2 Articles: the articles of association of Bidco 2 in the Agreed Form marked ‘D’ to be adopted by Bidco 2 on or prior to the Announcement Date;

Bidco 2 Group: Bidco 2 and each subsidiary of Bidco 2 from time to time;

Bid Structure Transaction Costs: all transfer taxes, stamp or registration duties, issuance taxes, capital duties, registration or notarial fees relating to the transfer or issue of shares in AD (or any security or depositary receipt or interest representing shares in AD) or any transaction in shares in or loan capital of Bidco 1 or Bidco 2 (or any security or depositary receipt or interest representing shares in or loan capital of Bidco 1 or Bidco 2) which, in either case, is undertaken either:

(i)	pursuant to the Scheme or as part of the arrangements forming part of the Scheme or any associated transaction (including any transaction or series of transactions pursuant to which consideration is provided to the former holders of shares in AD and any transaction or series of transactions whereby shares in AD acquired by PR, any Affiliate of PR, Bidco 1 or Bidco 2 pursuant to the Scheme are transferred to a single holding company); or

(ii)	as part of the provision or repayment directly or indirectly of any financing provided by PR or FB to Bidco 1 or Bidco 2 in respect of the Acquisition;

“B” Shares: shares or membership interests having the rights set out in Schedule 9 when issued to FB Acquisition, and having the rights set out in paragraphs 1 and 2 of Schedule 9 as if all references to “FB” were references to “PR” and vice versa when issued to PR;

Business: any business operated by any member or members of the AD Group;

Business Day: means a day (other than a Saturday or Sunday) on which banks generally are open in each of Paris, New York and London for the transaction of normal banking business;

Cash Equivalents: the meaning given in Part 1 of Schedule 14;

Clearance: the meaning given in Clause 3.22.1;

Clearance Date: the meaning given in Clause 3.22.1;

the Companies Acts: the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;

the Completion Date: in respect of each FB Asset, the date on which the Planned Transaction relating to it completes;

Conducting Party: means, in the case of certain Third Party Proceedings, the party which has conduct of such proceedings or, as the case may be, the relevant part thereof in accordance with Clause 7.4.6.1 or Clause 7.4.6.3;

Contract Party: the meaning given in Clause 8.1;

Courvoisier Consideration: the meaning given in Clause 2.3.3;

Credit Agreement: the credit agreement made between, among others, PR and Bidco 1 (as original borrowers and original guarantors) (1), JP Morgan plc and the other financial institutions listed therein as arrangers (2) and the financial institutions named therein as lenders (3) and dated 21 April 2005, as amended at the date of the restatement of this Agreement;

Current Tax Assets: the meaning given in Schedule 4;

Current Tax Liabilities: the meaning given in Schedule 4;

DBC: in respect of a brand, the amount in pounds sterling of direct brand contribution as calculated in accordance with Part 1 of Schedule 5;

DBC Adjustment: the amount calculated as such in accordance with Clause 3.9.1;

Deed of Adherence: the deed in the Agreed Form marked “F” to be executed by AD in accordance with Clause 3.1.2;

Earnings: the amount calculated as such in accordance with Clause 3.21;

the Effective Date: the effective date of the Scheme (being the date on which the Scheme becomes effective as described in Clause 2.4.1), save that it shall mean 31 July 2005 for the purposes of calculating: DBC; Spirits and Wines Working Capital; Transferred Subsidiary Working Capital; and Transferred Net Debt;

Elected Assets: the meaning given in the Transaction Co-operation Agreement;

the End Date: the date being six months after the Effective Date or if such date shall not be a Business Day, the next following Business Day;

Equipment and Vehicles: all the loose plant, machinery, tools, moulds, office equipment (including all computer hardware, software and networks), motor vehicles, furnishings, general equipment and other articles in each case owned by members of the AD Group but excluding Fixed Plant;

Escrow Account: the meaning in Clause 2.3;

Escrow Agent: Macfarlanes of 10 Norwich Street, London EC4A 1BD and Herbert Smith of Exchange House, Primrose Street, London EC2A 2HS jointly;

Escrow Appointment Letter: the letter in the Agreed Form marked “G”;

Escrow Conditions: the meaning in Clause 2.4;

Escrow Monies: the meaning in Clause 2.3;

Final Step Transaction Costs: all transfer taxes, stamp or registration duties, registration or notarial fees payable on the transfer of or agreement to transfer FB Assets or shares in a Transferred Subsidiary to FB or an Affiliate of FB;

Financial Debt: the meaning given in Part 1 of Schedule 14;

Financial Investments: all investments of a financial nature but excluding any Cash Equivalents;

Fixed Plant: the fixed plant, equipment, machinery and leasehold improvements together with fixtures and fittings which are annexed to or form part of a facility or of any other real property;

FB Acquisition: Fulham Acquisition Corp., a corporation incorporated in the state of Delaware, whose principal place of business is c/o Fortune Brands, Inc. at 300 Tower Parkway, Lincolnshire, Illinois, IL 60069;

the FB Assets: the property and assets agreed to be purchased by FB or its Affiliates in accordance with this Agreement comprising:-

(i)	the benefit (subject to the burden) of the FB Contracts;

(ii)	the FB Goodwill;

(iii)	the FB Facilities;

(iv)	the FB Records;

(v)	the FB Inventory;

(vi)	the FB Third Party Rights;

(vii)	the FB Stocks;

(viii)	the FB Promotional Assets;

(ix)	the FB Know-how;

(x)	the FB Investments;

(xi)	the FB IP;

(xii)	the FB Brand Equipment;

(xiii)

the assets acquired by FB Businesses (whether by reason of ordinary course trading or otherwise) after the Effective Date including any value received (whether in cash, Cash Equivalents or otherwise but net of all Tax and other costs of sale, provided that where such value consists of the proceeds of sale of Elected Assets pursuant to clause 5 of the Transaction Co-operation Agreement or the proceeds of sale of FB Assets required to be sold as a consequence of PR being unable (by reason of some third party or similar right existing as at the Effective Date) to procure the transfer of those FB Assets to members of the FB Group on or before the End Date, Tax costs shall be deducted from the value received only to the extent that actual Tax costs exceed the Planned Transaction Tax Costs which would have been incurred had the relevant Elected Assets or other FB Assets been transferred to FB or an Affiliate of FB pursuant to a Planned Transaction) on the sale of the assets included in this definition of FB Assets after the Effective Date other than where such value is reflected in the calculation of FB Operating DBC of members of the PR Group which are not Transferred Subsidiaries as referred to in Clause 9.6. (For the avoidance of doubt, the assets included in this paragraph (xiii) shall include the proceeds of any sale of any of the assets included in this definition of FB Assets required to be sold either (a) as a consequence of PR being unable (by reason of some third party or similar right existing as at the Effective Date) to procure the transfer of those FB Assets to members of the FB Group on or before the End Date or (b) pursuant to clause 5 of the Transaction Co-operation Agreement);

(xiv)	together with any other assets owned by a member of the AD Group which are predominantly used in and required for the operation of the FB Businesses and which are not expressly excluded from any of the categories of assets referred to in this definition of FB Assets,

(xv)	the proceeds of sale of MM Non-Cleared Assets pursuant to Clause 3.22, from which Tax costs shall be deducted from the value received only to the extent that such Tax costs exceed an amount equal to the Planned Transaction Tax Costs which would have been incurred had the relevant MM Non-Cleared Assets or other FB Assets been transferred to FB or an Affiliate of FB pursuant to a Planned Transaction (on the basis that the relevant Part Consideration is calculated in accordance with this Agreement ignoring any adjustment in respect of Earnings pursuant to Clause 3.23);

provided that:

(a)	component parts of FB Operating DBC of members of the AD Group which are not Transferred Subsidiaries referred to in Clause 9.6;

(b)	component parts of Spirits and Wines Working Capital, Transferred Subsidiary Working Capital and all Cash Equivalents taken into account in the calculation of Transferred Net Debt;

(c)	assets received on the sale of any FB Asset to FB or its Affiliates after the Effective Date where that sale is a Planned Transaction;

(d)	any assets sold after the Effective Date in respect of which the value received on that sale falls within paragraph (xiii) of this definition of FB Assets; and

(e)	the benefit of any Tax relief which is, in accordance with Schedule 7, for the account of PR,

shall not be FB Assets;

and provided that:

(f)	any MM Assets shall not be FB Assets until immediately prior to the time that such assets are transferred to FB or its Affiliate or to a third party pursuant to Clause 3.22 of this Agreement.

FB Brand Equipment: all loose plant, machinery, tools, moulds, office equipment, furnishings, general equipment including all computer software, hardware and networks and other articles which are not Fixed Plant and which are only capable of being used in connection with the FB Brands;

FB Brands: subject to Clause 3.14, the brands set out in Schedule 1 and each of them shall be a FB Brand, save that until immediately prior to the time that Maker’s Mark is transferred to FB or its Affiliate, or a third party pursuant to Clause 3.17 or 3.22 of this Agreement, Maker’s Mark shall not be a FB Brand;

the FB Businesses: (i) all Businesses (other than businesses relating to the distribution of finished goods to customers of the AD Group) relating to the FB Brands and (ii) all FB Distribution Businesses;

the FB Contracts: all the contracts, undertakings, understandings, agreements, arrangements and obligations of, and rights, benefits and licences enjoyed by, members of the AD Group entered into prior to the Effective Date to the extent that they relate predominantly to the FB Businesses in each case to the extent that on the Effective Date the same remain to be completed or performed including, without limitation, supply and distribution agreements, management agreements, franchise agreements, joint-venture agreements, customer and supplier (including peat, grapes, agave, cork, herbs, wood, corn, grain, yeast and water) contracts, warehousing contracts, logistics and transportation contracts, marketing, sponsorship, promotional, product endorsement and product placement contracts, licences of Intellectual Property, leases and hire purchase agreements, other licensing contracts, information technology and business process outsourcing agreements and agreements with third parties for the supply of computer maintenance and support services, and other information technology and telecommunications services, the benefit of insurance contracts relating to periods prior to the Effective Date, product research, category research, consumer research, product development and line extension contracts, recreation and leisure contracts, contracts for fishing or hunting rights, but excluding (i) employment contracts, (ii) any contracts relating to Financial Debt, (iii) any contracts of insurance, and (iv) any Financial Investments save where acquired by FB Businesses after the Effective Date;

the FB DBC Percentage:

100 x	the aggregate DBC of the FB Brands
the aggregate DBC of the FB Brands and the PR Brands

provided that, for the purpose of this definition, Maker’s Mark shall be treated as a FB Brand;

FB Distribution Businesses: the distribution businesses located in the United Kingdom, Germany and Spain of members of the AD Group which comprise the distribution of spirits and/or wines finished goods including without limitation administrative services, supporting sales, local and trade marketing, logistics, back office support (including billing and information technology) but excluding all parts of any Business which relates to Stolichnaya or any other agency brands;

FB Employees: those individuals who are, as at the Announcement Date, employed by members of the AD Group and who:

(i)	work at the FB Facilities (save in an AD Group regional or head office capacity);

(ii)	are predominantly dedicated to the FB Businesses;

(iii)	are members of the US sales force of the AD Group and are solely dedicated to the sale of wine finished goods to customers of the AD Group; or

(iv)	were recruited into one of the above categories (i) to (iii) in the Ordinary Course of Business after the Announcement Date,

but excluding in each case all members of the Spanish sales force of the AD Group who are solely dedicated to the sale of wine finished goods to customers of the AD Group.

FB Facilities: the facilities of the AD Group set out in, or determined in accordance with, Schedule 15 and any other real property or facility owned by a member of the AD Group and predominantly dedicated to a FB Business together with all Fixed Plant located, and Equipment and Vehicles based, at those facilities or real property and (to the extent that the same are transferable) any related easement rights, rights of access, rights of use and planning consents but excluding all PR Brand Equipment;

FB Facilities Inventory: all Inventory manufactured at a FB Facility other than:

(i)	any Inventory relating solely to the PR Brands; and

(ii)	all PR Reserved Inventory;

FB Funding Percentage:

100 x	the Adjusted Global Consideration
the AD Consideration

FB Group: FB and each subsidiary of FB from time to time but excluding any member of the AD Group;

the FB Goodwill: the goodwill of the members of the AD Group in connection with the FB Businesses and the exclusive right (to the extent to which the members of the AD Group can grant the same) for FB or its Affiliates to use the FB Brands and to represent themselves as carrying on the FB Businesses in succession to the members of the AD Group provided that goodwill relating predominantly to PR Brands shall not be FB Goodwill;

FB Inventory: all Inventory relating solely to the FB Brands together with all FB Facilities Inventory and all FB Reserved Inventory;

FB Inventory and Stocks Value: the amount determined in accordance with Schedule 13 to be the value at the Effective Date of the relevant FB Inventory and FB Stocks not transferred to FB or its Affiliates through a Planned Transaction (either directly or as an asset of a Transferred Subsidiary);

FB Investments: the investments (whether by way of equity or debt and including all interests in joint ventures or similar undertakings) owned by members of the AD Group and which relate solely or predominantly to the FB Businesses, but excluding however any such investments which are made predominantly for investment purposes and not for the benefit of the operation of the FB Businesses provided that where the investment consists of shares or membership interests in a body corporate, and assets held by that body corporate are FB Assets, the investment itself shall not be a FB Asset;

FB IP: the Intellectual Property owned by members of the AD Group and which relates solely or predominantly to the FB Brands or solely or predominantly to the FB Distribution Businesses. A non-exclusive schedule of Intellectual Property owned by the AD Group (which for the avoidance of doubt includes PR IP) has been identified and initialled on behalf of the Parties;

FB Know-how: all Know-how which relates solely or predominantly to the FB Businesses;

FB Liability: any liability to the extent that it relates to a FB Asset, FB Brand or FB Business and any other liability expressed in this Agreement or agreed between the Parties to be a FB Liability, provided that in all circumstances:-

(i)	all Financial Debt (unless a component part taken into account in the calculation of Transferred Net Debt);

(ii)	all liabilities predominantly relating to a PR Facility;

(iii)	all liabilities relating to employees (including pensions liabilities) to the extent that they do not relate to FB Employees;

(iv)	all Tax liabilities other than those Tax liabilities which are for the account of FB pursuant to Schedule 7 or are taken into account in the determination of FB Working Capital; and

(v)	liabilities taken into account in the calculation or determination of FB Operating DBC as contemplated by Clause 9.6,

shall not be FB Liabilities, and

(i)	all liabilities predominantly relating to a FB Facility;

(ii)	all liabilities (including pensions liabilities) to the extent that they relate to FB Employees;

(iii)	obligations under operating leases relating to FB Assets; and

(iv)	all Tax liabilities expressed to be for the account of FB pursuant to Schedule 7;

(v)	all liabilities arising out of or in connection with any sale to a third party of any FB Assets or Elected Assets required either pursuant to clause 5 of the Transaction Co-Operation Agreement or as a consequence of PR being unable (by reason of some third party or similar right existing at the Effective Date) to procure the transfer of any FB Assets to members of the FB Group on or before the End Date; and

(vi)	Financial Debt taken into account in the calculation of Transferred Net Debt and all liabilities and payables which are taken into account in the calculation of Transferred Subsidiary Working Capital, shall be FB Liabilities, and

for the avoidance of doubt:-

(a)	whether or not a liability would have been expected to have been incurred if the relevant FB Business had been operated independently of the remainder of the AD Group or was incurred as a result of any direction, instruction or policy made or given by the AD Group as a whole or by AD (which the Parties had referred to as a corporate action or inaction) shall not be relevant in determining whether, or the extent to which, a liability is a FB Liability or a PR Liability;

(b)	whether or not a liability is known or provided for in the accounts of any member of the AD Group shall not be relevant in determining whether, or the extent to which, a liability is a FB Liability or a PR Liability;

(c)	for the purpose of this definition, FB Assets which are “Elected Assets” in accordance with clause 5 of the Transaction Co-operation Agreement shall continue to be regarded as FB Assets;

(d)	where a liability is in part a FB Liability and in part a PR Liability, allocation of such liability between the Parties shall be in accordance with Clause 7.3; and

(e)	provided that MM Liabilities shall not be FB Liabilities until immediately prior to the time that such liabilities are transferred to FB or an Affiliate, or to a third party pursuant to Clause 3.17 or Clause 3.22 of this Agreement, but, for the avoidance of doubt, shall be FB Liabilities after such time irrespective of when such MM Liabilities or the circumstances in respect of such MM Liabilities actually arose, and

FB Licences: all regulatory licences, permissions and consents (including bonding licences, distilling licences, health and safety licences, quality assurance licences, environmental licences) held by the AD Group which relate solely or predominantly to the FB Businesses or (so far as they are held by members of the AD Group) are necessary to operate the FB Businesses (excluding any licences of Intellectual Property or Know-how);

FB Operating DBC: the direct brand contribution attributable to the relevant FB Assets after the Effective Date as agreed or determined in accordance with Schedule 12;

FB Promotional Assets: all promotional, marketing, corporate entertainment (including sports tickets and rights concerning corporate boxes and similar items), point of sale material (including trade booths) and similar assets solely or predominantly related to the FB Businesses at the Effective Date or acquired by them after the Effective Date but before the End Date;

FB Records: all books, information and records owned by members of the AD Group and which relate solely or predominantly to the FB Businesses including books of account, payroll records, tax records, stock and other records, price lists, lists of customers and suppliers of the FB Brands, all other information, correspondence and literature, all documents and other media embodying or relating to either FB IP (including documents relating to ownership of FB IP) or Intellectual Property licensed to the AD Group under a FB Contract, including software, data and website content in which such FB IP or Intellectual Property subsists and the original FB Contracts, in each case in whatever form or medium it is held or recorded (but excluding in all circumstances (so far as they are required to be kept by law) statutory books (or equivalent documents) of members of the AD Group which are not Transferred Subsidiaries);

FB Reserved Inventory: all Inventory manufactured at a PR Facility and owned by any members of the AD Group as at the Effective Date as, together with other FB Inventory, is reasonably required to produce the FB Brands to the same standard and quality as they are produced prior to the Effective Date assuming reasonable continued growth (or decline) of sales volumes of each such brand in accordance with those sales volumes actually achieved by each such brand over the period of 3 years preceding the Effective Date;

the FB Stocks: the stock of raw materials, consumable stores, dry goods (including bottles, labels, caps, pallets, cases, cartons and similar items) cooperage, partly finished stocks and work-in-progress of the AD Group which:-

(i)	relate predominantly to FB Businesses; or

(ii)	are situated at a FB Facility, or are in transit to a FB Facility or from a FB Facility to a facility owned by a person who is not a member of the AD Group,

but excluding:-

(i)	all Inventory;

(ii)	all raw materials, consumable stores, dry goods (including bottles, labels, caps, pallets, cases, cartons and similar items) cooperage, partly finished stocks and work-in-progress which relate predominantly to a PR Business; and

(iii)	such proportion of raw materials, consumable stores, dry goods (including bottles, labels, caps, pallets, cases, cartons and similar items) cooperage, partly finished stocks and work-in-progress which relate to both a PR Business and a FB Business as relate to a PR Business;

the FB Third Party Rights: (to the extent to which members of the AD Group are legally entitled to assign them, provided that the relevant member of the AD Group has used all reasonable endeavours to obtain any consent required in order to assign them) and subject to Clause 8.10, means the rights of members of the AD Group against third parties (including rights under or in respect of warranties, representations, guarantees and indemnities and the benefit of any insurance or insurance claim attributable to any event occurring before the Effective Date and which relate to the FB Assets or to the FB Liabilities) in respect of the FB Businesses or any of the FB Assets but excluding (save where acquired by FB Businesses after the Effective Date) any Financial Investments in each case as at the Effective Date, together with all such rights arising in the ordinary course of the FB Businesses between the Effective Date and the End Date;

FB Working Capital: the FB DBC Percentage of the Spirits and Wines Working Capital;

Global Consideration: the meaning given in Clause 3.8;

Historic Tax Liabilities: the meaning given in paragraph 1 of Schedule 7;

Hosting Rate: £6.60 per 9 litre case;

Included FB Assets Value: the total amount paid by the relevant Transferred Subsidiary to members of the AD Group pursuant to Planned Transactions in respect of the transfer to such Transferred Subsidiary of FB Assets (being the amount determined by PR in accordance with paragraph 1.1.2 of Schedule 2);

the Initial Tracker Shares: the Tracker Shares to be allotted to FB pursuant to Clause 2.3.1;

Intellectual Property: patents, petty patents, registered designs, design right, copyright, database right, trade marks, service marks, trade or business names, domain names, logos, get-up or trade dress, inventions or utility models, Know-how and all rights or forms of protection of a similar nature or effect subsisting anywhere in the world, including applications or registrations for any such right;

Inter-Company Creditor Current Account: any creditor current account owing to or by a member of the PR Group and included in the Transferred Net Debt of a Transferred Subsidiary;

Interim DBC: the meaning given in Clause 3.21;

Inventory: maturing spirits and wines and finished goods inventory owned by members of the AD Group at the Effective Date;

Know-how: means all know-how, trade secrets and confidential information, in any form (including paper, electronically stored data, magnetic media, film and microfilm) including without limitation financial and technical information, drawings, formulae, test results or reports, project reports and testing procedures, information relating to the working of any product, process, invention, improvement or development, instruction and training manuals, tables of operating conditions, information concerning intellectual property portfolio and strategy, market forecasts, lists or particulars of customers and suppliers, sales targets, sales statistics, prices, discounts, margins, future business strategy, tenders, price sensitive information, market research reports, information relating to research and development and business development and planning reports, database and any information derived from any of them;

Larios Sale and Purchase Agreement: the agreement in the Agreed Form marked ‘E’ to be entered into between FB, PR and Larios Pernod Ricard S.A. in relation to the business and assets relating to the Larios brand;

MM Assets: without prejudice to proviso (f) in the definition of FB Assets and the saving provision in the definition of FB Brands, assets which would be FB Assets if Maker’s Mark was a FB Brand;

MM Borrower: the meaning given in Clause 2.14;

MM Business: the Business relating predominantly to the Maker’s Mark brand (other than business relating to the distribution of finished goods to customers of the AD Group) including all MM Assets and MM Liabilities;

MM Interim Period: the period beginning on the Effective Date and ending on the date upon which either (i) FB (or an Affiliate) acquires legal title to the MM Business together with the MM Assets and MM Liabilities pursuant to this

Agreement or (ii) the MM Business is sold as MM Non-Cleared Assets to a third party pursuant to Clause 3.17;

MM Liabilities: without prejudice to the further proviso (e) in the definition of FB Liabilities and the saving proviso in the definition of FB Brands, liabilities which would be FB Liabilities if Maker’s Mark was a FB Brand;

MM Loan: the meaning given in Clause 2.14;

MM Non-Cleared Assets: the meaning in Clause 3.17.2;

MM Ordinary Course of Business: in relation to the MM Business, the ordinary course of that business (which for the avoidance of doubt includes insuring such business);

MM Nominal Tax Rate: the official corporate income tax rate (including, without limitation, federal, state and local taxes) applicable to the MM Business;

Nominal Tax Rate: the official corporate income tax rate (including, without limitation, federal, state and local taxes) in the relevant market;

Non-Cleared Sale: the meaning given in Clause 3.22.3.2;

Non-Cleared Sale Date: the meaning given in Clause 3.22.3.2;

Non-Conducting Party: means, in relation to any Third Party Proceedings, the Party to this Agreement who does not have conduct of the proceedings or the relevant part thereof;

Notified Party: the meaning given in Clause 7.4.5;

Notifying Party: the meaning given in Clause 7.4.5;

Ordinary Course of Business: in relation to each member of the AD Group and/or each FB Business or PR Business, the ordinary course business of that member and/or the ordinary course of that FB Business or PR Business as the case may be;

Part Consideration: the meaning given in Clause 3.11;

the Parties: FB on the one hand and PR on the other;

Planned Transaction Tax Costs: the meaning given in paragraph 1 of Schedule 7;

the Planned Transactions: the meaning given in Clause 3.6;

PR Assets: the assets (including contracts) of the AD Group at the Effective Date save to the extent that they are (i) FB Assets or (ii) MM Assets;

PR Brand Equipment: all loose plant, machinery, tools, moulds, office equipment, furnishings, general equipment and other articles which are not Fixed Plant and are only capable of being used in connection with the PR Brands;

PR Brands: the brands used in any of the Businesses other than the FB Brands (and for the purposes of this definition, FB Brands shall at all times include Maker’s Mark) and including, for the avoidance of doubt, Stolichnaya and all other agency brands;

PR Businesses: each Business which is not a FB Business (and for the purposes of this definition, FB Business shall at all times include the MM Business);

PR Contracts: all the contracts, undertakings, understandings, agreements, arrangements and obligations of, and rights, benefits and licences enjoyed by, members of the AD Group entered into prior to the Effective Date to the extent that they are not FB Contracts in each case to the extent that on the Effective Date the same remain to be completed or performed including, without limitation supply and distribution agreements, management agreements, franchise agreements, joint-venture agreements, customer and supplier (including peat, grapes, agave, cork, herbs, wood, corn, grain, yeast and water) contracts, warehousing contracts, logistics and transportation contracts, marketing, sponsorship, promotional, product endorsement and product placement contracts, licences of Intellectual Property, leases and hire purchase agreements, other licensing contracts, information technology and business process outsourcing agreements and agreements with third parties for the supply of computer maintenance and support services and other information technology and telecommunications services, the benefit of insurance contracts, product research, category research, consumer research, product development and line extension contracts, recreation and leisure contracts, contracts for fishing or hunting rights;

PR DBC Percentage: 100 less the FB DBC Percentage;

PR Employees: all employees of the AD Group other than the FB Employees;

PR Facility: all facilities and real properties of the AD Group other than the FB Facilities together with all Fixed Plant located, and Equipment and Vehicles based, at those facilities or real property, but excluding FB Brand Equipment;

PR Funding Percentage: 100 less the FB Funding Percentage;

PR Group: PR, each subsidiary of PR from time to time (including, after the Effective Date, each member of the AD Group);

PR Inventory: all Inventory which is not FB Inventory;

PR Inventory and Stocks Value: the amount determined in accordance with Schedule 13 to be the value at the Effective Date of the relevant PR Inventory and PR Stocks;

PR IP: the Intellectual Property owned by members of the AD Group and which relates solely or predominantly to the PR Brands;

PR Liability: any liability of any member of the AD Group to the extent that it is not a FB Liability, a MM Liability, a component part of Transferred Net Debt or Transferred Subsidiary Working Capital, or a liability taken into account in the calculation or determination of PR Operating DBC as contemplated by Clause 9.5.3;

PR Operating DBC: the direct brand contribution of the relevant Transferred Subsidiary after the Effective Date and relating to PR Businesses, as agreed or determined in accordance with Schedule 12;

PR Reserved Inventory: all Inventory manufactured at a FB Facility and owned by any members of the AD Group as at the Effective Date as, together with other PR Inventory, is reasonably required to produce the PR Brands to the same standard and quality as they are produced prior to the Effective Date assuming reasonable continued growth (or decline) of sales volumes of each such brand in accordance with those sales volumes actually achieved by each such brand over the period of 3 years preceding the Effective Date;

PR Stocks: the stocks of raw materials, consumable stores, dry goods (including bottles, labels, caps, pallets, cases, cartons and similar items) cooperage, partly finished stocks and work-in-progress of the AD Group which:-

(i)	relate predominantly to the PR Businesses; or

(ii)	are situated at a PR Facility, or in transit to a PR Facility or from a PR Facility to a facility owned by a person who is not a member of the AD Group,

but excluding:-

(i)	all Inventory;

(ii)	all raw materials, consumable stores, dry goods (including bottles, labels, caps, pallets, cases, cartons and similar items) cooperage, partly finished stocks and work-in-progress which relate predominantly to a FB Business; and

(iii)	such proportion of raw materials, consumable stores, dry goods (including bottles, labels, caps, pallets, cases, cartons and similar items) cooperage, partly finished stocks and work-in-progress which relate to both a PR Business and a FB Business as relate to a FB Business;

the Proposed Offer: the offer to be made by or on behalf of Bidco 2 for the entire issued and to be issued share capital of AD;

Proposed Transfers: the meaning given in Clause 3.4.1;

Providing Party: the Party providing transitional services (other than the Transitional Arrangements) pursuant to Clause 12.8;

Relevant Encumbrances: mortgages, charges, equities, encumbrances and security rights to the extent that they relate to any Financial Debt but not to the extent that they relate to FB Liabilities or component parts of Transferred Net Debt;

Requesting Party: the Party requesting transitional services (other than the Transitional Arrangements) pursuant to Clause 12.8;

Sensitive Information: commercially sensitive or confidential information relating to any Business and that is not in the public domain, including prices, volumes, sales and marketing data, budgets, advertising and marketing plans;

Shared Brands IP: means any Shared IP which is a trade mark (whether registered or unregistered) or which is copyright material used in conjunction with a trade mark;

Shared Hard IP: means any Shared IP other than Shared Brands IP;

Shared IP: means Intellectual Property or Know-how which under this Agreement (i) is allocated as a FB Asset but which is required to be used after the Effective Date by any PR Business, or (ii) is allocated as a PR Asset but which is required to be used after the Effective Date by any FB Business;

the Scheme: means the proposed scheme of arrangement of AD under Section 425 of the Companies Act 1985 to effect the Acquisition, as referred to in the Announcement;

Spirits and Wines Working Capital: the amount of the working capital shown on the Working Capital Statements prepared on the AD Group in accordance with Parts 1 and 3 of Schedule 4;

Split Claim: the meaning given in Clause 7.4.5;

Split Claim Notice: the meaning given in Clause 7.4.5;

Supervisory Committee: the meaning given in Clause 22.2.1;

Tax or Taxes: all forms of taxes, imposts, duties, levies, charges or withholdings (whether local or national) including, without limitation, customs and excise duties, together with any interest or penalties relating to any of them and regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to that or any other person and of whether any amount in respect of any of them is recoverable from any other person;

Taxes Act 1988: Income and Corporation Taxes Act 1988;

Theoretical DBC: in respect of each FB Brand, the amount set against it in column 2 of Schedule 17;

a third party: any person other than the Parties or any Affiliate of any of the Parties;

Third Party Proceedings: means any claim, demand, action or other proceedings which are threatened, made or instituted by any person other than FB or PR or any of their respective Affiliates;

Tracker Shares: the tracker shares of €0.05 each in the capital of Bidco 2 denominated as such in the Bidco 2 Articles to be allotted and issued to FB pursuant to Clause 2;

Transaction Co-operation Agreement: the transaction co-operation agreement entered into between FB, PR and Bidco 2 on the same date as this Agreement and relating to the Proposed Offer;

Transferred Net Debt: in respect of each Transferred Subsidiary, the amount determined as such in accordance with Part 2 of Schedule 14.

Transferred PR Assets Value: the total amount paid by members of the PR Group to the relevant Transferred Subsidiary pursuant to Planned Transactions in respect of the transfer to such members of the PR Group of PR Assets (being the amount determined by PR in accordance with paragraph 1.1.2 of Schedule 2);

Transferred PR Inventory and Stocks Value: the amount determined in accordance with Schedule 13 to be the value at the Effective Date of the relevant PR Inventory and PR Stocks transferred to FB as assets of a Transferred Subsidiary;

the Transferred Subsidiaries: the companies, other than the PR Subsidiaries (as defined in the ADSAS Transfer Agreement), which it is agreed or determined in accordance with Clause 3 and Schedule 2 are either (i) to be transferred to FB in accordance with the Planned Transactions or (ii) transferred to any third party or third parties pursuant to clause 5 of the Transaction Co-operation Agreement or as a consequence of PR being unable (by reason of some third party or similar right) to procure the transfer of FB Assets to members of the FB Group on or before the End Date, and each of them shall be a Transferred Subsidiary;

Transferred Subsidiary Working Capital: the aggregate amount of the working capital shown on the Working Capital Statements, prepared as at the Effective Date, relating to all of the Transferred Subsidiaries as determined in accordance with Parts 2 and 3 of Schedule 4 (provided that, for this purpose, Transferred Subsidiaries shall include any company that carries on the MM Business or holds MM Assets that is transferred to a third party in accordance with Clause 3.17 in connection with a sale of the MM Business);

Transitional Arrangements: the provision of services, use of facilities, equipment and/or resources and access to and/or use of information and Intellectual Property in each case as may be necessary to allow the objective set out in Clause 12.1 to be met; and

Working Capital Statement: a statement agreed or determined in accordance with Part 3 of Schedule 4.

1.3	In this Agreement (unless the context requires otherwise):-

1.3.1	words and expressions which are defined in the Companies Acts have the same meanings as are given to them in the Companies Acts;

1.3.2	any question as to whether a person is connected with any other person shall be determined in accordance with the provisions of section 839 Taxes Act 1988 excluding the provisions of sub-section 7 of that section 839;

1.3.3	any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall (except where the context requires otherwise) be construed as referring to:-

1.3.3.1	such legislation as amended and in force from time to time and to any legislation which (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation; and

1.3.3.2	any former legislation which it re-enacts, consolidates or enacts in rewritten form provided that in the case of those matters which fall within sub-Clause 1.3.3.1 above, as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

1.3.4	any gender includes a reference to the other genders;

1.3.5	any reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and howsoever incorporated or established;

1.3.6	any reference to a “person” includes a natural person, partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality);

1.3.7	any reference to the Introduction, a Clause or Schedule is to the introduction, a Clause or schedule (as the case may be) of or to this Agreement;

1.3.8	any reference to any other document is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

1.3.9	“directly or indirectly” means (without limitation) either alone or jointly with any other person and whether on his own account or in partnership with another or others or as the holder of any interest in or as an officer, employee or agent of or consultant to any other person;

1.3.10	any reference to indemnifying any person against any circumstances includes indemnifying and keeping him harmless (on an after tax basis such that the amount of the indemnity shall take into account the benefit of any tax deductions available to him in respect of the cost or expense which gave rise to the indemnity) from all actions, claims, demands and proceedings from time to time made against that person and all losses, damages, payments, awards, costs or expenses made or incurred by that person as a consequence of, or which would not have arisen but for, that circumstance (including all interest, penalties and reasonable legal and other professional costs and expenses);

1.3.11	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.3.12	any reference to “in writing” or “written” shall (except where otherwise stated) not include in electronic form;

1.3.13	references to time of the day are (save where otherwise stated) to London time;

1.3.14

subject to the express provisions of Schedule 5 and Schedule 12, where it is necessary to determine (i) whether a monetary limit or threshold set out in this Agreement has been reached or exceeded (as the case may be) or (ii) any amount under this Agreement, and the value of the relevant claim or any of the relevant claims or amount is expressed in a currency other than pounds sterling, the value of each such claim or amount shall be translated into pounds sterling at the prevailing exchange rate applicable to that amount of that non- pounds sterling currency by reference to middle-market rates quoted by Bank immediately before close of business in London on the relevant date, or if such day is not a Business Day, on the Business Day immediately preceding such day;

1.3.15	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

1.3.16	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

1.3.17	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

1.3.18	any reference to a “brand” shall include a reference to all variations and derivatives of that brand and all brand extensions linked to that brand, variation or derivative;

1.3.19	words in the singular shall include the plural and vice versa;

1.3.20	save where an alternative formula or set of principles is set out, or referred to, in this Agreement, all accounts required to be prepared under this Agreement shall be prepared in accordance with the Accounting Principles; and

1.3.21	the word “predominantly” shall mean in excess of 50 per cent. and, where relevant, shall be tested in relation only to the AD Group’s interest in the relevant asset, liability or matter.

1.4	This Clause is left intentionally blank.

1.5	The index and Clause headings in this Agreement are included for convenience only and do not affect the interpretation of this Agreement.

1.6	No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement, save in relation to any rights conferred upon any members of the PR Group or the FB Group in this Agreement, and any rights conferred by Schedule 6 of this Agreement upon any Affiliates of either of the Parties, enforcement of which under such Act shall not be excluded by this Clause 1.6.

1.7	Notwithstanding that any term of this Agreement may be or become enforceable by a third party, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled, rescinded or terminated by agreement in writing between the Parties without the consent of any such third party.

2	Bidco 2 financing

2.1	PR shall procure that within 7 days after the date of this Agreement the articles of association of Bidco 2 are in the form of the Bidco 2 Articles.

2.2	This Clause is left intentionally blank.

2.3	On the date on which the order or, if more than one, the last of the orders of the High Court of Justice sanctioning the Scheme under section 425 of the Companies Act 1985 and/or confirming the reduction of share capital provided for by the Scheme under section 137 of the Companies Act 1985 is granted (or, if not reasonably practicable on that date, on the next following Business Day), and notwithstanding any other provision of this Agreement or of any other agreement between the parties, FB shall transfer to an interest bearing account (the “Escrow Account”) in the name of the Escrow Agent:

2.3.1	the cash sum of £2,095,798,384, being the amount agreed to be subscribed by FB Acquisition for 30,179,497 Initial Tracker Shares (the “Tracker Shares Monies”);

2.3.2	the cash sum of £167,533,950, being the amount agreed to be lent pursuant to the MM Loan (the “MM Loan Monies”); and

2.3.3	the cash sum of £458,288,883, being the amount agreed (subject to later adjustment) to be paid in consideration for ADSAS (the “Courvoisier Consideration”) such amount being deposited on behalf of FB Acquisition and thereafter either (i) on behalf of ADLSNC and ADSWE, by way of advance of part of the purchase price payable under the ADSAS Transfer Agreement and thereafter on behalf of Bidco 2, by way of advance of monies owed by ADLSNC and ADSWE under a loan agreement dated on or about 27 July 2005 or (ii) failing the satisfaction of the condition in Clause 2.4.4.2, on behalf of Bidco 2 by way of subscription for the Additional Tracker Shares pursuant to Clause 2.4.4.1,

(such sums together being the “Escrow Monies”). The Escrow Monies shall be held to the joint order of PR and FB upon the terms of Clauses 2.3, 2.4, 2.7, 2.8, 2.9 and 2.10.

2.4	Each of PR and FB shall jointly instruct the Escrow Agent to (i) transfer the Tracker Shares Monies to Bidco 2; (ii) transfer the MM Loan Monies to the MM Borrower or as it shall direct and (iii) transfer the Courvoisier Consideration to Bidco 2 on the third Business Day following the satisfaction of the following conditions (the “Escrow Conditions”):

2.4.1	the Scheme becoming effective in full by registration of the order(s) referred to in Clause 2.3 confirming the reduction in capital by the registrar of companies and the issue by the registrar of companies of a certificate under section 137 of the Companies Act 1985 in relation to the reduction of capital provided for by the Scheme;

2.4.2	AD becoming a wholly owned subsidiary of Bidco 2;

2.4.3	the allotment to FB Acquisition of the Initial Tracker Shares, conditional only upon the payment of the subscription monies for them; and

2.4.4	either:

2.4.4.1	the allotment to FB Acquisition of the Additional Tracker Shares conditional only upon:

(i)	the payment of an amount equal to the Courvoisier Consideration by FB; and

(ii)	the failure of PR to deliver to FB by 9 a.m. on 1 August 2005 the ADSAS Transfer Agreement in the Agreed Form marked “I”, duly executed by ADLHF and ADSWE; or

2.4.4.2	the delivery by PR to Herbert Smith on behalf of FB of the ADSAS Transfer Agreement in the Agreed Form marked “I”, duly executed by ADLH and ADSWE; and

2.4.5	the issue by PR to Herbert Smith on behalf of FB of a certificate confirming that all the conditions to draw-down under the Credit Agreement have been met save for any condition relating to FB’s subscription for the Tracker Shares and/or the making of the MM Loan and/or the payment of the Courvoisier Consideration and payment therefor; and

2.4.6	the execution by the MM Borrower of a deed of adherence to this Agreement in the Agreed Form H, under which the relevant party agrees to be bound by the terms of Clauses 2 and 3,

and PR shall procure that:

(a)	Bidco 2 shall accept the Tracker Shares Monies as the subscription consideration for the Initial Tracker Shares and shall as soon as reasonably practicable and in any event on the same Business Day issue the Initial Tracker Shares and deliver to FB Acquisition a certificate for them and a certified copy of the register of members; and

(b)	the MM Borrower shall accept the MM Loan on the terms set out in Clause 2.14; and

(c)	the MM Borrower shall use the entire MM Loan to put Bidco 2 in funds (whether by way of subscription for ordinary shares in Bidco 2 or by way of debt) to pay part of the cash consideration payable under the Scheme; and

(d)	either (i) Bidco 2 shall borrow an amount equal to the Courvoisier Consideration from ADLH and ADSWE received by them as full discharge of £458,288,883 of the price payable under the ADSAS Transfer Agreement; or (ii) Bidco 2 shall accept an amount equal to the Courvoisier Consideration as the subscription consideration for the Additional Tracker Shares and shall, as soon as reasonably practicable and in any event on the same Business Day, issue the Additional Tracker Shares and deliver to FB Acquisition a certificate for them and a certified copy of the register of members.

2.5	As soon as reasonably practicable following the release of the Tracker Shares Monies to Bidco 2, the MM Loan Monies to the MM Borrower pursuant to

Clause 2.4 and an amount equal to the Courvoisier Consideration to Bidco 2 and in any event on the same Business Day:

2.5.1	PR shall deliver to FB a copy of each Loan Request (as defined in the Credit Agreement) made under the Credit Agreement; and

2.5.2	PR shall procure that Bidco 1 shall subscribe for such number of ordinary shares in Bidco 2 (and pay for such shares in cash) as will be required to put Bidco 2 in funds to pay (when taken together with the Escrow Monies) the cash consideration payable under the Scheme.

2.6	PR shall procure the satisfaction of the Escrow Conditions as soon as reasonably practicable after (and in any event by no later than the second Business Day following) the payment by FB of the Escrow Monies to the Escrow Account.

2.7	If for any reason the Escrow Conditions shall not have been satisfied by the fourth Business Day following the payment by FB of the Escrow Monies to the Escrow Account, each of PR and FB shall jointly instruct the Escrow Agent to transfer the Escrow Monies to FB.

2.8	All interest accruing on the Escrow Monies while in the Escrow Account shall accrue and be payable to FB other than interest accrued on the amount of the Courvoisier Consideration after the completion of the ADSA Transfer Agreement which shall accrue and be payable to Bidco 2 and each of PR and FB shall jointly instruct the Escrow Agent to transfer such interest to FB and Bidco 2 as applicable.

2.9	For the avoidance of doubt without prejudice to PR’s and FB’s obligations under this Clause 2, the Escrow Agent shall not be required to make payments from the Escrow Account other than on receipt of joint instructions from PR and FB.

2.10	The Escrow Agent shall be appointed on the terms comprised in the Escrow Appointment Letter.

2.11	PR shall procure that Bidco 2 shall from receipt deposit the Tracker Shares Monies and the Courvoisier Consideration in an interest bearing account and pay to FB an amount equal to the interest accrued:

2.11.1	on the Tracker Shares Monies between the receipt of such monies by Bidco 2 in accordance with Clause 2.4 and the application of such monies towards payment of the consideration to the former shareholders of AD pursuant to the Scheme; and

2.11.2	on the Courvoisier Consideration pending (i) completion of the ADSAS Transfer Agreement or (ii) the receipt by Bidco 2 of an amount equal to the Courvoisier Consideration as the subscription monies for the Additional Tracker Shares.

2.12

(Without prejudice to FB’s obligation to make the payment referred to in Clause 2.3) PR, FB and AD shall procure that any “B” Shares to be issued in accordance with this Agreement by any company incorporated in England and Wales are allotted and issued on the Effective Date, and (FB and PR having undertaken, so far as reasonably practicable, the relevant preparatory work, including instructing local counsel and preparing and executing documents conditional on the Effective Date, prior to the Effective Date) shall use reasonable endeavours to procure that any such “B” Shares to be issued in accordance with this Agreement in any other jurisdictions where their issue is reasonably practicable on the Effective Date are so issued on the Effective Date and otherwise as soon as practicable thereafter.

2.13	Provided that FB exercises its votes and/or consent rights in respect of its Tracker Shares in accordance with the terms of this Agreement and the Bidco 2 Articles, at any time when Tracker Shares in Bidco 2 are held by both FB and any member of the PR Group, PR shall, and shall procure that any such member of the PR Group shall, exercise its votes and/or consent rights in respect of such Tracker Shares in the same way as the Tracker Shares held by FB are voted in respect of any given resolution.

2.14	FB agrees to lend to Bidco 1 (the “MM Borrower”) the sum of £167,533,950 (the “MM Loan”). The MM Loan shall be made by FB on the following terms:

2.14.1	the MM Loan shall be made at the time of the transfer of the MM Loan Monies from the Escrow Account to the MM Borrower pursuant to Clause 2.4;

2.14.2	the MM Loan shall be unsecured;

2.14.3	the MM Loan will bear interest at a rate equal to 5% per annum, from the date of the transfer of the MM Loan Monies from the Escrow Account to the MM Borrower pursuant to Clause 2.4. All interest is calculated on the basis of a 365 day year and for the actual number of days elapsed, and shall be simple, not compound, interest;

2.14.4	the accrued interest on the relevant proportion of the MM Loan shall be payable by the MM Borrower on the day that such proportion of the MM Loan is repaid. The Parties shall make appropriate applications (as are lawful) under any relevant double tax treaty to enable any payment of interest to be made without withholding tax or at the lowest applicable rate of withholding tax;

2.14.5	the MM Loan shall be repayable (together with accrued interest) by the MM Borrower:

2.14.5.1	on the terms set out in Clauses 3.22 and 3.23; and

2.14.5.2	following an Event of Default under the Credit Agreement in respect of PR and/or Bidco 1 as a result of which the Lenders declare all or part of the Loans immediately due and payable (where such capitalised terms shall have the meanings given to them in the Credit Agreement) but in such case repayment shall only be effected by delivery of the MM Assets or be made out of the proceeds received from a subsequent disposal of the MM Business;

2.14.6	the MM Borrower shall only utilise the proceeds of the MM Loan in indirectly making payment of consideration due to the former shareholders of AD pursuant to the Scheme, and FB acknowledges this will be done by way of equity subscription in Bidco 2 or loan to Bidco 2, provided that the MM Borrower shall in all circumstances be entitled to retain any interest earned on such proceeds.

2.15	The Parties acknowledge that, after the Planned Transaction under which ADSAS is transferred to FB or its Affiliate, it is proposed that the following transfers will occur as soon as reasonably practicable:

2.15.1	ADSAS sells the issued share capital which it holds in Financière Moulins de Champagne SA to an Affiliate of PR;

2.15.2	Subject to and in accordance with the provisions of the ADSA Transfer Agreement Courvoisier SAS sells the entire issued share capital in Louis de Salignac & Cie SAS or certain of the assets of such company which relate to the Salignac and Martineau brands to an Affiliate of PR;

2.15.3	ADSAS sells the entire issued share capital in Les Gouttes d’Or SAS and any other PR Assets to an Affiliate of PR; and

2.15.4	ADSAS sells the entire issued share capital in Ballantine’s Mumm Distribution SAS to an Affiliate of PR.

and the Parties agree for the avoidance of doubt that such transfers are Planned Transactions for the purposes of this Agreement.

2.16	The Parties acknowledge that on completion of the ADSAS Transfer Agreement certain undertakings in the Agreed Form will be entered into by Ballantine’s Mumm Distribution SAS and Louis de Salignac & Cie SAS and by the shareholders of these companies.

2.17	PR shall procure that, prior to the Effective Date, the Credit Agreement shall be amended to include the following provision in clause 25.13(d):

“Until the later of (A) the Fortune Brands End Date, and (B) the date upon which all of the MM Assets (as such term is defined in the Framework Agreement) have been transferred to Fortune Brands (or to Affiliates of Fortune Brands) in accordance with the Framework Agreement:

(i)	notwithstanding any other provision of the Finance Documents, the Lenders confirm that:

(X)	no member of the Group which owns MM Assets shall be or become a Guarantor or otherwise grant any guarantee or security in respect of the Obligor’s obligations under the Finance Documents; and

(Y)	they shall not make a claim (directly or indirectly) against any MM Asset (or accept any such assets (directly or indirectly) in satisfaction of any claim)”

and shall provide a copy of the relevant amendment to FB prior to the Effective Date.

3	Implementation principles

3.1.1	PR and FB agree that the rights and obligations of AD set out in this Agreement shall subsist only from the date on which AD adheres to this Agreement in accordance with Clause 3.1.2.

3.1.2	PR shall procure, and FB will provide such assistance as it can in connection with PR procuring, that AD so far as is lawful adheres to this Agreement with effect from the Scheme becoming effective by executing the Deed of Adherence on or before the Effective Date.

Proposed Transfers

3.2	The Parties intend that, conditional upon the Scheme becoming effective, FB or Affiliates of FB shall without prejudice to Clause 3.22 acquire the benefit of the FB Assets and bear the burden of the FB Liabilities with effect from the Effective Date.

3.2.1	Accordingly, conditional only upon the Scheme becoming effective and subject to paragraph 1.6 of Schedule 2, PR and AD shall upon the terms of this Agreement procure that by no later than the End Date (or in the case of the MM Business the date referred to in Clause 3.2.1.1) the FB Assets are transferred to FB or its Affiliates subject to the assumption by them of the FB Liabilities and FB shall, or shall procure that its nominated Affiliates shall, upon the terms of this Agreement and subject to Clause 3.19 purchase the FB Assets and assume the FB Liabilities. Time shall be of the essence of this Clause 3.2.1. In relation to the MM Assets and MM Business:

3.2.1.1	if Clearance is obtained, the MM Business shall respectively be transferred to FB or its Affiliates in any event by the later of the End Date and the date seven Business Days following the Clearance Date; or

3.2.1.2	if Clearance is not obtained the proceeds of the sale (whether cash or specie) of the relevant MM Non-Cleared Assets (together with any interest accruing on such proceeds between the Non-Cleared Sale Date and the date of payment to FB or its Affiliates) shall be transferred to FB or its Affiliates in any event by the later of the End Date and the date seven Business Days following the Non-Cleared Sale Date pursuant to Clauses 3.22.4 or 3.22.5.

3.2.2	For the avoidance of doubt, FB shall bear all risks relating to deficiencies as to title in any of the FB Assets and shall only be entitled to acquire such title to the FB Assets as is possessed by members of the AD Group at the Completion Date of the relevant FB Asset and as is transferable to FB or its Affiliates. If and to the extent that any FB Asset (other than a FB Contract or a FB Third Party Right, to which Clause 8 shall apply) is not transferable to FB or its Affiliates, PR shall, at the request and cost of FB or its Affiliates, use its reasonable endeavours to obtain any consent required for such transfer, and if it is not possible to obtain such consent within six months after the End Date, the Parties shall co-operate in good faith with a view to finding a mutually acceptable manner of enabling FB to obtain the benefit of such FB Asset.

3.2.3

Notwithstanding the provisions of Clause 3.2.2, neither PR nor AD shall (and PR shall procure that no member of the PR Group shall), in respect of any FB Assets, or MM Assets and FB shall not (and shall procure that no member of the FB Group shall) in respect of any PR Assets, between the Effective Date and the Completion Date relevant to those FB Assets, MM Assets or PR Assets (as the case may be), knowingly take any action or omit to take any action which would result in such title to those FB Assets, MM Assets or PR Assets (as the case may be) as is possessed by members of the AD Group at the Effective Date being sold, encumbered or damaged (excluding as a result of any liens arising in the Ordinary Course of the Businesses) provided, however, that neither PR nor AD shall be in breach of this Clause 3.2.3 to the extent that such sale, encumbrance or damage arises as a result of any exercise by FB or any of its Affiliates of any rights under Clause 10 or attaching to the Tracker Shares or any “B” Shares.

3.2.4	Without prejudice to the specific terms of this Agreement, PR and AD shall have no right to set-off, counterclaim or withhold against, deduct from or otherwise qualify or delay the performance of their obligations under Clause 3.2.1 except as required by law to withhold or deduct tax from interest on the MM Loan. The provisions of Clause 20.11 shall apply in respect of any breach of this Agreement.

3.2.5	The FB Assets shall be transferred to FB or its Affiliates upon the terms of this Agreement free from all Relevant Encumbrances.

3.3	The Parties agree that it is not their intention that FB or Affiliates of FB shall acquire any interest in any FB Assets which are “Elected Assets” in accordance with clause 5 of the Transaction Co-operation Agreement unless and until such FB Assets have, in accordance with such clause 5, reverted to being FB Assets.

3.4	Subject as provided in Schedule 2, each of the Parties and AD agrees to do all such things as are reasonably necessary to give effect to the intentions set out in Clause 3.2.1. The intentions set out in Clause 3.2.1 will not be carried out on the Effective Date and accordingly, subject to the terms and conditions of this Agreement, the Parties have agreed:

3.4.1	a mechanism for achieving the intentions of the Parties as set out above, including the transfer of the FB Assets, subject to the assumption of the FB Liabilities, to FB or any Affiliate of FB nominated by FB (“the Proposed Transfers”) as soon as reasonably practicable following the Effective Date;

3.4.2	the manner in which the AD Assets shall be managed prior to such intentions being achieved;

3.4.3	to establish the Supervisory Committee for the purposes set out in Clause 22; and

3.4.4	that, subject as provided in Schedule 2 and Clause 3.4.5, they will exercise their rights and act reasonably having regard to the Parties’ objectives as set out in this Agreement:

3.4.4.1	to allow each Party to manage the respective assets and liabilities allocated to it in accordance with this Agreement, to the extent practicable, as if it were the sole owner of such assets; and

3.4.4.2	to achieve the separation of FB Assets and FB Liabilities.

3.4.5	Prior to (i) the date of legal transfer of the MM Business to FB or its Affiliate or (ii) the relevant Non-Cleared Sale Date, PR shall manage the MM Business in the MM Ordinary Course of Business.

3.5	The Parties shall, from the execution of this Agreement, (and AD shall) seek to determine the following:-

3.5.1	the identity and owner or owners of the specific assets comprising the FB Assets and, prior to the Clearance Date, the MM Assets; and

3.5.2	the identity of, and person or persons responsible for, the specific FB Liabilities and, prior to the Clearance Date, the MM Liabilities,

in accordance with the provisions of, and principles set out in, Schedule 2.

3.6	From the date of this Agreement:

3.6.1	PR shall seek to identify the nature and terms of the transactions required in order (i) to reorganize the AD Group (and/or any assets held by the AD Group) in order to separate the FB Businesses, FB Assets and FB Liabilities from the remainder of the AD Group, (ii) to give effect to the Proposed Transfers and (iii) to implement the terms of this Agreement (the “Planned Transactions”) in accordance with the provisions of, and principles set out in, Schedule 2 and having regard to its proper Tax obligations consequential on the Planned Transactions; and

3.6.2	as soon as reasonably practicable following a determination by PR acting reasonably that a Planned Transaction in respect of Maker’s Mark is likely to occur, PR shall seek to identify the nature and terms of the transactions required in order (i) to reorganise the AD Group (and/or any assets held by the AD Group) in order to separate the MM Business, MM Assets and MM Liabilities from the remainder of the AD Group, (ii) to give effect to the Proposed Transfers and (iii) to implement the terms of this Agreement (which shall be Planned Transactions notwithstanding that MM Assets are not FB Assets until immediately prior to the time of transfer to FB, its Affiliates or a third party) in accordance with the provisions of, and principles set out in, Schedule 2 and having regard to its proper Tax obligations consequential on the Planned Transactions.

3.7	It is acknowledged:-

3.7.1	that the Proposed Transfers shall be carried out (as determined in accordance with Clause 3.6) either (i) by way of a sale and purchase of the FB Assets, (ii) by way of a sale and purchase of shares in companies (whether existing at the date of this Agreement or subsequently incorporated) which own the FB Assets, (iii) by way of a sale and purchase of some of the FB Assets together with shares in companies (whether existing at the date of this Agreement or subsequently incorporated) holding the remainder of the FB Assets or (iv) by way of a reorganisation whereby the FB Assets are transferred to a newly incorporated company and shares in that new company are transferred to FB;

3.7.2	subject to the provisions of Schedule 2 and other provisions of this Agreement, PR shall use reasonable endeavours to procure that no PR Liabilities (other than those which form a component part of Transferred Net Debt) shall be liabilities of Transferred Subsidiaries at the relevant Completion Date or otherwise novated or assigned to the FB Group; and

3.7.3	that the Proposed Transfers may not occur simultaneously.

Global Consideration

3.8	The aggregate global consideration for the sale of the FB Businesses and the FB Assets shall be the sum of £2,721,621,217 (the “Global Consideration”) which amount is allocated between the FB Brands and FB Distribution Businesses on the basis set out in Schedule 1.

Adjustments to Consideration

3.9	After the Effective Date, the Global Consideration will be adjusted as follows:

3.9.1	In respect of each FB Brand, the “DBC Adjustment” shall be calculated as (A) multiplied by (B) where (A) is the DBC for that FB Brand over the twelve month period ending on 31 August 2004 (as agreed or determined in accordance with Part 2 of Schedule 5) less the Theoretical DBC for that FB Brand and (B) is the figure set against that FB Brand in the second column of Schedule 18.

3.9.2	The Global Consideration shall then be adjusted to reflect the DBC Adjustment as follows:

3.9.2.1	where the DBC Adjustment in respect of a FB Brand is a positive number, the part of the Global Consideration allocated to that FB Brand in accordance with Schedule 1 shall be increased by the amount of the DBC Adjustment in respect of that FB Brand; and

3.9.2.2	where the DBC Adjustment in respect of a FB Brand is a negative number, the Global Consideration allocated to that FB Brand in accordance with Schedule 1 shall be reduced by the amount of the DBC Adjustment in respect of that FB Brand (having no regard to the fact that it is a negative number), and either FB (or Affiliates of FB which have acquired the relevant FB Brand) shall pay to PR (or Affiliates of PR disposing of the relevant FB Brand) (where the adjustment is made pursuant to Clause 3.9.2.1) or PR (or such Affiliates of PR) shall pay to FB (or such Affiliates of FB) (where the adjustment is made pursuant to Clause 3.9.2.2), within 7 Business Days of determination of the DBC Adjustment, an amount equal to the DBC Adjustment (provided however that if, at the date of such determination, the Planned Transactions relating to the transfer of the relevant FB Brand have not occurred (or have occurred but the Part Consideration remains outstanding in accordance with Clause 3.19), no such payment shall be made but the DBC Adjustment shall be taken into account in determining or adjusting the relevant Part Consideration).

3.9.3	The Global Consideration shall also be adjusted as follows:

3.9.3.1	it shall be increased by the amount by which the Transferred Subsidiary Working Capital exceeds the FB Working Capital; and

3.9.3.2	it shall be reduced by the amount by which the Transferred Subsidiary Working Capital is less than the FB Working Capital,

and either FB (or its Affiliates) shall pay to PR (or its Affiliates) (where the adjustment is made pursuant to Clause 3.9.3.1) or PR (or its Affiliates) shall pay to FB (or its Affiliates) (where the adjustment is made pursuant to Clause 3.9.3.2). Payments shall be made on account of the adjustment required by this Clause, determined by reference to the Estimated Working Capital Statement (as defined in part 3 of Schedule 4), within 7 Business Days of the Agreement of the Estimated Working Capital Statement insofar as such adjustment is allocated to FB Assets and FB Businesses transferred to FB on or before the date 90 days after the Effective Date. Further payments shall be made in respect of the adjustment required by this Clause, determined by reference to the Working

Capital Statement, within 7 Business Days of the agreement of the Working Capital Statement such that, following such payments (and taking into account any payments made on account), the aggregate adjustment made reflects the Working Capital Statement and the appropriate allocation of such adjustment between relevant FB Assets and FB Businesses. Arrangements will be made between the Parties to measure the appropriate level of working capital in any Transferred Subsidiary (whether in existence at the Effective Date or not) into which additional working capital has been transferred after the Effective Date pursuant to a Planned Transaction, and such measurement shall be made as at the Effective Date in accordance with the principles of this Agreement and the principle that working capital will not be compensated/paid for twice and, if appropriate, adjustment may be made to the Global Consideration to represent such working capital.

3.9.4	In the event that there is any working capital in any Transferred Subsidiary (whether in existence at the Effective Date or not) which is not Transferred Subsidiary Working Capital by virtue of the fact that it is comprised of items which do not relate to the spirits and/or wines businesses of the AD Group, arrangements will be made between the Parties to measure such working capital and such measurements shall be made as at the Effective Date in accordance with the principles of this Agreement and the principles that (i) working capital will not be compensated/paid for twice and (ii) such non-spirits and wines working capital shall be for the benefit of PR and, if appropriate, adjustment may be made to the Global Consideration to represent such working capital.

3.10	The Parties acknowledge that the Adjusted Global Consideration is intended to produce a global price for the FB Businesses and following the date of this Agreement, an allocation of the Adjusted Global Consideration (as adjusted in accordance with the terms of this Agreement) between the assets comprised in the FB Businesses and the shares in companies which own FB Assets that are to be transferred to members of the FB Group pursuant to the Proposed Transfers shall be made in accordance with the provisions of, and principles set out in, Schedule 2.

3.11	On the completion of each Planned Transaction which results in FB Assets being transferred (directly or indirectly) to FB or Affiliates of FB, FB will (subject to Clause 3.19) discharge the relevant proportion of the Adjusted Global Consideration (the “Part Consideration”) which relates to such FB Assets as is determined in accordance with the provisions of, and principles set out in, Schedule 2. If agreed between the relevant parties, payment of such Part Consideration may be left outstanding.

Adjustments to Part Consideration

3.12	The Parties acknowledge that the Adjusted Global Consideration (together with the assumption of any FB Liabilities) is the price for the FB Businesses on the assumption that:-

3.12.1	without prejudice to Clause 3.2.3, the relevant assets and liabilities are transferred to members of the FB Group on the Effective Date;

3.12.2	the Transferred Net Debt in each Transferred Subsidiary at the Effective Date (but taking into account interest and other amounts accruing on Financial Debt and/or Cash Equivalents after the Effective Date as stated in the definition of Transferred Net Debt) is zero; and

3.12.3	such agreed price is exclusive of all value added, goods and services, excise or sales taxes and any other similar Taxes,

and accordingly, adjustments will be made to the Adjusted Global Consideration (and the final allocation thereof) to reflect any variance from these assumptions at the Effective Date.

3.13	The provisions of Schedule 7 shall apply in respect of adjustments required in relation to Tax.

Callaway Brand

3.14	In the event that PR is unable to procure the transfer of all or substantially all of the FB Assets relating to the Callaway brand, including all of the Intellectual Property relating to the Callaway brand set out in Schedule 8, to members of the FB Group on or before the End Date, the FB Assets relating to the Callaway brand shall for all purposes of this Agreement be excluded from the FB Brands and the Adjusted Global Consideration shall be reduced accordingly. If PR acting reasonably determines that it is unable to procure the transfer of all or substantially all of the FB Assets relating to the Callaway Brand, PR shall use its reasonable endeavours to procure that an appropriate number of Tracker Shares for a sum equal in pounds sterling to the adjusted Global Consideration attributed to Callaway shall be acquired or lawfully redeemed as soon as reasonably practicable.

Larios business

3.15	Upon the execution of this Agreement, the Parties shall, and shall procure that their relevant Affiliates shall, enter into the Larios Sale and Purchase Agreement.

Transitional Operational Matters

3.16	In order to facilitate the separation of the FB Businesses and the MM Business from the operations of the AD Group and the PR Group, the Parties will, subject to applicable anti-trust laws and regulation and restrictions on confidentiality (whether imposed by law, regulation or contract), consult with each other in relation to the preparation of plans for the separation of the operational assets of the relevant Businesses in each geographical market and in particular, but subject to the other provisions of this Agreement, to the separation of the FB Businesses, the MM Businesses and the PR Businesses.

3.17	Elected Assets and MM Non-Cleared Assets

3.17.1	It is acknowledged by PR and FB that:

3.17.1.1	FB wishes to secure a period of not less than 12 months from the Effective Date for Clearance to be obtained in respect of the MM Business;

3.17.1.2	the ability to secure such a period may be limited by any commitments given by PR or members of the PR Group referred to in Clause 3.17.3.2; and

3.17.1.3	PR wishes, in connection with its Credit Agreement, to secure that any Planned Transactions relating to the MM Assets and MM Liabilities are implemented so as to enable the MM Loan to be repaid in full within the period of 12 months from the Effective Date.

3.17.2	In the event that the Federal Trade Commission does not within the Specified Period grant Clearance for the MM Business (in respect of such assets for which Clearance has not been granted, the “MM Non-Cleared Assets”) PR shall appoint a trustee who shall be instructed to sell within a period of no longer than three months (such period of three months or shorter period arising from the application of Clause 3.17.3.3 being the “Non-Cleared Sale Period”) the relevant MM Non-Cleared Assets to a third party on the best terms reasonably available (for the avoidance of doubt, PR shall be entitled to sell the relevant MM Non-Cleared Assets for cash payable in full at completion) (no confidential information relating to the MM Business having been disclosed to potential third party purchasers prior to such appointment). For the purpose of this Clause, a decision by the Federal Trade Commission to not grant Clearance shall not entitle PR to appoint a trustee prior to the end of the Specified Period to the extent that prior to that date FB is entitled to commence or has commenced and has not waived the right to commence or terminated any relevant regulatory or court proceedings in respect of such decision (and for the avoidance of doubt, notwithstanding any FB entitlement to commence or the commencement of any such regulatory or court proceedings, PR shall be entitled to appoint a trustee pursuant to this Clause after the expiry of the Specified Period).

3.17.3	For the purposes of Clause 3.17.2, the Specified Period shall be the sum of:

3.17.3.1	three months from the Effective Date; plus

3.17.3.2	such additional period of time, not exceeding six months, as would not result in a breach by PR (or any member of the PR Group) of any commitments to dispose of the MM Business given or reasonably required to be given by PR (or any member of the PR Group) to any regulatory authority, which commitments have been notified in writing pursuant to this Clause 3.17.3.2 by PR to FB or Herbert Smith on or before the Effective Date. For these purposes PR shall, when and to the extent reasonably requested by FB, make all reasonable efforts to obtain any necessary extensions of time (provided that all such extensions when aggregated with the three month period set out in Clause 3.17.3.1 shall not exceed nine months) from the relevant regulatory authority or authorities, keeping FB reasonably informed of the progress of such efforts; plus

3.17.3.3	to the extent that PR has reasonable grounds to believe (after giving due and proper consideration to any proposals of FB) that the completion of the disposal of the relevant MM Non-Cleared Assets by the trustee so appointed by PR is achievable within a period of less than 3 months, such part of such period of three months that PR reasonably believes would not be required in order to complete such disposal.

3.17.4	For the avoidance of doubt, if Clearance is obtained in respect of the MM Business during the Non-Cleared Sale Period but before signature and exchange of any legally binding agreement to sell the relevant Non-Cleared Assets to any third party purchaser, then if requested by FB the trustee shall (subject to such trustee and any relevant member of the PR Group being indemnified by FB on terms reasonably acceptable to such persons against any costs which they notify FB in advance of such termination will be incurred as a result of such termination) be instructed by PR to terminate all discussions, negotiations and processes relating to the sale of such assets and the MM Business, MM Assets and MM Liabilities shall be transferred to FB or its Affiliate under a Planned Transaction in accordance with this Agreement.

3.17.5	FB shall have the right to require PR to instruct the trustee:

3.17.5.1	subject to such right not:

(i)	being, in the reasonable opinion of PR, likely to prevent PR from fulfilling its commitments to regulatory authorities referred to in Clause 3.17.3.2 and;

(ii)	being unacceptable to the Federal Trade Commission,

to use all reasonable endeavours to include, in any legally binding agreement to sell the relevant MM Non-Cleared Assets to a third party which does not provide for simultaneous exchange and completion, a right for the trustee or selling PR Group company to terminate such agreement if Clearance is obtained in respect of the MM Business at any time prior to completion; provided that the exercise of such right of termination shall be at no cost to the trustee or selling PR Group company or, alternatively, FB shall have agreed to indemnify the trustee or selling PR Group company on terms reasonably acceptable to such person against any such cost; and to exercise such right of termination if Clearance is so obtained prior to completion, such that the MM Business, MM Assets and MM Liabilities would fall to be transferred to FB or its Affiliate under a Planned Transaction in accordance with this Agreement. For the avoidance of doubt, if and to the extent that the inclusion of any such right of termination adversely affects the terms reasonably available for the sale of the MM Business, PR shall be deemed not, as a result thereof, to be in breach of its obligation under Clause 3.17.2 to obtain the best terms reasonably available for the relevant MM Non-Cleared Assets (for the avoidance of doubt, PR shall be entitled to sell the relevant MM Non-Cleared Assets for a cash payment payable in full at completion);

3.17.5.2

subject to such sale being consistent with PR’s commitments to regulatory authorities referred to in Clause 3.17.3.2 and not being unacceptable to the Federal Trade Commission, if FB shall propose that the relevant MM Non-Cleared Assets shall be sold to a bank or other third party willing to own and operate the MM Business for such temporary period and on such terms as that third party may have agreed with FB such as to allow FB a further period during which to seek to obtain Clearance, to sell the relevant MM Non-Cleared Assets to that bank or third party (irrespective of whether the price offered by that bank or other third party is higher or lower than any price which may be offered by any other person). For the avoidance of doubt, any such sale to a bank or other third party shall be treated as a sale of the relevant MM Non-Cleared Assets to a third party as contemplated by Clause 3.17.2 and the proceeds of such sale shall be transferred to FB or its Affiliates in accordance with Clause 3.2.1.2

3.17.6	In the event that PR or any member of the PR Group has to sell any of the MM Non-Cleared Assets to a third party in accordance with this Clause 3.17, or sell any of the Elected Assets to a third party in accordance with clause 5 of the Transaction Co-operation Agreement, FB shall reimburse to PR or the relevant member of the PR Group all costs incurred by PR or members of the PR Group and associated with such sale including, but not limited to, costs of holding the MM Non-Cleared Assets or Elected Assets separate from PR’s existing businesses and/or the payment of any trustee fees to ensure that MM Non-Cleared Asses or Elected Assets are kept separate from PR’s existing businesses pending such sale.

3.17.7	For the avoidance of doubt, if the price obtained by PR for any or all of the Elected Assets or MM Non-Cleared Assets on a sale to a third party pursuant to the Clause 5 of the Transaction Co-operation Agreement or this Clause 3.17 is less or more than the relevant adjusted Part Consideration allocated to the relevant MM Non-Cleared Assets or Elected Assets in accordance with this Agreement, PR shall be under no obligation to reimburse FB for any shortfall and any amount in excess of the relevant adjusted Part Consideration shall be for the account of FB.

3.17.8	This Clause is intentionally left blank.

3.17.9	The Parties shall use their reasonable endeavours to procure that the proposed acquisition of the MM Business by FB is approved by any relevant antitrust authority as soon as reasonably practicable including (if necessary) making all relevant refilings, for example under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (as amended), and in the case of FB but not PR, commencing or contesting any applicable court or regulatory proceedings in respect of or for the proposed separate acquisition of the MM Business, it being recognised that such reasonable endeavours may need to continue after the Effective Date.

3.17.10	In respect of any disposal of a MM Non-Cleared Asset PR shall not, and no member of the PR Group shall, be required to give to any person any warranties or indemnities.

3.18	Negative Transferred Net Debt

If the Transferred Net Debt of any Transferred Subsidiary shall be a negative amount (i.e. net cash) in excess of (A) the Cash Equivalents in the relevant Transferred Subsidiary at the Effective Date plus (B) any increase in such Cash Equivalents resulting from the continuing activities of that Transferred Subsidiary in the Ordinary Course of Business between the Effective Date and the relevant Completion Date, PR shall indemnify FB and its Affiliates against all losses, damages, costs, charges and expenses (including Tax and reasonable legal costs) incurred by FB in lawfully distributing (within 12 months of the relevant Completion Date) such excess on a without recourse basis to the member of the

FB Group which acquired such Transferred Subsidiary in accordance with the Planned Transactions. FB shall mitigate all such losses, damages, costs, charges and expenses in respect of which it is entitled to be indemnified in accordance with this Clause 3.18.

3.19	Netting

3.19.1	For so long as Tracker Shares are held by FB or an Affiliate of FB, in respect of each Planned Transaction under which FB Assets or shares in Transferred Subsidiaries are transferred to FB or an Affiliate of FB, PR shall procure that:

3.19.1.1	where the Part Consideration payable on the relevant Planned Transaction is paid in cash, an appropriate number of Tracker Shares held by FB or its Affiliates are acquired or lawfully redeemed for a sum equal in pounds sterling to the relevant Part Consideration; or

3.19.1.2	where the Part Consideration payable on the relevant Planned Transaction is left outstanding, the receivable in respect of such Part Consideration is by some lawful means set off against (so as to discharge the obligations of FB or its Affiliate to pay such Part Consideration) the cost of acquiring or redeeming for a sum equal to the relevant Part Consideration an appropriate number of Tracker Shares in pounds sterling held by FB or its Affiliates.

3.19.2	PR shall procure that in respect of each Planned Transaction under which FB Assets or shares in Transferred Subsidiaries are transferred to FB or an Affiliate of FB, the matters referred to in Clause 3.19.1 are completed no later than 7 Business Days after the relevant Completion Date. The time limit on PR’s obligation under this Clause 3.19.2 may be extended with FB’s consent, which consent shall not be unreasonably withheld or delayed (it being agreed that in reaching its decision as to whether or not to withhold, delay or grant such consent, the matters that FB shall have proper regard to shall include, but not be limited to the relative cost likely to be suffered and the relative risks likely to be borne by PR or any Affiliate of PR on the one hand and FB or any Affiliate of FB on the other hand consequent upon FB’s decision and any proposals made by PR to commute or reduce any such risks or costs).

3.19.3	The Parties acknowledge that it is intended that, as at the End Date and following the satisfaction by PR of its obligations under this Clause 3.19, the Tracker Shares shall have been acquired or lawfully redeemed for an aggregate sum equal to £2,095,798,384 (or, if Additional Tracker Shares are issued pursuant to Clause 2.4.6, £2,554,087,267). If and to the extent that, at the End Date, any Tracker Shares remain held by FB or its Affiliates, PR shall procure that such Tracker Shares are acquired or lawfully redeemed for a sum equal to £2,095,798,384 (or, if Additional Tracker Shares are issued pursuant to Clause 2.4.6, £2,554,087,267) less the aggregate amount already paid in pounds sterling to acquire or redeem the Tracker Shares or Additional Tracker Shares pursuant to this Clause 3.19.3.

3.19.4	In any event, PR shall procure that in respect of each Planned Transaction under which FB Assets or shares in Transferred Subsidiaries are transferred to FB or an Affiliate of FB, the matters referred to in Clause 3.19.1 are completed by no later than the End Date, and time shall be of the essence of this Clause 3.19.4.

3.19.5	The Parties acknowledge there are a number of methods by which PR could satisfy its obligations in Clauses 3.19.1, 3.19.2 and 3.19.3. For the avoidance of doubt and without limitation, Schedule 16 sets out some structural options which may be adopted by PR (it being acknowledged that such structural options remain conceptual and that FB expresses no view as to whether such options meet the requirements of this Clause 3.19 and the remainder of this Agreement).

3.19.6	PR acknowledges that if and to the extent that, under any Planned Transaction, FB or its Affiliate is required to pay in cash the consideration for the relevant FB Asset or Transferred Subsidiary before PR has complied with its obligations under Clause 3.19.1.1, an amount equal to such payment in cash shall be provided to FB or its Affiliate by PR, Bidco 1 or Bidco 2 or a bank on behalf of any of them by way of loan at no cost (including no interest cost) to FB or its Affiliates (but otherwise on normal commercial terms including a condition to drawdown that the loan shall be applied solely towards satisfaction of such consideration, but excluding security) and the Parties shall procure that lawful steps shall be taken to arrange repayment of such loan simultaneously with PR’s compliance with its obligations under Clause 3.19.1.

3.19.7	Save as envisaged by this Clause 3.19 or by Schedule 16, PR shall have no right to set off, counterclaim or withhold against, deduct from or otherwise qualify or delay the performance of its obligations under this Clause 3.19.

3.20	PR shall procure that each of the Planned Transactions is implemented so as not to give rise to any material risk that any such transaction is likely to be avoided by any member of the PR Group or by any liquidator, administrator or similar insolvency practitioner acting on behalf of any such member. This Clause 3.20 shall not permit FB to prevent PR from proceeding with any Planned Transaction if in advance of proceeding with that Planned Transaction PR puts in place reasonable measures to reduce any such material risk to a risk which is less than material.

3.21	Earnings in respect of the MM Business

3.21.1	In respect of the MM Business (the “Earnings”) for the MM Interim Period shall be (a) the DBC in respect of the MM Business as calculated for the MM Interim Period in accordance with Part 1 of Schedule 5 (as agreed or determined in accordance with Part 3 of Schedule 5) but excluding the amount of any such (positive or negative) DBC the benefit or burden of which is not transferred to FB or its Affiliates pursuant to a Planned Transaction but, rather, is retained by PR Group Companies which are not Transferred Subsidiaries less (b) an amount equal to the MM Nominal Tax rate on such DBC.

3.21.2	The Earnings attributable to the MM Business for the MM Interim Period shall be for the account of PR, pursuant to Clause 3.23.

3.22	Maker’s Mark

3.22.1

Notwithstanding anything else in this Agreement, FB shall have no interest or management or control rights in relation to the MM Business and shall not acquire any interest in MM Assets, MM Liabilities or MM Business prior to the date FB (or an Affiliate) acquires legal title to the relevant assets or liabilities pursuant to this Agreement. If the Federal Trade Commission grants clearance of FB’s acquisition of the MM Business (the “Clearance” and the date of the Clearance being the “Clearance Date”) then the provisions of Clause 3.22.2 shall apply. For the avoidance of doubt, FB shall not acquire legal title in any of the MM Assets, MM Liabilities or MM Business until Clearance is granted by the Federal Trade Commission.

Clearance granted to the MM Business

3.22.2	If Clearance is granted for the MM Business, in respect of each Planned Transaction relating to the MM Assets, MM Liabilities or the MM Business, the Parties agree that:

3.22.2.1	PR shall procure that where the Part Consideration payable on the relevant Planned Transaction is paid in cash, an equivalent amount of the MM Loan together with all accrued interest on such amount shall be repaid to FB;

3.22.2.2	PR shall procure that where the Part Consideration payable on the relevant Planned Transaction is left outstanding, the receivable in respect of such Part Consideration is by some lawful means set off against (so as to reduce by the amount of such receivable which together with any cash payable pursuant to Clause 3.22.2.1 shall discharge the obligations of FB or its Affiliate to pay such Part Consideration) the receivable owing to FB pursuant to the MM Loan such that the net effect of such set off is that the amount of the MM Loan outstanding is reduced by an amount equivalent to such Part Consideration and PR shall procure that all accrued interest on such amount shall be repaid to FB;

3.22.2.3	FB shall procure that on the completion of the relevant Planned Transaction or in the case of any adjustment relating to Earnings within 7 days of the date on which the Earnings are agreed or determined in accordance with Clause 3.21, FB or the relevant Affiliate of FB will pay to PR or the relevant Affiliate of PR the adjusted Part Consideration for the MM Business, as adjusted in accordance with Clause 3.23.2.1; and

3.22.2.4	In any event, PR shall procure that the MM Loan (together with all accrued interest on such amount) shall be repaid in full by the later of the End Date and seven Business Days following the Clearance Date provided that under no circumstances shall the MM Borrower be required to repay (nor shall PR be required to procure repayment of) any part of the MM Loan until PR or its Affiliate has received the Part Consideration in respect of the MM Business.

Clearance not granted for MM Business

3.22.3	To the extent that Clearance is not granted within the Specified Period (as defined in Clause 3.17) for the MM Business, and subject to all relevant regulatory and court proceedings being completed or waived, or on such earlier date as may be agreed in writing between PR and FB:

3.22.3.1	the MM Business shall be treated as an MM Non-Cleared Asset pursuant to Clause 3.17.1;

3.22.3.2	PR shall procure the MM Loan (together with all accrued interest on such amount) be repaid in full by the later of the End Date and seven Business Days following the date that the legal title to the MM Business is transferred to a third party (the “Non-Cleared Sale”) pursuant to Clause 3.17 (the “Non-Cleared Sale Date”) provided that under no circumstances shall the MM Borrower be required to repay (nor shall PR be required to procure repayment of) any part of the MM Loan until PR or its Affiliate has received the Part Consideration in respect of the MM Business;

3.22.3.3	regardless of whether the price obtained by PR for any or all of the MM Non-Cleared Assets related to the MM Business in accordance with Clause 3.17.1 is greater or less than the relevant adjusted Part Consideration allocated to such MM Non-Cleared Assets in accordance with this Agreement (on the assumption that any company that carries on the MM Business or holds MM Assets and is transferred to a third party in connection with that Non-Cleared Sale is treated as a Transferred Subsidiary), FB shall pay to PR the relevant adjusted Part Consideration for such MM Non-Cleared Assets on the date such MM Non-Cleared Assets are sold to a third party;

3.22.3.4	immediately prior to any sale to a third party pursuant to Clause 3.17, the MM Non-Cleared Assets will be deemed to be FB Assets and FB Liabilities as appropriate and accordingly, the relevant adjusted Part Consideration to be allocated to such MM Non-Cleared Assets under Clause 3.23.1.1 shall be calculated in accordance with Clause 3.

3.22.3.5	PR shall transfer pursuant to a Planned Transaction to FB the consideration (together with all interest accrued on such consideration on the basis specified in part (xiii) of the definition of FB Assets and as specified in Clause 3.17.8) received for the sale of the MM Business as soon as reasonably practicable and in any event by the later of the End Date and the date seven Business Days following the Non-Cleared Sale Date, provided that to the extent that any of the proceeds of sale are deferred, PR or the relevant PR Affiliate shall transfer such proceeds (together with accrued interest accruing on such proceeds between the date that they are paid to PR or the relevant PR Affiliate and transferred to FB) as soon as practicable and in any event within seven Business Days of the date that they are transferred to PR or the relevant PR Affiliate.

3.23	Allocation of Consideration for MM Business

3.23.1	MM Non-Cleared Assets

3.23.1.1	The relevant adjusted Part Consideration to be allocated to such MM Non-Cleared Assets under Clause 3.22.4.4 shall be adjusted as follows:

3.23.1.1(A)	where the Earnings in respect of the MM Business is a positive number, the Part Consideration allocated to the MM Business shall be increased by the amount of Earnings in respect of the MM Business; and

3.23.1.1(B)	where the Earnings in respect of the MM Business is a negative number, the Part Consideration allocated to the MM Business shall be reduced by the amount of Earnings in respect of the MM Business (without regard to the fact that such amount is a negative number);

and either FB (or its Affiliates) shall pay to PR (or the Affiliate of PR disposing of the MM Business) (where the adjustment is made pursuant to Clause 3.23.1.1(A)) or PR (or the Affiliate of PR disposing of the MM Business) shall pay to FB (or its Affiliates) (where the adjustment is made pursuant to Clause 3.21.1.1(B)) on the date of completion of the relevant Planned Transaction or within 7 Business Days of the date on which the Earnings are agreed or determined in accordance with Clause 3.21, an amount equal to the Earnings by way of part payment in respect of the relevant Part Consideration.

3.23.2	MM Business for which Clearance has been granted

3.23.2.1	The relevant adjusted Part Consideration to be allocated to the MM Business under Clause 3.22.2.3 shall be adjusted as follows:

3.23.2.1(A)	where the Earnings in respect of the MM Business is a positive number, the Part Consideration allocated to the MM Business shall be increased by the amount of Earnings in respect of the MM Business; and

3.23.2.1(B)	where the Earnings in respect of the MM Business is a negative number, the Part Consideration allocated to the MM Business shall be reduced by the amount of Earnings in respect of the MM Business (without regard to the fact that such amount is a negative number);

and either FB (or its Affiliates) shall pay to PR (or the Affiliate of PR transferring the MM Business) (where the adjustment is made pursuant to Clause 3.23.2.1(A)) or PR (or the Affiliate of PR transferring the MM Business) shall pay to FB (or its Affiliates) (where the adjustment is made pursuant to Clause 3.23.2.1(B)) on the date of completion of the relevant Planned Transaction or within 7 Business Days of the date on which the Earnings are agreed or determined in accordance with Clause 3.21, an amount equal to the Earnings by way of part payment in respect of the relevant Part Consideration.

3.24	Capital Expenditure

3.24.1	In respect of the MM Business any monies provided to the relevant business in accordance with Clause 10.3.7.3, whether by way of debt or equity, by PR shall be repaid by the relevant business or PR shall be reimbursed as part of the relevant Planned Transaction provided that the assets purchased or created with such monies are transferred to FB or a FB Affiliate or the relevant third party pursuant to a Non-Cleared Sale.

3.25	Allocation of Tax on disposal of MM Business

3.25.1	The aggregate Tax Liability incurred by PR or any Affiliate of PR arising either:

3.25.1.1	in a case where Clearance is granted, on the disposal of the MM Business to FB or an Affiliate of FB pursuant to a Planned Transaction; or

3.25.1.2	in a case where Clearance is not granted, on the disposal of the MM Business to a third party pursuant to Clause 3.17, the payment of the relevant adjusted Part Consideration pursuant to Clause 3.22.3.3, and on the transfer to FB of the consideration received for the sale of FB Business pursuant to Clause 3.22.3.5;

shall be split between PR and FB so that PR shall bear such tax liability up to an amount equal to the amount of the Planned Transaction Tax Costs (and for the purposes of this Clause 3.25, the definition of Planned Transaction Tax Costs shall be deemed to exclude paragraph (d) (any Tax liability referred to in Clause 3.25.1)) which would have been incurred had the relevant MM Non-Cleared Assets been transferred to FB or an Affiliate of FB pursuant to a Planned Transaction (on the basis that the relevant Part Consideration is calculated in accordance with this Agreement ignoring any adjustment in respect of Earnings pursuant to Clause 3.23) and FB shall bear the balance of any such Tax liability.

3.26	Ordinary Course of Business

The Parties acknowledge and agree that, for reasons of accounting convenience, price adjustments under this Agreement relating to DBC, Inventory, Transferred Net Debt and Transferred Subsidiary Working Capital shall be calculated as if the Effective Date were 31 July 2005 for the purposes of this Agreement (and not 26 July 2005 as stated in this Agreement as signed and exchanged on 21 April 2005).

The Parties further acknowledge and agree that they do not intend there should be any material effect on the value of the Businesses or on the result of such price adjustments as a result of such amendment, and accordingly, agree that the Businesses shall be carried on in the Ordinary Course of Business (and for the purposes of this Clause 3.26, Ordinary Course of Business shall be based on the conduct and practices and policies of the Businesses as carried on in the six months prior to 21 April 2005) up to and including 31 July 2005.

4	Wrong pocket assets

4.1	The Parties intend that the following provisions of this Clause 4 shall apply in respect of the FB Assets and the PR Assets on an ongoing basis after the

Effective Date, and such provisions will be included in transfer agreements to be entered into for the purposes of effecting the Planned Transactions.

4.2	Upon either of PR or FB notifying the other of a specific identified asset to which it reasonably believes that this Clause 4 might apply, the other party shall use its reasonable endeavours to locate such asset or assets with a view to allowing both parties to determine whether or not this Clause 4 applies to such asset.

4.3	If after the relevant Completion Date (i) it is found that any right, title or interest in any FB Asset (other than FB Inventory or FB Stocks taken into account in the determination of FB Inventory and Stocks Value) is held by PR or one of its Affiliates by reason of a failure to transfer such asset through the Planned Transactions relating to that FB Asset and (ii) the relevant transferors referred to in Clause 3.11 have, between them, received the entire Part Consideration attributed in accordance with this Agreement to those FB Assets (as adjusted to take into account the matters referred to in Clause 3.12), then, save where PR or its Affiliate (as the case may be) (“the transferor”) has acquired title to such asset after the Completion Date as a direct or indirect consequence of a sale for value by FB or one of its Affiliates:-

4.3.1	PR shall notify FB in writing as soon as practicable after such matters come to its knowledge and transfer or procure that the transferor shall as soon as practicable transfer such right, title or interest in the relevant asset to FB or its nominee for no additional consideration (although it is acknowledged that mechanisms may need to be adopted to ensure that the relevant member of the PR Group receives adequate compensation whilst ensuring that the transfer is economically neutral as between PR and FB);

4.3.2	PR shall procure that the transferor shall do all such further acts and things and shall execute such documents as may be necessary to effect validly the transfer and vest the asset or the relevant interest in FB (or its nominee);

4.3.3	PR shall procure that the transferor shall hold the asset, or relevant interest in the asset, on trust for FB (or its nominee) (to the extent permitted by any relevant law) until such time as the transfer is validly effected to vest the asset or relevant interest in the asset in FB (or its nominee);

4.3.4	FB shall do, or shall procure that its nominee shall do, all such further acts and things and shall execute such documents as may be necessary to effect validly the transfer and vest the asset or the relevant interest in the asset in FB (or its nominee); and

4.3.5	in the case of any transfer of FB IP under this Clause 4.3, FB or one of its Affiliates shall be responsible for preparing and recording with the relevant government entity or entities any documentation relating to such transfer at its sole expense.

4.4

If at any time after the Effective Date it is found that any right, title or interest in any PR Asset (other than (i) PR Inventory or PR Stocks taken into account in the calculation of PR Inventory and Stocks Value, (ii) Cash Equivalents taken into account in the calculation of Transferred Net Debt and (iii) any asset taken into account in the calculation of Transferred Subsidiary Working Capital) is held by FB or one of its Affiliates, then, save where such person (in this Clause 4.4 “the transferor”) has acquired title to such asset after the Completion Date as a direct or indirect consequence of a sale for value, otherwise than in connection with this Agreement, by PR or one of its Affiliates:-

4.4.1	FB shall notify PR in writing as soon as practicable after such matter comes to its knowledge and transfer or procure that the transferor shall as soon as practicable transfer such right, title or interest in the relevant asset to PR or its nominee for no additional consideration (although it is acknowledged that mechanisms may need to be adopted to ensure that the relevant member of the FB Group receives adequate compensation whilst ensuring that the transfer is economically neutral as between PR and FB);

4.4.2	FB shall procure that the transferor shall do all such further acts and things and shall execute such documents as may be necessary to effect validly the transfer and vest the asset or the relevant interest in PR (or its nominee);

4.4.3	FB shall procure that the transferor shall hold the asset, or relevant interest in the asset, on trust for PR (or its nominee) (to the extent permitted by any relevant law) until such time as the transfer is validly effected to vest the asset or relevant interest in the asset in PR (or its nominee);

4.4.4	PR shall do, or shall procure that its nominee shall do, all such further acts and things as may be necessary to effect validly the transfer and vest the asset or the relevant interest in the asset in PR (or its nominee); and

4.4.5	in the case of any transfer of PR IP under this Clause 4.4, PR or one of its Affiliates shall be responsible for preparing and recording with the relevant government entity or entities any documentation relating to such transfer at its sole expense.

4.5	If and to the extent that, within a reasonable period of time (having regard to the nature of the relevant asset and the legal and/or technical requirements for its transfer) following notification in accordance with Clause 4.3.1 or Clause 4.4.1 (as the case may be), PR shall have failed to transfer, or procure the transfer of, a FB Asset to FB or its nominee in accordance with Clause 4.3 or FB shall have failed to transfer, or procure the transfer of, a PR Asset to PR or its nominee in accordance with Clause 4.4, PR shall indemnify FB (where PR has so failed) and FB shall indemnify PR (where FB has so failed), in each case against all losses, damages, costs, charges and expenses (including reasonably incurred legal costs) which may be suffered or reasonably incurred by FB or PR (as the case may be) or any of their respective Affiliates by reason of such failure.

4.6	Subject to Clause 4.5, all costs (other than legal and other professional fees, which shall be borne by the person incurring such fees) incurred directly as a result of implementing the provisions of this Clause 4 shall be borne by FB and PR in the respective proportions represented by the FB Funding Percentage and the PR Funding Percentage.

5	Employees

5.1	General Principles

5.1.1	The Parties anticipate and accept that the execution of the Planned Transactions may, in some jurisdictions, attract the operation of statutory employment protection provisions in relation to employees.

5.1.2	The intentions of the Parties regarding the FB Employees and the PR Employees are as follows:

5.1.2.1	FB and its Affiliates shall have a first right to employ the FB Employees;

5.1.2.2	PR and its Affiliates shall have a first right to employ the PR Employees; and

5.1.2.3	if either FB and its Affiliates or PR and its Affiliates does not wish to employ an employee in accordance with Clause 5.1.2.1 or Clause 5.1.2.2 or an employee refuses an offer of employment made to give effect to this Clause 5.1.2 the other party or its Affiliates shall then have a right to employ that employee, prior to the employment of that employee being terminated.

5.1.3	Where the provisions of Clause 5.1.2.3 apply:-

5.1.3.1	such that a FB Employee is to be employed by PR or one of its Affiliates, such employee shall be treated for all purposes of this Agreement as a PR Employee;

5.1.3.2	such that a PR Employee is to be employed by FB or one of its Affiliates, such employee shall be treated for all purposes of this Agreement as a FB Employee.

5.2	Ongoing and termination costs

5.2.1	The ongoing employment and termination costs and liabilities in respect of:-

5.2.1.1	any FB Employee shall (subject to Clause 5.1.2.3) be borne by FB; and

5.2.1.2	any PR Employee shall (subject to Clause 5.1.2.3) be borne by PR.

5.3	Non-solicitation

5.3.1	During the period between 24 July 2005 and the End Date, neither party shall, and shall procure that none of its Affiliates shall (and from such time as it has adhered to this Agreement AD shall not and shall procure that none of its Affiliates shall), without the prior consent of the employing party:

5.3.1.1	subsequent to the Effective Date, solicit or otherwise seek to entice away any FB Employee or PR Employee from the employment of any person in a manner inconsistent with the provisions of Clause 5.1; or

5.3.1.2	prior to the Effective Date, solicit or otherwise seek to entice away any employee of FB, employee of PR or employee of AD.

5.3.2	The provisions of Clause 5.3.1 shall not apply in connection with any recruitment directly resulting from a general recruitment programme or general advertisement.

5.3.3	The Parties agree (and from such time as it has adhered to this Agreement AD agrees) Clause 5.3 shall be deemed to replace in entirety the following:

5.3.3.1	clause 12 of the Transaction Co-operation Agreement as between PR and FB;

5.3.3.2	clause 11 of the Confidentiality Agreement entered into by FB and AD on 1 April 2005; and

5.3.3.3	clause 6.1 of the Confidentiality Agreement entered into by FB and PR on 12 January 2005.

6	Pensions

6.1	The provisions of Schedule 6 shall have effect.

7	Liabilities

7.1	FB shall be responsible for each FB Liability.

7.2	PR shall be responsible for each PR Liability.

7.3	Where a circumstance or event gives rise to a liability which is in part a FB Liability and in part a PR Liability, the extent to which such liability is a FB Liability and the extent to which it is a PR Liability shall be determined:

7.3.1	as an equitable apportionment of liability having regard to all of the relevant circumstances, the matter giving rise to the liability and the extent to which the circumstance or event is a FB Liability; and

7.3.2	by referral to the Supervisory Committee for determination in accordance with Clause 22 (including, for the avoidance of doubt, the provisions of Clause 22.6).

7.4	To give effect to the principles described in Clauses 5 and 7.1 to 7.3, the Parties intend that the following provisions of Clauses 7.4 to 7.6 shall apply in respect of the FB Liabilities and the PR Liabilities after the Effective Date, and for that purpose such provisions will be included in the transfer agreements to be entered into for the purposes of effecting the Planned Transactions.

7.4.1	Upon FB becoming aware of any Third Party Proceedings against it or any of its Affiliates which relate solely to a PR Liability, or which solely give rise to a PR Liability, FB shall:-

7.4.1.1	as soon as reasonably practicable (and in any event prior to making any admission of liability, agreement, settlement, payment or compromise with or to any third party in relation to such Third Party Proceedings), notify PR in writing, such notice (so far as reasonably practicable at that time) to contain reasonable details regarding such Third Party Proceedings;

7.4.1.2	take such action and give such information and assistance as PR may reasonably request in order to avoid, dispute, resist, mitigate, settle, compromise or defend the Third Party

Proceedings PROVIDED THAT PR shall indemnify FB (for itself and on behalf of its Affiliates) against any liability, cost, damage or expense which may be incurred thereby by FB and/or any of its Affiliates;

7.4.1.3	at the request of PR (which request may be made at any time), allow PR to take the sole conduct (any such taking of sole conduct being irrevocable unless otherwise agreed) of the Third Party Proceedings and, where PR has elected to take sole conduct, to take such action as PR thereby instructs FB to undertake PROVIDED THAT PR shall indemnify FB (for itself and on behalf of its Affiliates) against any liability, cost, damage or expense which may be incurred thereby by FB and/or its Affiliates AND PROVIDED FURTHER THAT FB and/or its Affiliates shall be entitled to retain the sole conduct of any such Third Party Proceedings which, in FB’s reasonable view (to be set out in writing), could be materially detrimental to the business of FB or any Affiliate, as the case may be; if PR takes sole conduct of the Third Party Proceedings, but fails to give FB and/or its Affiliates any or any adequate instructions when requested by FB and/or its Affiliates in connection with any aspect of the Third Party Proceedings, FB and/or its Affiliates may take such step in the Third Party Proceedings as they consider to be reasonably necessary, and such steps will be subject to the indemnity contained in this Clause 7.4.1;

7.4.1.4	make (or, as appropriate, procure that its Affiliates make) no admission of liability, agreement, settlement, payment or compromise with or to any third party in relation to any such Third Party Proceedings without the prior consent of PR, which shall not be unreasonably withheld or delayed, PROVIDED THAT FB and/or each of its relevant Affiliates shall be entitled in FB’s sole discretion on the giving of at least 7 Business Days notice to PR (i) to make such an admission, agreement, settlement or compromise in circumstances where PR has not requested to take sole conduct of the relevant Third Party Proceedings pursuant to Clause 7.4.1.3 above within 20 Business Days following notification of such Third Party Proceedings to PR being made pursuant to Clause 7.4.1.1 above; and/or (ii) to make such an agreement, settlement or compromise (but not an admission of liability) at its own cost and expense and on the basis that neither it nor the person(s) with whom such agreement, settlement or compromise is made will have any recourse to PR or any of its Affiliates in respect of the subject matter of the relevant Third Party Proceedings; and/or (iii) to discharge any award against it or them of damages, costs or any other amount which is the subject of a final, binding and non-appealable decision from a court or arbitration panel of competent jurisdiction.

7.4.2

If either PR takes, or FB (or one of its Affiliates) retains, sole conduct of any Third Party Proceedings pursuant to Clause 7.4.1.3 above, it shall do so at its own cost and expense (but without prejudice to its rights to recover any amount settled or paid under Clause 7.5) and shall provide the other party with such information as such other party may reasonably require from time to time regarding the progress of and developments in relation to such Third Party Proceedings.

7.4.3	Upon PR becoming aware of any Third Party Proceedings against it or any of its Affiliates which relate solely to a FB Liability, or which solely give rise to a FB Liability, PR shall:-

7.4.3.1	as soon as reasonably practicable (and in any event prior to making any admission of liability, agreement, settlement, payment or compromise with or to any third party in relation to any such Third Party Proceedings), notify FB in writing, such notice (so far as reasonably practicable at that time) to contain reasonable details regarding the Third Party Proceedings;

7.4.3.2	take (or, as appropriate, procure that its Affiliates take) such action and give such information and assistance as FB may reasonably request in order to avoid, dispute, resist, mitigate, settle, compromise or defend the Third Party Proceedings PROVIDED THAT FB shall indemnify PR (for itself and on behalf of its Affiliates) against any liability, cost, damage or expense which may be incurred thereby by PR and/or any of its Affiliates;

7.4.3.3	at the request of FB, (which request may be made at any time), allow FB to take the sole conduct (any such taking of sole conduct being irrevocable unless otherwise agreed) of the Third Party Proceedings and, where FB has elected to take sole conduct, to take such action as FB thereby instructs PR to undertake PROVIDED THAT FB shall indemnify PR (for itself and on behalf of its Affiliates) against any liability, cost, damage or expense which may be incurred thereby by PR and/or its Affiliates AND PROVIDED FURTHER THAT PR and/or its Affiliates shall be entitled to retain the sole conduct of any such Third Party Proceedings which, in PR’s reasonable view (to be set out in writing), could be materially detrimental to the business of PR or any such Affiliate, as the case may be; if FB takes sole conduct of the Third Party Proceedings, but fails to give PR and/or its Affiliates any or any adequate instructions when requested by PR and/or its Affiliates in connection with any aspect of the Third Party Proceedings, PR and/or its Affiliates may take such step in the Third Party Proceedings as they consider to be reasonably necessary, and such steps will be subject to the indemnity contained in this Clause 7.4.3;

7.4.3.4

make (or, as appropriate, procure that its Affiliates make) no admission of liability, agreement, settlement or compromise with or to any third party in relation to any such Third Party Proceedings without the prior consent of FB, which shall not be unreasonably withheld or delayed, PROVIDED THAT PR and/or each of its relevant Affiliates shall be entitled in PR’s sole discretion on the giving of at least 7 Business Days notice to FB (i) to make such an admission, agreement, settlement or compromise in circumstances where FB has not requested to take sole conduct of the relevant Third Party Proceedings pursuant to Clause 7.4.3.3 above within 20 Business Days following notification of such Third Party Proceedings to FB being made pursuant to Clause 7.4.3.1 above; and/or (ii) to make such an agreement, settlement or compromise (but not an admission of liability) at its own cost and expense and on the basis that neither it nor the person(s) with whom such admission, agreement, settlement or compromise is made will have any recourse to FB or any of its Affiliates in respect of the subject matter of the relevant Third Party Proceedings; and/or (iii) to discharge any award against it or them of damages, costs or any other amount which is the subject of a final, binding and non-appealable decision from a court or arbitration panel of competent jurisdiction.

7.4.4	If either FB takes, or PR (or one of its Affiliates) retains, sole conduct of any Third Party Proceedings pursuant to Clause 7.4.3.3 above, it shall do so at its own cost and expense (but without prejudice to its rights to recover any amount settled or paid under Clause 7.5) and shall provide the other party with such information as such other party may reasonably require from time to time regarding the progress of and developments in relation to such Third Party Proceedings.

7.4.5	Upon either party (the “Notifying Party”) becoming aware of any Third Party Proceedings against it or any of its Affiliates in relation to, or which may give rise to, a FB Liability and a PR Liability (a “Split Claim”) it shall as soon as reasonably practicable give notice (a “Split Claim Notice”) to the other party (the “Notified Party”) in accordance with Clause 7.4.7. For the avoidance of doubt, Clauses 7.4.1 and 7.4.3 shall not apply to any such Third Party Proceedings.

7.4.6	Subject to Clause 7.4.9, following service of a Split Claim Notice under Clause 7.4.5:-

7.4.6.1	FB shall have conduct (at its own cost and expense) of the relevant Third Party Proceedings insofar as they relate to the FB Liability, PR shall have conduct (at its own cost and expense) of such proceedings insofar as they relate to the PR Liability (and FB shall be the Conducting Party in relation to such proceedings insofar as they relate to the FB Liability and PR shall be the Conducting Party in relation to such proceedings insofar as they relate to the PR Liability);

7.4.6.2	the Parties shall take such procedural steps as may be necessary in the relevant jurisdiction to facilitate conduct of the Third Party Proceedings by both of them in the manner contemplated by Clause 7.4.6.1, and shall, in any event, co-operate with one another in good faith in relation to such conduct;

7.4.6.3

the Parties acknowledge that it is possible that a Split Claim may have characteristics which prevent the conduct of that Split Claim being divided as envisaged by Clauses 7.4.6.1 and 7.4.6.2, and in such circumstances the Parties shall co-operate with one another in good faith in relation to managing the conduct (and payment of related ongoing costs) of such Split Claim on the understanding that if no alternative agreement can be reached each named defendant of the relevant Third Party Proceedings will conduct the defence of those Third Party Proceedings as regards itself (and the Party of which such defendant is an

Affiliate shall be the Conducting Party in relation to such proceedings insofar as they relate to that defendant) but provided that it shall and the Party of which it is an Affiliate shall procure that it shall, take into account all reasonable requests of the other Party as regards the conduct of such Third Party Proceedings by it insofar as such conduct may give rise to a liability which is, in accordance with Clauses 7.1 and 7.2, the responsibility of such other Party;

7.4.6.4	at the conclusion (whether by judgment, settlement or otherwise) of a Split Claim coming within Clause 7.4.6.3, the total costs and expenses and any liability (whether arising through a judgment, settlement or otherwise) will be apportioned between the Conducting Party and the Non-Conducting Party in the proportions according to their respective liabilities as determined under Clause 7.3;

7.4.6.5	the Conducting Party shall keep the Non-Conducting Party promptly informed of all material developments regarding the Third Party Proceedings (or the relevant part thereof) and provide the Non-Conducting Party with such information as it may reasonably request from time to time regarding the Third Party Proceedings (or the relevant part thereof), save where to provide such information would result in the loss of legal privilege in that information or might result in a breach of any applicable anti-trust or competition law, in which case (to the extent possible) disclosure shall be on an external counsel basis or to an independent third party who shall undertake not to disclose privileged or anti-trust sensitive information received to the Non-Conducting Party;

7.4.6.6	the Conducting Party shall, where reasonably practicable, consult the Non-Conducting Party and have reasonable regard to the interests of the Non-Conducting Party and its Affiliates before taking any significant step in relation to the Third Party Proceedings (or the relevant part thereof);

7.4.6.7	the Non-Conducting Party shall take (or, as appropriate, procure that its Affiliates take) such action and give such information and assistance as the Conducting Party may reasonably request in order to avoid, dispute, resist, mitigate, settle, compromise or defend the Third Party Proceedings (to the extent such proceedings relate to a liability of the Conducting Party) PROVIDED THAT the Conducting Party shall indemnify the Non-Conducting Party (for itself and on behalf of its Affiliates) against any liability, cost, damage or expense which may be incurred thereby by the Non-Conducting Party and/or its Affiliates AND FURTHER PROVIDED THAT the Non-Conducting Party shall be entitled to refuse to take or procure such action, or give such information and assistance if, in the reasonable view of the Non-Conducting Party (to be set out in writing), such action, information or assistance could be materially detrimental to the business of the Non-Conducting Party or to the defence of any part of the Third Party Proceedings in respect of which it is the Conducting Party;

7.4.6.8	the Non-Conducting Party shall not make (and shall procure that none of its Affiliates shall make) any admission of liability, agreement, settlement or compromise with any third party in relation to any such Third Party Proceedings (insofar as such proceedings relate to the liability of the Conducting Party) except (i) with the prior consent of the Conducting Party, which shall not be unreasonably withheld or delayed; or (ii) in order to discharge any award of damages, costs or other amount which is the subject of a final, binding and non-appealable decision from a court or arbitration panel of competent jurisdiction; and

7.4.6.9	save as expressly provided in this Clause 7.4.6, any costs or expenses incurred by the Non-Conducting Party or any of its Affiliates in connection with the relevant Third Party Proceedings (or relevant part thereof) shall be for the account of such Non-Conducting Party.

7.4.7	Any Split Claim Notice given pursuant to Clause 7.4.5 shall be in writing, shall identify itself as a Split Claim Notice for the purposes of this Agreement and shall specify in reasonable detail:-

7.4.7.1	the party on whose behalf the notification is being made;

7.4.7.2	a description of the Third Party Proceedings to which the notice relates; and

7.4.7.3	(insofar as it is reasonably practicable to do so at the time of the Split Claim Notice) the expected currency and the amount of the FB Liability and PR Liability to which it relates.

7.4.8	The giving of a notice under Clause 7.4.1 or 7.4.3, or a Split Claim Notice under Clause 7.4.5, shall be without prejudice to the entitlement of the party giving the notice to give one or more subsequent notices to the other party for the purposes of this Agreement or for the purposes of making any such amendments to a notice as it reasonably considers to be necessary or appropriate to reflect further information in relation to the relevant Third Party Proceedings. References under Clauses 7.4.1, 7.4.3 and 7.4.5 to a notice or (as the case may be) to a Split Claim Notice shall be deemed to include a reference to any such subsequent notice.

7.4.9	If, following service of a Split Claim Notice pursuant to Clause 7.4.5, the parties agree that one or the other of them (but not both of them) should have sole conduct of the relevant Third Party Proceedings, the parties shall agree the basis on which such Third Party Proceedings shall be conducted.

7.5	Payment of PR Liabilities and FB Liabilities

7.5.1	Subject to Clause 7.5.3 below and subject to proviso (ii) of Clause 7.4.3.4 and to the extent that relevant payments have not already been made pursuant to the agreements referred to in Clause 7.4, where, on or after the End Date, PR or any of its Affiliates discharges any FB Liability or any part thereof, then FB shall, within 10 Business Days of receipt of notice from PR to pay the same, pay to PR an amount equal to the amount so discharged.

For the purposes of this Clause 7.5.1 and Clause 7.5.3, where PR or any of its Affiliates incurs any liability, cost, damage or expense which is the subject of an indemnity from FB under Clause 7.4.3.2 or Clause 7.4.3.3, such liability, cost, damage or expense shall (save as provided in Clause 7.4.2 or Clause 7.4.4) be treated as a FB Liability that has been discharged by PR or one of its Affiliates.

7.5.2	Subject to Clause 7.5.3 below and subject to proviso (ii) of Clause 7.4.1.4 and to the extent that relevant payments have not already been made pursuant to the agreements referred to in Clause 7.4, where, on or after the End Date, FB or any of its Affiliates discharges any PR Liability or any part thereof, then PR shall, within 10 Business Days of receipt of notice from FB to pay the same, pay to FB an amount equal to the amount so discharged.

For the purposes of this Clause 7.5.2 and Clause 7.5.3, where FB or any of its Affiliates incurs any liability, cost, damage or expense which is the subject of an indemnity from PR under Clause 7.4.1.2 or Clause 7.4.1.3, such liability, cost, damage or expense shall (save as provided in Clause 7.4.2 or Clause 7.4.4) be treated as a PR Liability that has been discharged by FB or one of its Affiliates.

7.5.3	FB shall not be required to make any payment to PR pursuant to Clause 7.5.1 or 7.6 and PR shall not be required to make any payment to FB pursuant to Clause 7.5.2 or 7.6 in connection with any liability (or series of connected liabilities relating to or arising out of the same circumstances) unless, in each case, (i) the amount of such payment would exceed £100,000 (and, for the avoidance of doubt, if the amount of such payment would exceed £100,000 the whole amount shall be payable and not just the excess) and (ii) (without limitation of the provisions of Clauses 7.1 to 7.4) notice in writing has been given to the other at least 7 Business Days prior to the party giving the notice making any admission of liability, agreement, settlement, payment or compromise with or to any third party in relation to the relevant Third Party Proceedings. The limitation set out in this Clause 7.5.3 shall not apply in respect of payments under the indemnities contained in Clauses 7.4.1.2, 7.4.1.3, 7.4.3.2 or 7.4.3.3.

7.6	Subject, in each case, to Clause 7.5.3 and only to the extent that relevant payments have not already been made pursuant to the agreements referred to in Clause 7.4, FB shall indemnify PR to the extent that FB fails to pay any FB Liability for which it is responsible pursuant to Clause 7.1, and PR shall indemnify FB to the extent that PR fails to pay any PR Liability for which it is responsible pursuant to Clause 7.2, in each case against all losses, damages, costs, charges and expenses (including reasonable legal costs) which may be suffered or reasonably incurred by PR or FB (as the case may be) or any of their respective Affiliates as a direct consequence of such failure.

7.7	Consideration Adjustment

Any payments made under Clause 7 from one Party to another shall be treated as an adjustment to the Adjusted Global Consideration and the relevant Part Consideration.

7.8	Conduct of Claims in relation to Tax

This Clause 7 shall not apply in relation to any Tax liabilities, save to the extent provided for in Schedule 7.

8	Contracts

8.1	The Parties wish to ensure (so far as possible) that FB receives the benefit (subject to the burden) of, and the ability to perform, any agreements or arrangements with third parties relating to the FB Assets regardless of the legal entity which has the benefit of the relevant agreement or arrangement. Accordingly, where after the Effective Date a FB Contract to which a member of the AD Group which is not a Transferred Subsidiary is a party confers a benefit on that member (in this Clause 8.1, the “Contract Party”), and in order to carry on the FB Businesses in the same manner as they were carried on immediately prior to the Effective Date, FB requires the benefit of the FB Contract or to be subject to the burden of the FB Contract, then if:

8.1.1	no consent or agreement of any third party is required to enable FB to perform the FB Contract (or, in respect of those FB Contracts which relate in part only to a FB Business, the relevant part thereof) or to enable the Contract Party to transfer the benefit or burden of that FB Contract (or the relevant part thereof) to FB or one of its Affiliates, then the assignment, novation or transfer by the Contract Party of the benefit (subject to the burden) of such FB Contract (or the relevant part thereof) to FB or one of its Affiliates shall be effected by means of a Planned Transaction; and

8.1.2	in any other case, the following provisions shall apply:

8.1.2.1	each party shall (each at is own expense) use its reasonable endeavours to obtain the consent or agreement of the third party to whatever assignment, transfer or novation is necessary to enable FB to perform such FB Contract (or the relevant part thereof) or as the case may be to transfer the benefit and burden of such FB Contract (or the relevant part thereof) to FB or one of its Affiliates. Any payment necessary to procure such consent or agreement shall be borne in accordance with Clause 8.2. PROVIDED THAT the parties shall use their reasonable endeavours to minimise the amount of such payment and shall adopt alternative arrangements if those are economically more advantageous (taking into account the disruption to the business caused by adopting such arrangements);

8.1.2.2	until the consent or agreement referred to in Clause 8.1.2.1 is obtained, the Parties shall (so far as each is able to do so) procure that FB shall, unless the relevant FB Contract prohibits it, perform all the obligations of the Contract Party under such FB Contract in relation to the FB Businesses as agent for or sub-contractor to the Contract Party or, if the relevant FB Contract does prohibit FB from so acting as agent and sub-contractor, PR shall procure that the Contract Party shall, at the cost of FB do all such acts and things as FB may reasonably require to enable due performance of the FB Contract and to provide for FB the benefits, subject to the burdens of the FB Contract (for this purpose, it shall not be reasonable to require the Contract Party to make any payment unless FB has first put the Contract Party in cleared funds sufficient to make such payment); and

8.1.2.3	if by the End Date, any FB Contract falling into this Clause 8.1.2 has not been assigned, transferred or novated to enable FB to perform and benefit from such FB Contract (or the relevant part thereof) or as the case may be the burden of that FB Contract has not been assumed by FB or one of its affiliates, subject to Clause 10.5 PR and FB shall negotiate with each other in good faith to reach agreement on a back-to-back arrangement on reasonable commercial terms which shall provide that, subject to any restrictions contained in, or other terms of, such FB Contract and only for so long as such FB Contract remains in effect (it being agreed (i) that PR shall be under no obligation to renew or otherwise prevent the expiry or termination of such FB Contract and (ii) that PR may, provided that it has first given FB reasonable notice (having regard to all the circumstances) terminate such FB Contract at any time):

(i)	PR will provide to FB, or procure that there is provided to FB, the same benefits (or any other benefits as the Parties may agree) as FB would have enjoyed under the relevant FB Contract;

(ii)	FB shall pay to PR or the relevant Contract Party the relevant proportion (calculated on the basis of the principle set out in Clause 8.2) of the total consideration payable to the relevant counterparty under the relevant FB Contract from time to time; and

(iii)	any discounts, benefits or rebates receivable under the FB Contract shall be fairly allocated between PR and FB on such proportions as may be determined in accordance with the principle set out in Clause 8.2, and in the event that PR and FB are not able to agree (in each of their respective opinions) reasonable commercial terms for such back-to-back arrangement within a period of 6 months after the End Date PR shall be entitled to terminate the relevant FB Contract and any payments or penalties resulting from that termination shall be borne in accordance with Clause 8.2.

8.2	The payments referred to in Clause 8.1.2.1 and 8.1.2.3 shall be borne as follows:

8.2.1	where the relevant contract is entirely a FB Contract, by FB; and

8.2.2	where the relevant contract is in part a FB Contract and in part a PR Contract, by both PR and FB in such proportions as shall be determined:-

8.2.2.1	as an equitable apportionment having regard to all of the relevant circumstances and the subject matter of the contract; and

8.2.2.2	by referral to the Supervisory Committee for determination in accordance with Clause 22 (including, for the avoidance of doubt, the provisions of Clause 22.6).

8.3	If a third party to a FB Contract imposes any condition to the novation or assignment of a FB Contract or as a term of giving its consent to FB or one of its Affiliates for such novation or assignment, the Parties shall co-operate in good faith with a view to finding a mutually acceptable means of satisfying the requirements of that third party without varying (otherwise than in any minor terms) the terms of such FB Contract or this Agreement relating to the rights and obligations to be assumed by FB or one of its Affiliates.

8.4	The Parties wish to ensure (so far as possible) that PR receives the benefit (subject to the burden) of, and the ability to perform, any PR Contracts regardless of the legal entity which has the benefit of the relevant agreement or arrangement after the relevant Completion Date. Accordingly, where after the Effective Date a PR Contract to which a Transferred Subsidiary is a party confers a benefit on that Transferred Subsidiary (in this Clause 8.4, the “Contract Party”), and in order to carry on the PR Businesses in the same manner as they were carried on immediately prior to the Effective Date, PR requires the benefit of the PR Contract or to be subject to the burden of the PR Contract, then if:

8.4.1	no consent or agreement of any third party is required to enable PR to perform the PR Contract (or, in respect of those PR Contracts which relate in part only to a PR Business, the relevant part thereof) or to enable the Contract Party to transfer the benefit or burden of that PR Contract (or the relevant part thereof) to PR or one of its Affiliates, then the assignment, novation or transfer by the Contract Party of the benefit (subject to the burden) of such PR Contract (or the relevant part thereof) to PR or one of its Affiliates shall be effected by means of a Planned Transaction; and

8.4.2	in any other case, the following provisions shall apply:

8.4.2.1	each party shall (each at is own expense) use its reasonable endeavours to obtain the consent or agreement of the third party to whatever assignment, transfer or novation is necessary to enable PR to perform such PR Contract (or the relevant part thereof) or as the case may be to transfer the benefit and burden of such PR Contract (or the relevant part thereof) to PR or one of its Affiliates. Any payment necessary to procure such consent or agreement shall be borne in accordance with Clause 8.5. PROVIDED THAT the parties shall use their reasonable endeavours to minimise the amount of such payment and shall adopt alternative arrangements if those are economically more advantageous (taking into account the disruption to the business caused by adopting such arrangements);

8.4.2.2

until the consent or agreement referred to in Clause 8.4.2.1 is obtained, the parties shall (so far as each is able to do so) procure that PR shall, unless the relevant PR Contract prohibits it, perform all the obligations of the Contract Party under such PR Contract in relation to the PR Businesses as agent for or sub-contractor to the Contract Party or, if the relevant PR Contract does prohibit PR from so acting as agent and sub-contractor, FB shall procure that the Contract Party shall, at the cost of PR do all such acts and things as PR may reasonably require to enable due performance of the PR Contract and to provide for PR the benefits, subject to the burdens of the PR Contract. For this purpose, it shall not be reasonable to require the Contract Party to make any payment unless PR has first put the Contract Party in cleared funds sufficient to make such payment.

8.4.2.3	if by the End Date, any PR Contract falling into this Clause 8.4.2 has not been assigned, transferred or novated to enable PR to perform and benefit from such PR Contract (or the relevant part thereof) or as the case may be the burden of that PR Contract has not been assumed by PR or one of its Affiliates, subject to Clause 10.5 FB and PR shall negotiate with each other in good faith to reach agreement on a back-to-back arrangement on reasonable commercial terms which shall provide that, subject to any restrictions contained in, or other terms of, such PR Contract and only for so long as such PR Contract remains in effect (it being agreed (i) that FB shall be under no obligation to renew or otherwise prevent the expiry or termination of such PR Contract and (ii) that FB may, provided that it has first given PR reasonable notice (having regard to all the circumstances) terminate such PR Contract at any time):

(i)	FB will provide to PR, or procure that there is provided to PR, the same benefits (or any other benefits as the Parties may agree) as PR would have enjoyed under the relevant PR Contract;

(ii)	PR shall pay to FB or the relevant Contract Party the relevant proportion (calculated on the basis of the principle set out in Clause 8.2) of the total consideration payable to the relevant counterparty under the relevant PR Contract from time to time; and

(iii)	any discounts, benefits or rebates receivable under the PR Contract shall be fairly allocated between PR and FB on such proportions as may be determined in accordance with the principle set out in Clause 8.5, and in the event that PR and FB are not able to agree (in each of their respective opinions) reasonable commercial terms for such back-to-back arrangement within a period of 6 months after the End Date FB shall be entitled to terminate the relevant PR Contract and any payments or penalties resulting from that termination shall be borne in accordance with Clause 8.5.

8.5	The payments referred to in Clause 8.4.2.1 and Clause 8.4.2.3 shall be borne as follows:

8.5.1	where the relevant contract is entirely a PR Contract, by PR; and

8.5.2	where the relevant contract is in part a FB Contract and in part a PR Contract, by both PR and FB in such proportions as shall be determined:-

8.5.2.1	as an equitable apportionment having regard to all of the relevant circumstances and the subject matter of the contract; and

8.5.2.2	by referral to the Supervisory Committee for determination in accordance with Clause 22 (including, for the avoidance of doubt, the provisions of Clause 22.6).

8.6	If a third party to a PR Contract imposes any condition to the novation or assignment of a PR Contract or as a term of giving its consent to PR or one of its Affiliates for such novation or assignment, the Parties shall co-operate in good faith with a view to finding a mutually acceptable means of satisfying the requirements of that third party without varying (otherwise than in any minor terms) the terms of such PR Contract or this Agreement relating to the rights and obligations to be assumed by PR or one of its Affiliates.

8.7	The provisions of this Clause 8 shall be subject to any provision of this Agreement which expressly deals with the settlement of working capital or debt.

8.8	Where a Transferred Subsidiary is a party to a FB Contract which is expressed to be terminable on a change of control of such Transferred Subsidiary, and in order to carry on the FB Businesses in the same manner as they were carried on immediately prior to the Effective Date FB requires the benefit of the FB Contract or to be subject to the burden of the FB Contract, the Parties shall co-operate in good faith with a view to finding a mutually acceptable means of satisfying any condition imposed by any counter-party to the FB Contract capable of terminating the FB Contract on a change of control of such Transferred Subsidiary, to the transfer of such Transferred Subsidiary to FB or one of its Affiliates in circumstances in which the relevant FB Contract will not be terminated, without varying (otherwise than in any minor terms) the terms of such FB Contract or this Agreement relating to the rights and obligations to be assumed by FB or one of its Affiliates. Any payment necessary to satisfy any such condition shall be borne by FB PROVIDED THAT the Parties shall use their reasonable endeavours to minimise the amount of such payment and shall adopt alternative arrangements if those are economically more advantageous (taking into account the disruption to the business caused by adopting such arrangements).

8.9	In respect of any FB Licence which is required by FB in order to carry on the FB Businesses in the same manner as they were carried on immediately prior to the Effective Date, PR undertakes to FB that it shall, and shall procure that its Affiliates shall, in each case at FB’s cost either do such acts and things as may be reasonably necessary to procure the transfer of such FB Licence to FB or one of its Affiliates or, where this is either not possible or not practicable, provide reasonable assistance to enable FB or one of its Affiliates to obtain an appropriate replacement for such FB Licence.

8.10	If and to the extent that members of the AD Group are not legally entitled to assign FB Third Party Rights to FB or its Affiliates:

8.10.1	PR shall, and shall procure that the relevant member of the AD Group shall, use its reasonable endeavours to obtain any consent required in order to assign them; and

8.10.2	if any such consent cannot be obtained, PR shall, at the request and cost of FB or its Affiliates, use its reasonable endeavours to pursue and enforce such rights and shall hold any proceeds of such pursuit and enforcement (net of costs and Tax) on trust for FB or its relevant Affiliate.

8.11	If and to the extent that any Transferred Subsidiary holds rights against third parties (including rights under or in warranties, representations, guarantees and indemnities and the benefit of any insurance or insurance claim attributable to any event occurring before the Completion Date relating to that Transferred Subsidiary and which relate to the PR Assets or to the PR Liabilities) in respect of the PR Businesses or any of the PR Assets, and such Transferred Subsidiary is not legally entitled to assign such rights to PR or its Affiliates:

8.11.1	FB shall, and shall procure that the relevant Transferred Subsidiary shall, use its reasonable endeavours to obtain any consent required in order to assign them; and

8.11.2	if any such consent cannot be obtained, FB shall, at the request and cost of PR or its Affiliates, use its reasonable endeavours to pursue and enforce such rights and hold any proceeds of such pursuance and enforcement (net of costs and Tax) on trust for PR or its relevant Affiliate.

9	Price Adjustment Mechanics

Price adjustments relating to the Effective Date

9.1	In order to give effect to the intentions of the Parties described in Clause 3.12 above, where in accordance with the Planned Transactions shares or membership interests in a Transferred Subsidiary are transferred to FB or one of its Affiliates, the Part Consideration payable in respect of such shares or membership interests shall be:

9.1.1	reduced by the amount of the Transferred Net Debt of the relevant Transferred Subsidiary at the Effective Date (but taking into account interest and other amounts accruing on Financial Debt and/or Cash Equivalents after the Effective Date as stated in the definition of Transferred Net Debt) (where such Transferred Net Debt is a positive amount) and shall be increased by the amount of Transferred Net Debt of the relevant Transferred Subsidiary at the Effective Date (but taking into account interest and other amounts accruing on Financial Debt and/or Cash Equivalents after the Effective Date as stated in the definition of Transferred Net Debt) (where such Transferred Net Debt is a negative amount);

9.1.2	increased by the Transferred PR Inventory and Stocks Value relating to that Transferred Subsidiary; and

9.1.3	arrangements will be made between the Parties to measure the appropriate level of net debt in any Transferred Subsidiary (whether in existence at the Effective Date or not) into which additional net debt has been transferred after the Effective Date pursuant to a Planned Transaction, and such measurement shall be made at the Effective Date in accordance with the principles of this Agreement and the principle that net debt will not be compensated for twice and, if appropriate, adjustment may be made to the Adjusted Global Consideration to represent such net debt.

9.2

Save as in connection with the transactions referred to in Clauses 2.15 and 2.16, FB shall procure that any Inter-Company Creditor Current Account comprised in any Transferred Net Debt and owing by the relevant Transferred Subsidiary is settled by the relevant Transferred Subsidiary in cash on the relevant Completion Date. PR shall procure that any Inter-company Creditor Current Account comprised in any Transferred Net Debt and owing by a member of the AD Group is settled by the relevant member of the AD Group in cash on the Completion Date relating to the Transferred Subsidiary to whom such Inter-company Creditor Current Account is owing.

9.3	In order to give effect to the intentions of the Parties, described in Clause 3.12 above, where in accordance with the Planned Transactions, the trade marks relating to a FB Brand (or shares in a Transferred Subsidiary holding them) are transferred to FB or one of its Affiliates, the Part Consideration payable in respect of such FB Assets (or shares) shall be reduced by the amount of the FB Inventory and Stocks Value attributable to such FB Brand.

9.4	In order to give effect to the intentions of the Parties described in Clause 3.12 above, where in accordance with the Planned Transactions any FB Asset described in paragraph (xiii) of the definition of FB Assets in Clause 1.2 is transferred to FB or one of its Affiliates, the Part Consideration payable in respect of such FB Asset shall be reduced by the amount of the Transferred Net Debt at the Effective Date of any Transferred Subsidiary in respect of the sale of which the FB Asset was received (where such Transferred Net Debt is a positive amount) and shall be increased by the amount of Transferred Net Debt of such Transferred Subsidiary at the Effective Date (where such Transferred Net Debt is a negative amount).

Price adjustments relating to the period between the Effective Date and the Completion Date

9.5	In order to give effect to the intentions of the Parties described in Clause 3.12, where in accordance with the Planned Transactions shares or membership interests in a Transferred Subsidiary are transferred to FB or one of its Affiliates, the Part Consideration payable in respect of such shares or membership interests shall be:

9.5.1	increased by the amount (if any) of the Transferred PR Assets Value relating to that Transferred Subsidiary;

9.5.2	reduced by the amount (if any) of the Included FB Assets Value relating to that Transferred Subsidiary; and

9.5.3	increased by the amount (if any) of the PR Operating DBC of the relevant Transferred Subsidiary less the applicable Hosting Rate on such PR Operating DBC and less the Nominal Tax Rate on such amount.

9.6	In order to give effect to the intentions of the Parties, described in Clause 3.12, where in accordance with the Planned Transactions, the trade marks relating to a FB Brand (or shares in a Transferred Subsidiary holding them) are transferred to FB or one of its Affiliates, the Part Consideration payable in respect of such FB Assets (or shares) shall be reduced by the amount (if any) of the FB Operating DBC of the members of the PR Group which are not Transferred Subsidiaries earned on the relevant FB Brand less the relevant Hosting Rate on such FB Operating DBC and less the Nominal Tax Rate on such amount.

10	Period from the Effective Date to completion

10.1	Brand Management and Distribution

10.1.1	From the Effective Date, the principle is that FB shall have day to day control of the management of the FB Assets and the FB Businesses. For the avoidance of doubt, the Parties acknowledge and agree that FB shall not have day to day control of the management of the MM Business during the MM Interim Period. Further, the Parties acknowledge and agree that during the MM Interim Period:

10.1.1.1	PR shall have day to day control of the management of the MM Business; and

10.1.1.2	PR shall procure that the MM Business is managed in the MM Ordinary Course of Business;

10.1.1.3	PR shall procure that none of the following events shall occur in relation to the MM Business:

(i)	any charging or encumbering of any MM Assets other than in the ordinary course of business;

(ii)	any triggering of any change of control rights which are contained within any material (in the context of the relevant MM Business or MM Asset) contract to which the MM Business is a party unless the same has been triggered as part of a Planned Transaction provided that to the extent that PR takes any action to avoid the triggering of any change of control rights referred to above, PR shall not be deemed to be in breach of PR’s obligation to operate the MM Business in the MM Ordinary Course of Business;

(iii)	any entering into by the MM Business of any transaction which is reasonably likely to endanger the solvency of any member of the AD Group which will continue to hold material (in the context of the MM Business) MM Assets for a material period following the completion of such transaction;

(iv)	any entering into by the MM Business of any Assurance in respect of any obligation or liability of any of PR, Bidco 1 and Bidco 2;

(v)	any distribution, payment or return to shareholders of a capital nature in respect of profits or assets relating to the MM Business;

(vi)	the declaration or payment of any dividend; or the making of any distribution in specie in each case in respect of profits or assets relating to the MM Business;

(vii)	the implementation of any compromise or arrangement within the meaning of section 425 of the Act or any arrangement pursuant to which the MM Business is to make a distribution in respect of profits or assets relating to the MM Business of the kind described in section 213 of the Income and Corporation Taxes Act 1988;

(viii)	the passing of any resolution to wind up a company which conducts the MM Business;

(ix)	any arrangement whereby the control of the management of a company which conducts the MM Business shall pass from the directors thereof to any third party or body, save for the appointment by PR or a member of the PR Group of an external third party to independently manage such business as contemplated in this Agreement;

(x)	any transaction concerning the MM Assets with any person otherwise than at arms length and for full value or any transaction with any shareholder of a company which conducts the MM Business other than: (a) a Planned Transaction; or (b) the continuing provision of intra-group services provided prior to the Effective Date, or (c) such other intra-group services as are required to be provided otherwise than at arms length and for full value so that the MM Business, is operated in the MM Ordinary Course of Business;

(xi)	the paying up of any share capital or debenture or debenture stock of a company which conducts the MM Business by way of capitalisation or application of any profits or reserves (including share premium account and capital redemption reserve) arising in respect of profits or assets relating to the MM Business;

(xii)	other than in the Ordinary Course of Business, any loan to any member of the AD Group that does not predominantly conduct the MM Business;

10.1.1.4	So far as is reasonably practicable, PR will carry on the MM Business separately from the remainder of the PR Group, provided that nothing in this Clause 10.1.1.4 shall restrict PR from:

(i)	distributing Maker’s Mark pursuant to Clause 10.5 through members of the PR Group and their distribution structures;

(ii)	providing services to the MM Business from other PR Group Companies; or

(iii)	taking any action as is required or requested by or reasonably deemed necessary in the opinion of PR to give effect in any part of the world to the requirements and requests of any regulatory authority in any part of the world.

10.1.2	As soon as possible following the Effective Date (and subject always to any legal limitations or constraints in any relevant jurisdiction) PR and AD shall procure that FB or its Affiliates have access to the FB Businesses to enable FB to have day to day control of the management of the FB Businesses. Where and to the extent that the exercise of such day to day control would be reasonably likely to cause a breach of any anti-trust law or regulation in any jurisdiction, FB and its Affiliates shall not, to that extent, have access to any relevant FB Business, but instead PR and AD shall procure that the FB Businesses are managed in accordance with FB’s reasonable directions (so far as lawfully possible). If and to the extent such procurement would itself be reasonably likely to cause such a breach, FB shall not have such procurement rights but PR and AD shall procure that the FB Businesses are managed in the Ordinary Course of Business. The provisions of this Clause 10.1.2 shall not allow FB or its Affiliates to exercise, or to request that AD exercises, any management rights in respect of corporate actions including, without limitation, corporate restructuring or any transfer of assets into or out of a member of the AD Group other than in the Ordinary Course of the FB Businesses. FB will indemnify, keep indemnified and hold harmless PR and each of its Affiliates and each of its and their employees, officers and directors from and against all costs, claims, demands, liabilities, expenses, damages or losses (including without limitation all interest, penalties and reasonable legal and other professional costs and expenses but not consequential losses, loss of profit and loss of reputation or Tax liabilities) arising out of or in connection with FB’s exercise of its management rights under this Clause 10.1.2. The scope of this indemnity is not to embrace PR or any of its Affiliates suffering any impact on its day to day trading activities as a consequence of the day to day trading activities of the FB Businesses.

10.1.3	As soon as possible (having taken all preparatory steps as are reasonably practicable before the Effective Date) following the Effective Date (and subject always to any legal limitations or constraints in any relevant jurisdiction), PR and AD shall procure that FB Acquisition is issued with a “B” Share in the capital of each of the members of the AD Group listed or referred to in Schedule 10. For the avoidance of doubt, no “B” Shares in the capital of Bidco 2 shall be created or issued, and no “B” Shares in the capital of any company holding or holding any part of) the MM Business shall be created or issued during the MM Interim Period.

10.1.4	To give effect to this Clause 10.1, and where permitted by law, FB shall be entitled to appoint and/or remove directors to or from the boards of directors of the members of the AD Group referred to in Schedule 10 provided that:

10.1.4.1	where all the directors of any such member of the AD Group who were appointed by, or represent, PR are removed, PR shall be entitled to appoint observers who may attend, but not vote at, and shall be entitled to notice of all meetings of such board of directors;

10.1.4.2	where at the relevant time the relevant member of the AD Group operates any PR Businesses or holds any PR Assets, FB shall not be entitled to appoint, or have appointed, more than half of the board of directors of the relevant member of the AD Group at any given time; and

10.1.4.3

FB shall not be entitled to appoint and/or remove directors to or from boards of directors of any member of the AD Group referred to in Schedule 10 if such member predominantly conducts the MM Business and the Parties agree to use their reasonable endeavours to identify such entities as soon as practicable following the Effective Date.

10.1.5	FB shall procure that any director appointed by it pursuant to Clause 10.1.4 shall abstain:

(i)	from voting on any matter raised at a meeting of the board of directors of the relevant member of the AD Group, and

(ii)	from taking any other action,

in either case, in relation to matters which do not directly relate to the conduct of the FB Businesses in the Ordinary Course of those FB Businesses.

10.1.6	PR shall procure that any director appointed by it shall abstain:

(i)	from voting on any matter raised at a meeting of the board of directors of the relevant member of the AD Group, and

(ii)	from taking any other action,

in either case, in relation to matters which directly relate to the conduct of the FB Businesses in the Ordinary Course of those FB Businesses.

10.1.7	In the event that legal limitations or constraints in any relevant jurisdiction prevent the issue to FB Acquisition of any “B” Share or restrict or inhibit the rights attaching to such share, the issue of which PR would otherwise be obliged to procure pursuant to Clause 10.1.3 above, the Parties shall investigate and shall take such reasonable measures as may be available in such jurisdiction to achieve the same legal and commercial effect (including having constitutional rights) as the rights which would have attached to the “B” Share. For the avoidance of doubt, this Clause 10.1.7 does not apply to the MM Business.

10.1.8	As soon as possible following the Effective Date (and subject always to any legal limitations or constraints in any relevant jurisdiction), PR and AD shall procure that FB is granted appropriate security (in respect of the obligation to transfer the FB Assets held by the relevant member of the AD Group (directly or indirectly) to FB or Affiliates of FB upon the terms of this Agreement) over the shares in the members of the AD Group listed in Schedule 11 and over the material intellectual property rights relating to FB Brands, provided always, in respect of each such member of the AD Group and all such intellectual property rights, that the Planned Transaction, which will result in FB Assets being transferred (directly or indirectly) to FB or Affiliates of FB, relating to that company or those intellectual property rights is not expected to be completed within four weeks following the Effective Date and provided further that no security shall be granted over the shares in a member of the AD Group listed in Schedule 11 which predominantly conducts the MM Business (and the Parties agree to use their reasonable endeavours to identify such entities as soon as practicable following the Effective Date) or over a material intellectual property right relating to the MM Business.

10.1.9

The Parties acknowledge that the Planned Transactions may include a step (or steps) which require(s) that FB Assets located in, or owned by a body corporate or other entity incorporated or tax resident in, the United States be transferred to one or more entities comprised in the PR Group (but not the AD Group) prior to their delivery to FB; in such an event, PR acknowledges that it shall be necessary to grant or implement safeguards comparable to those referred to in this Clause 10 and appropriate for the circumstances (provided that this Clause 10.1.9 shall not apply in respect of the MM Business or any holding company of such business), which may include: direct contractual rights, guarantees, indemnities, security over FB Assets (notwithstanding that they might be owned by members of the PR Group), “B” Shares, Tracker Shares and which enable FB (acting reasonably) to be satisfied that such FB Assets will be delivered to FB without adverse impact on their value or their operation save as in the ordinary course of business and further acknowledges that such transfers shall not be carried out until such safeguards (other than the issue of any Tracker Shares unless such issue is necessary to ensure continued consolidation for accounting purposes, but without prejudice to the foregoing obligation to grant or issue comparable safeguards) have been granted or implemented and have become effective as a matter of applicable law.

10.1.10	The security interests and shares referred to in this Clause 10.1 shall be granted and/or issued, where appropriate, to FB only to the extent lawful and (where necessary) subject to AD’s co-operation prior to the Effective Date. Accordingly, such security interests and shares may not be in place at the Effective Date.

10.1.11	In the event that FB or Affiliates of FB own, manage or control any body corporate which operates a material PR Business, FB shall if so requested by PR procure that PR is issued with a “B” Share in the capital of each such body corporate and if legal limitations or constraints in any relevant jurisdiction prevent the issue to PR of any such “B” Share or restrict or inhibit the rights attaching to such share, the Parties shall investigate and shall take such reasonable measures as may be available in such jurisdiction to achieve the same legal and commercial effect (including having constitutional rights) as the rights which would have attached to the “B” Share. PR will indemnify, keep indemnified and hold harmless FB and each of its Affiliates and each of its and their employees, officers and directors from and against all costs, claims, demands, liabilities, expenses, damages or losses (including without limitation all interest, penalties and reasonable legal and other professional costs and expenses but not consequential losses, loss of profit and loss of reputation or Tax Liabilities) arising out of or in connection with PR’s exercise of its management rights pursuant to this Clause 10.1.11. The scope of this indemnity is not to embrace FB or any of its Affiliates suffering any impact on its day to day trading activities as a consequence of the day to day trading activities of the PR Businesses.

10.1.12	As FB will have day to day control of the management of the FB Assets and the FB Businesses (save for in relation to the MM Business) from the Effective Date, and since the boards of directors of relevant members of the AD Group may be populated by FB representatives who are not FB Employees, FB agrees (so far as lawfully permitted) to indemnify and keep indemnified each employee and officer of each member of the PR Group from and against all costs, claims, demands, liabilities, expenses, damages or losses (including without limitation all interest, penalties and reasonable legal and other professional costs and expenses but not consequential losses, loss of profit and loss of reputation) arising directly out of or in connection with (i) their having breached any fiduciary duty owed by them and (ii) any wrongful acts or omissions of FB in each case in connection with FB’s control of the management of the FB Assets and the FB Businesses.

10.1.13	As PR will have day to day control of the management of the PR Assets and the PR Businesses from the Effective Date, and since the boards of directors of relevant members of the AD Group may be populated by PR Employees, PR agrees (so far as lawfully permitted) to indemnify and keep indemnified each employee and officer of each member of the FB Group and each FB Employee from and against all costs, claims, demands, liabilities, expenses, damages or losses (including without limitation all interest, penalties and reasonable legal and other professional costs and expenses but not consequential losses, loss of profit and loss of reputation) arising directly out of or in connection with (i) their having after the Effective Date breached any fiduciary duty owed by them and (ii) any wrongful acts committed or omissions made by PR after the Effective Date in each case in connection with PR’s control of the management of the PR Assets and the PR Businesses.

10.1.14	From such time as any body corporate which has issued a “B” Share to:

10.1.14.1	FB, has ceased to hold any material (in the context of the relevant body corporate) FB Assets, PR, or any Affiliate of PR, shall be entitled to purchase any such “B” Share issued by that member of the AD Group for consideration equal to the nominal value of such “B” Share or, in the event that such “B” Share has no nominal value, £1 and FB Acquisition shall sell such “B” Share to PR or such Affiliate of PR; and

10.1.14.2	PR, has ceased to hold any material (in the context of the relevant body corporate) PR Assets, FB, or any Affiliate of FB, shall be entitled to purchase any such “B” Share issued by that company for consideration equal to the nominal value of such “B” Share or, in the event that such “B” Share has no nominal value, £1 and PR shall sell such “B” Share to FB or such Affiliate of FB.

10.1.15	From such time as:

10.1.15.1	any member of the AD Group has ceased to hold any material (in the context of the relevant body corporate) FB Assets, FB shall procure that any director appointed to the board of directors of that member of the AD Group pursuant to Clause 10.1.4 shall resign from such board of directors and in doing so shall confirm in writing that he has no outstanding claims against such member of the AD Group.

10.1.15.2	any member of the FB Group has ceased to hold any material (in the context of the relevant body corporate) PR Assets, PR shall procure that any director appointed to the board of directors of that member of the FB Group by PR shall resign from such board of directors and in doing so shall confirm in writing that he has no outstanding claims against such member of the FB Group.

10.2	Insurance

10.2.1	It is the intention of the Parties that FB will be responsible for the insurance of the FB Assets (excluding the MM Business during the MM Interim Period) at its own expense.

10.2.2

Subject to Clause 10.2.3 PR shall insure the FB Assets (excluding the MM Business during the MM Interim Period) from the Effective Date until the relevant Completion Date as reasonably directed by FB and FB shall reimburse to

PR or its Affiliates the cost (to PR and its Affiliates) of insuring such assets. In the event of a claim under such insurance, FB shall have conduct of the claim, (subject to applicable anti-trust restrictions) PR shall provide (and procure that AD provides), in each case at FB’s cost, all information and assistance as FB shall reasonably request in making such claim and PR shall account to FB in respect of any proceeds of such claim.

10.2.3	At any time after the Effective Date, FB may by notice in writing to PR request that PR cease to insure any or all of the FB Assets as are identified by FB in such written notice (with sufficient detail to enable PR to revise its insurance arrangements) and PR shall in such circumstances cancel the relevant contracts of insurance as soon as reasonably practicable to the extent that they relate to such FB Assets provided that until such contracts of insurance have been cancelled, FB shall remain responsible for the cost (to PR and its Affiliates) of insuring the FB Assets.

10.3	Funding of the FB Businesses

10.3.1	PR shall be under no obligation to provide funding to the FB Businesses (save for the MM Business as set out in Clause 10.3.7 below) after the Effective Date.

10.3.2	FB shall not exercise any management or other rights (including under the Tracker Shares or any “B” Shares) to require or procure that any member of the PR Group borrows any money other than in accordance with this Clause 10.3 without the prior written consent of PR, such consent not to be unreasonably withheld.

10.3.3	FB shall ensure that from the Effective Date to the relevant Completion Date the FB Businesses (save for the MM Business) are adequately funded at all times to meet their ongoing cash requirements (in respect of working capital, capital expenditure, funding otherwise required to satisfy FB Liabilities or otherwise) by means of unsecured loans from FB or its Affiliates or (where such loan is funded only by cash generated on the operation of such FB Businesses after the Effective Date) members of the AD Group (on such reasonable arm’s length terms as FB deems appropriate, provided that in the event of any default under such loans, the lender or lenders shall have recourse only to FB Assets (save for the MM Business) and provided further that any such loan made by a member of the AD Group (as opposed to a member of the FB Group) that it shall be on terms reasonably acceptable to PR).

10.3.4	In circumstances where PR reasonably believes that a FB Business (save for the MM Business) is inadequately funded (in respect of working capital, funding otherwise required to satisfy FB Liabilities or otherwise), and such inadequate funding might harm any of the PR Businesses or any member of the PR Group, PR shall notify FB in writing of such under funding (a “funding notice”). In the event that FB does not itself make sufficient funding available to the relevant FB Business within 5 Business Days of receipt by FB of a funding notice, PR or one of its Affiliates may itself provide funding to the relevant FB Business.

10.3.5	Where any member of the PR Group or any of PR’s Affiliates has made funding available to a FB Business in accordance with Clause 10.3.3 or Clause 10.3.4, FB shall, notwithstanding the provisions of Clause 10.3.3 but without prejudice to Clause 10.3.4:

10.3.5.1	purchase from PR and/or its relevant Affiliate(s) the receivable in respect of such funding, for consideration equal to the cost (to PR and its Affiliates) of providing such funding; or

10.3.5.2	repay, or procure the repayment of, such funding within 5 Business Days of receipt of written request from PR.

10.3.6	Where a FB Business (save for the MM Business) and PR Business are operated by the same member of the AD Group, PR shall not be entitled to use working capital generated by the relevant FB Business to fund the relevant PR Business and FB shall not be entitled to use working capital generated by the relevant PR Business to fund the relevant FB Business.

10.3.7	The following shall apply in relation to the MM Business:

10.3.7.1	PR shall be entitled to use working capital generated by the MM Business to fund the MM Business;

10.3.7.2	PR shall not provide funding to the MM Business to the extent that such funding is not required or reasonably necessary in relation to carrying on the relevant Business in the MM Ordinary Course of Business save that PR shall be entitled to provide funding to the MM Business if PR reasonably determines such funding is reasonably necessary capital expenditure that any prudent operator of the relevant business would make; and

10.3.7.3	PR shall not use working capital generated by the MM Business to fund any other business of the PR Group.

10.4	Sensitive Information

10.4.1	The Parties recognise the importance of ensuring that Sensitive Information about any Business that one Party shall acquire is not made available to the other Party. As such the implementation of this Agreement shall be effected in such a way as to prevent each Party from having access to Sensitive Information relating, where that Party is PR, to the FB Assets and, where that Party is FB, to the PR Assets except where:

10.4.1.1	PR requires certain Sensitive Information relating to the FB Assets and MM Assets in order to implement the Planned Transactions (in which case such Sensitive Information shall only be disclosed to personnel within PR (and external advisers) responsible for implementing the Planned Transactions (and who are not otherwise currently and directly involved in the sales and marketing of any brands that compete with the FB Assets or FB Businesses)); or

10.4.1.2	to the extent that specific provision is otherwise made between the Parties.

provided that in either case all applicable antitrust laws and principles shall be observed.

10.4.2	FB shall not be entitled to Sensitive Information regarding the MM Business before the Clearance Date in respect of the MM Business.

10.4.3	In particular, and subject always to no relevant antitrust authority not permitting the same, in order to give effect to the principle set out in Clause 10.4.1 the Parties agree that in the period between the Effective Date and the relevant Completion Date:

10.4.3.1	FB shall have the benefit of its rights under Clause 10.1 in respect of the conduct of the relevant FB Businesses so far as the adoption of strategic decisions relating to the pricing, sale, marketing and, more generally, the commercial policy in relation to those FB Assets is concerned; and

10.4.3.2	appropriate safeguards and firewall measures and procedures shall be established to control the flow of Sensitive Information to each of PR and FB in respect of any Business to be acquired by the other Party. These procedures shall be devised to ensure that Sensitive Information relating to FB Assets that, at the Effective Date, is not held separately by any member of the AD Group from Sensitive Information relating to PR Assets is not disclosed to any PR personnel who have current and direct involvement with the sales and marketing of any brands that compete with the FB Assets or FB Businesses. (By way of example, the measures contemplated by this Clause 10.4.2.2 are to ensure that Sensitive Information about “Courvoisier” is not disclosed to PR personnel with current and direct involvement in the sales and marketing of Martell).

10.4.4	The Parties shall procure that the provisions of this Clause 10.4 shall apply mutatis mutandis as between their respective Affiliates.

10.5	Distribution End Date

10.5.1	Subject to Clauses 10.5.2 and 10.5.3, after the End Date, no member of the PR Group shall be under any obligation to distribute any FB Brands and no member of the FB Group shall be under any obligation to distribute any PR Brands in each case under this Agreement or any other agreements existing at the Effective Date.

10.5.2	The FB Distribution Businesses shall distribute for the MM Business in the UK, Germany and Spain during the MM Interim Period. The PR Group shall distribute for the MM Business in all other territories from the Effective Date to the later of the End Date and the date three months following the end of the MM Interim Period, provided that:

10.5.2.1	no member of the PR Group shall be under any obligation to distribute for the MM Business after the later of the End Date or the period three months following the MM Interim Period; and

10.5.2.2	PR shall be paid the Hosting Rate in respect of any distribution pursuant to this Clause 10.5.2 for the MM Business after the End Date.

10.6	[***]

10.6.1	In order to avoid any possibility of FB or any Affiliate of FB being an “Affiliate” (as defined in the [***])

of Allied Domecq International Holdings BV, Allied Domecq Spirits & Wine USA, Inc., Allied Domecq Canada Limited, Allied Domecq Spirits & Wines Americas, Inc. and/or Hiram Walker Gooderham & Worts Limited, and notwithstanding any other provision of this Agreement (including for the avoidance of doubt any rights attaching to any “B” Shares or the Tracker Shares), neither FB nor any Affiliate of FB shall, without the prior written consent of PR, have any right or power, directly or indirectly, to direct or cause the direction of the management and policies of Allied Domecq International Holdings BV, Allied Domecq Spirits & Wine USA, Inc., Allied Domecq Canada Limited, Allied Domecq Spirits & Wines Americas, Inc. and/or Hiram Walker Gooderham & Worts Limited. For the avoidance of doubt, this Clause 10.6.1 shall not affect the rights to receive income and capital attaching to the Tracker Shares.

10.6.2	PR shall, as soon as reasonably practicable following the Effective Date procure that (i) Allied Domecq Spirits & Wine USA, Inc.’s rights to distribute Canadian Club in the United States of America and (ii) the FB Assets held by Allied Domecq Spirits & Wine USA, Inc. and which relate to Canadian Club are transferred to a new company incorporated in Delaware and wholly-owned by the AD Group, provided that such transfer is tax neutral for PR.

10.7	PR shall procure that neither Bidco 2 nor any member of the AD Group which is listed or referred to in Schedule 10 shall, prior to the End Date, enter into any Assurance in respect of any obligation or liability of any of PR, Bidco 1 and Bidco 2.

11	Continuing obligations

11.1	As soon as reasonably practicable after the Completion Date for the relevant FB Assets, PR shall:

11.1.1	subject to the provisions of Clause 12 below, cease, and procure that its Affiliates cease, all use of:

11.1.1.1	the FB Brands transferred on that Completion Date;

11.1.1.2	the FB IP, transferred on that Completion Date; and

11.1.1.3	the FB Know-how transferred on that Completion Date

which in either case relate to the relevant FB Assets for any and all purposes whatsoever; and

11.1.2	without prejudice to the generality of Clause 11.1.1, change, or cause its relevant Affiliate to change, each of it, and its Affiliates’, corporate names so as not to include any of the FB Brands and not to a name which might reasonably cause a third party to believe that PR or any member of PR’s Group is interested in any FB Business.

11.2

Subject to Clause 12, save as may be permitted under the provisions of the AD Name Licence, as soon as reasonably practicable after the Completion Date for the relevant FB Business and FB Assets, FB shall, and shall procure that its

Affiliates shall, cease all use of any Intellectual Property owned by or licensed to the AD Group which is not a FB Brand or FB IP.

11.3	Provision of financial information

11.3.1	Subject to all applicable laws, and to the extent not already provided under this Agreement, from the Effective Date each Party shall provide to the other Party on a timely basis all such information within its possession and control as is reasonably required by that other Party for the purposes of the statutory and other financial reporting requirements and for the purposes of complying with the requirements of any taxation authority or necessary for any tax filing or computation of that Party and/or its Affiliates.

11.3.2	Any information a Party receives pursuant to Clause 11.3.1 shall be used solely for the purposes of complying with statutory, regulatory and other financial reporting requirements or for complying with the requirements of any taxation authority; the Parties undertake that such information will not under any circumstances be passed to any employee of the Parties who has current and direct involvement with the selling or marketing of that Party’s products.

11.4	Guarantees and other assurances

11.4.1	This Clause 11.4 shall apply where any person (the “Guaranteeing Party”) has given any Assurance to any other person in respect of any obligation or liability in relation to:-

11.4.1.1	(where the Guaranteeing Party is an Affiliate of FB) any PR Liability;

11.4.1.2	(where the Guaranteeing Party is an Affiliate of PR) any FB Liability.

11.4.1.3	and for the purposes of this Clause 11.4, to the extent a FB Liability relates to the MM Business, it shall be treated as a PR Liability during the MM Interim Period.

11.4.2	Where the Assurance relates:

11.4.2.1	to a FB Liability, the “Releasing Party” shall mean FB;

11.4.2.2	to a PR Liability, the “Releasing Party” shall mean PR.

11.4.3	The Releasing Party covenants that, at any time and from time to time, it will execute and deliver all such instruments of assumption and acknowledgements or take such other action as the Guaranteeing Party may reasonably request in order to effect the release and discharge in full of those Assurances in respect of which it is a Releasing Party, and the substitution of the Releasing Party or any of its Affiliates as the primary obligor in respect of, each such Assurance in each case on a non-recourse basis to the Guaranteeing Party or any of its Affiliates. Pending such release and discharge, the Releasing Party hereby agrees with the Guaranteeing Party (on behalf of itself and each of its Affiliates from time to time) that it will assume and pay and discharge when due, and indemnify on an after-tax basis the Guaranteeing Party and its Affiliates against, all such Assurances.

11.4.4	If any action, claim, demand or proceedings are brought or alleged against a Guaranteeing Party or any of its Affiliates in respect of which an indemnity is to be sought from the Releasing Party pursuant to this Clause 11.4, the Guaranteeing Party shall forthwith notify the Releasing Party in writing (such notification to contain, so far as reasonably practicable at the time, reasonable details regarding the nature of the potential liability and the amount likely to be claimed in respect of it) thereof and the Releasing Party shall have the option to assume the defence thereof. If the Releasing Party fails to assume such defence, it will be liable to the Guaranteeing Party for any legal or other expenses subsequently and reasonably incurred by the Guaranteeing Party or any of its Affiliates in connection with such defence.

12	Transitional Arrangements

12.1	Overriding Objective

The Parties’ overriding objective in relation to the Transitional Arrangements is to allow (i) FB to achieve business continuity in respect of the FB Businesses and (ii) PR to achieve business continuity in respect of the PR Businesses, in each case in the period between the Effective Date and the time at which the operational aspects of FB Businesses and the PR Businesses are fully separated.

12.2	FB shall use its reasonable endeavours to ensure that the FB Businesses cease to require each Transitional Arrangement as soon as reasonably practicable.

12.3	PR shall use its reasonable endeavours to ensure that the PR Businesses cease to require each Transitional Arrangement as soon as reasonably practicable.

12.4	The Parties acknowledge that, notwithstanding their obligations under Clauses 12.2 or 12.3, they shall require to use Shared Hard IP indefinitely and the Transitional Arrangements in relation to Shared Hard IP shall reflect their long term nature.

12.5	The Parties’ obligations under Clauses 12.2 or 12.3 (as appropriate) shall, in relation to Shared Brands IP, allow them to continue to sell existing products or use existing dry goods which bear Shared Brands IP and to use up existing stocks of labels which bear Shared Brands IP but shall require them not to print any new labels bearing Shared Brands IP. The rights granted under the relevant Transitional Arrangements shall continue only as long as may be reasonably necessary to comply with the relevant Party’s obligations under this Clause 12.5 and under Clause 12.2 or 12.3 (as appropriate) and shall be subject to a maximum term of twelve (12) months from the Effective Date.

12.6	Negotiation of individual Transitional Arrangements

To the extent that the Transitional Arrangements require the provision of:-

12.6.1	co-packing services;

12.6.2	(subject to Clause 10.5) distribution, logistics and/or back office services; or

12.6.3	(save in relation to the AD name) the licensing of Intellectual Property;

the Parties shall negotiate in good faith such Transitional Arrangements on a case by case basis on the basis of the Agreed Form documents ‘A’, ‘B’ and ‘C’ respectively.

12.7	To the extent that other Transitional Arrangements not relating to the Agreed Form documents “A”, “B” or “C” are identified as being required to achieve the objective set out in Clause 12.1, the Parties shall negotiate in good faith such Transitional Arrangements on a case by case basis, taking into account the terms contained in the Agreed Form documents “A”, “B” and “C” and shall agree on substantially similar terms as contained in the most relevant or applicable Agreed Form document.

12.8	Principles of provision of Transitional Arrangements

When negotiating the provision of Transitional Arrangements pursuant to Clauses 12.7 and 12.8, the Parties shall abide by the following principles:-

12.8.1	Transitional Arrangements shall be provided to the same standard and otherwise in the same manner as previously provided to the relevant FB Business(es) or PR Business(es);

12.8.2	during the period of up to twenty four (24) months from the Effective Date, Transitional Arrangements shall, subject to Clause 12.8.4, be provided at cost (including an equitable apportionment of all relevant overhead costs). The costs to be charged shall include the reasonable costs of terminating the provision of the Transitional Arrangement. The Parties intend that, following the cessation of a Transitional Arrangement, the contracts of employment, together with any associated liabilities, of any person wholly or mainly engaged in the provision of the Transitional Arrangement shall transfer to the Party which had been receiving the Transitional Arrangement. To the extent that this cannot be achieved, the reasonable costs of terminating the employment of such persons and/or of discharging such liabilities shall be borne by the Party which had been receiving the Transitional Arrangement.

12.8.3	Subject to Clause 12.8.4, to the extent that either Party, having first complied with its obligations under Clause 12.2 or 12.3 (as appropriate) wishes the other Party to continue to provide any Transitional Arrangement beyond the period set out in Clause 12.8.2, it shall notify the other Party in writing and the Parties shall then negotiate in good faith as to whether it is possible for such Transitional Arrangement to continue and, if so, the terms (which shall be arms length market terms) on which such Transitional Arrangement shall be provided.

12.8.4	Intellectual Property proprietary to either Party or its Affiliates or licenced to either Party or its Affiliates shall be provided free of charge, “as is” without the benefit of any warranties as to its validity or the right of the licensed Party to use it and (in the case of licenced Intellectual Property) subject to the terms of any such licence.

12.9	Transitional Licensing Arrangements in relation to the AD Name

From the Effective Date, PR shall procure that the members of the AD Group which own Intellectual Property relating to the AD name grant to FB and those of its Affiliates which require to use such Intellectual Property a non-exclusive licence to use such Intellectual Property on the terms of the AD Name Licence. The AD Name Licence shall allow FB to continue to sell existing products relating to the AD name and use labels bearing the AD name for a period of up to twelve (12) months from the Effective Date.

12.10	Period from Effective Date until entry into Transitional Arrangements

FB, PR and (from such time as it has adhered to this Agreement) AD agree to use their respective reasonable endeavours to establish such stand alone services and procedures which may be necessary to ensure that as from the Effective Date all the services which PR and FB require can be provided by AD and its Affiliates.

12.11	In relation to transitional services not specifically identified the following procedure will apply:

12.11.1	the Requesting Party will notify the Providing Party of the area and nature of support required;

12.11.2	the Providing Party will review whether it is able to provide the support requested;

12.11.3	the Providing Party will be obliged to use reasonable efforts to accommodate all reasonable requests (provided such requests are necessary for the continuity of similar services as provided immediately prior to the Effective Date);

12.11.4	assuming that the Providing Party agrees to provide the support, the Requesting Party and the Providing Party will jointly clarify the nature of the support, the appropriate employees to offer it and the approximate timetable and the relevant costs (which shall be dealt with in the same way as costs for Transitional Arrangements under Clause 12.8.2); and

12.11.5	the Providing Party will arrange for the appropriate resources to be provided to the Requesting Party for the support to be undertaken.

12.12	If any Party is dissatisfied with the level, quality or timing of support provided or the prioritisation given to a request, the issue shall be referred to the Supervisory Committee.

Miscellaneous

12.13	Each Party will maintain such books and records relating to costs recharged to the other as to enable the other Party (or its nominated auditor) to ensure the accuracy of billing in respect of those costs.

12.14	No Party is required to offer support to any other Party in relation to assets other than assets originally forming part of the AD Group.

MM Business

12.15	For the avoidance of doubt, PR will in accordance with Clause 10.1.1.3 procure that the MM Business is managed in the MM Ordinary Course of Business during the MM Interim Period and to the extent that the MM Business requires Transitional Arrangements during the MM Interim Period, these arrangements shall be provided by the PR Group in the MM Ordinary Course of Business and not on the basis of this Clause 12.

13	Period after Completion

13.1	On receiving, on or after the Effective Date, any notices, correspondence, information, orders or enquiries relating to the FB Businesses (save for the MM Business prior to the date on which such business is legally transferred to FB), PR will immediately pass them to FB.

13.2	On receiving, on or after the Effective Date, any notices, correspondence, information, orders or enquiries relating to the PR Businesses (which shall include the MM Business prior to the date on which such business is legally transferred to FB or prior to the Non-Clearance Sale Date), FB will immediately pass them to PR.

13.3	For a period of six years from Completion or longer if, prior to the expiry of such six year period, the Parties should mutually agree or the Party not in possession of the relevant information should notify the party in possession of such information that such information will be required for reporting by law or regulatory authority:-

13.3.1	FB will make the FB Records (so far as these contain information which might reasonably be required by law (including for the purposes of financial reporting in any relevant jurisdiction) or regulatory authority (including any tax authority), available for inspection by representatives of PR at all reasonable times during business hours on reasonable advance notice being given. FB will allow PR’s representatives to take copies, at PR’s expense, of any of the FB Records (if necessary, redacted to exclude information not forming part of the FB Records) reasonably required by them;

13.3.2	PR will make available any books and records not delivered to FB which contain information which relates to the FB Businesses (save for the MM Business) or Transferred Subsidiaries which might reasonably be required by law (including for the purposes of financial reporting in any relevant jurisdiction) or regulatory authority (including any tax authority) or reasonably required for any tax filing or computation for inspection by representatives of FB during business hours on reasonable advance notice being given. PR will allow FB’s representatives to take copies, at FB’s expense, of any of those books and records (if necessary, redacted to exclude information not relating to FB Assets and Businesses or Transferred Subsidiaries) reasonably required by them.

14	Co-operation and further assurances

14.1	Each of the Parties undertakes to co-operate in good faith to ensure that it and its Affiliates do such acts and things as may be reasonably necessary to give effect to this Agreement.

14.2	PR shall provide reasonable assistance (at FB’s cost) to FB in connection with the necessary forms and consents to enable the utility services provided in respect of the premises and facilities to be transferred to FB, including those telephone, facsimile and other communication services (with the benefit of the same numbers and electronic addresses which relate to the FB Brands) and electricity, gas, water and heating services requested by FB, to be transferred to FB with effect from the Effective Date without interruption.

15	Announcements

15.1	For the period to the Effective Date and subject to the provisions of this Clause 15, no Party shall issue any press release or advertisement or publish any circular or any other public document or make any statement or disclosure to any other person (other than to any professional adviser retained by that Party or an Affiliate of that Party in connection with the transactions contemplated by this Agreement or to any director, employee or consultant of such Party or an Affiliate of that Party, in either case on a need-to-know basis) including, without limitation, any document, statement or disclosure published, issued or made by a Party to any supplier to or customer of that Party or any Affiliate of that Party) in each case relating to or connected with or arising out of the Proposed Offer (including FB’s interest in the Proposed Offer) or this Agreement, without obtaining the previous written approval of the other Parties to its contents and the manner of its presentation and publication or disclosure (such approval not to be unreasonably withheld or delayed).

15.2	The provisions of Clause 15.1 do not apply to any announcement relating to or connected with or arising out of the Proposed Offer (including FB’s interest in the Proposed Offer) or this Agreement required to be made by virtue of the regulations of London Stock Exchange plc or the City Code on Takeovers and Mergers or the requirements of the Panel on Takeovers and Mergers, London Stock Exchange plc, Euronext Paris S.A., the New York Stock Exchange, the Autorité des Marchés Financiers, the US Securities and Exchange Commission, the High Court of Justice in England and Wales or applicable law or regulation.

15.3	Neither Party shall issue any press release or advertisement or publish any circular or any other public document or make any statement which is adverse to the other Party’s interests in the Proposed Offer or in any of the transactions contemplated by this Agreement or inconsistent with any press release, advertisement, circular, public document or other statement made by the other Party in accordance with the provisions of this Clause 15 or clause 11 of the Transaction Co-operation Agreement.

15.4	In the event that a Party is required to issue any press release or advertisement or publish any circular or any other public document or make any statement or disclosure to any person who is not a Party as permitted by Clause 15.2, so far as practicable, it shall first consult with, and take account of the comments of, the other Parties as to the nature, contents and timing of such press release, advertisement, publication, disclosure or statement.

15.5	Nothing in this Clause 15 shall prevent FB from issuing any press release or advertisement or making any statement or disclosure, after the Effective Date, to any other person concerning operational matters relating to the FB Businesses.

15.6	Subject to Clause 15.1 above, FB shall not be prevented from explaining the transaction contemplated by this Agreement to its shareholders and stakeholders and in such manner as it may be entitled to do under relevant law and regulation or from detailing its future business intentions and expectations for the FB Assets.

15.7	The provisions of this Clause 15 shall cease to apply on the End Date.

16	Confidentiality

16.1	In addition to Clause 15, PR for itself and on behalf of each of its Affiliates covenants with FB (for itself and on behalf of each of its Affiliates) that until the expiration of 3 years from the Effective Date, it shall not disclose or use, for its own benefit or that of any other person, any Know-how which it possesses relating to the FB Businesses except any such Know-how which is in the public domain other than by reason of any breach by PR of any of its obligations under this Agreement or any breach by any person of any duty of confidentiality in relation to the FB Businesses or if such disclosure is required by law or regulation.

16.2	In addition to Clause 15, FB for itself and on behalf of each of its Affiliates covenants with PR (for itself and on behalf of each of its Affiliates) that:

16.2.1	until the expiration of 3 years from the Effective Date, it shall not disclose or use, for its own benefit or that of any other person, any Know-how relating to the PR Businesses;

16.2.2	until the earlier of (a) the date on which FB legally acquires the MM Business it shall not disclose or use for its own benefit or that of any other person, any Know-how relating to the MM Business or (b) the expiry of three years from the Effective Date, it shall not disclose or use for its own benefit or that of any other person, any Know-how relating to the MM Business which it possesses, except any such Know-how which is in the public domain other than by reason of any breach by FB of any of its obligations under this Agreement or any breach by any person of any duty of confidentiality in relation to the PR Businesses or if such disclosure is required by law or regulation.

16.3	The expiration of the rights of confidentiality contained in this Clause 16 shall, for the avoidance of doubt, be without prejudice to any other similar or overlapping rights (including common law confidentiality rights and intellectual property rights) held by the Parties or their Affiliates.

16.4	At the request and cost of the other, FB and PR shall respectively use reasonable endeavours to enforce, and shall procure that their Affiliates use reasonable endeavours to enforce, any contractual or other legal rights held by them to prevent any unauthorised or improper disclosure or use by any third party of (respectively) Know-how relating to the PR Businesses and Know-how relating to the FB Businesses.

17	Warranties

17.1	Each of the Parties to this Agreement warrants to the other Party as follows:

17.1.1	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

17.1.2	this Agreement constitutes binding obligations on it in accordance with its terms;

17.1.3	save as set out in the Announcement, the execution and delivery of, and the performance by it of its obligations under, this Agreement will not:-

17.1.3.1	result in a breach of any provision of its memorandum or articles of association or like constitutional documents; or

17.1.3.2	require the consent of any third party or parties; and

17.1.4	neither it nor any of its Affiliates is party to any agreement, arrangement or understanding pursuant to which any third party has or might have the right to prevent, inhibit or delay (i) the completion of the Proposed Offer and the Scheme or (ii) the implementation of each of the provisions this Agreement or the completion of the Planned Transactions.

18	Guarantee of obligations under the Planned Transactions

18.1	PR hereby guarantees to FB (for itself and on behalf of its Affiliates) the performance by its Affiliates of their respective obligations to FB and its Affiliates under the Planned Transactions.

18.2	FB hereby guarantees to PR (for itself and on behalf of its Affiliates) the performance by its Affiliates of their respective obligations to PR and its Affiliates under the Planned Transactions.

18.3	The guarantees contained in Clauses 18.1 and 18.2 are continuing guarantees and shall remain in force until all obligations of the relevant guarantor and its Affiliates under the Planned Transactions have been fully performed and all sums payable under them have been fully paid.

18.4	The obligations of a Party as guarantor under this Clause 18 shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate them from their obligations or affect such obligations including, without limitation and whether or not known to either of them:-

18.4.1	any time, indulgence, waiver or consent at any time given to the other of them or any other person;

18.4.2	any compromise or release of, or abstention from perfecting or enforcing, any rights or remedies against the other of them or any other person;

18.4.3	any legal limitation, disability, incapacity or other circumstance relating to the other of them or any other person or any amendment to or variation of the terms of any of the Planned Transactions; and

18.4.4	any irregularity, unenforceability or invalidity of any obligations of the other of them.

18.5	The guarantees contained in Clauses 18.1 and 18.2 may be enforced by either of FB or PR without any steps or proceedings having first been taken against the relevant Affiliate(s) in default.

19	Assignment

19.1

Subject to this Clause 19, this Agreement shall be binding upon and enure for the benefit of the successors and assignees of the Parties and, subject to any succession or assignment permitted by this Agreement, any such successor or assignee of the Parties shall in its own right be able to enforce any term of this Agreement.

19.2	Neither Party, nor its successors and assignees, shall be entitled to assign its respective rights or obligations under this Agreement without the prior written consent of the other Party, save that no such consent shall be required to an assignment of rights only to a member of the FB Group or PR Group and provided always that if such assignee shall cease to be a member of the FB Group or the PR Group (as the case may be) it shall no longer be entitled to the benefit of such rights.

20	General

20.1	This Agreement, the documents in the Agreed Form, the Bid Co-operation Agreement, the mutual confidentiality agreement made between PR and FB and dated 12 January 2005, the Larios Sale and Purchase Agreement and the other documents referred to in them constitute the entire agreement between, and understanding of, the Parties with respect to the subject matter of this Agreement and such documents and supersede any prior written or oral agreement(s) or arrangement(s) between the Parties in relation thereto.

20.2	Each of FB, PR and AD acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, they do not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement or the documents referred to in it. Without prejudice to Clause 20.11, the only remedy available to them shall be for breach of contract under the terms of this Agreement or the documents referred to in it. Nothing in this Clause 20.2 shall, however, operate to limit or exclude any liability for fraud.

20.3	The failure or delay of either Party at any time or times to require performance of any provision of this Agreement shall not affect such Party’s right to enforce such provision at a later time.

20.4	No waiver by either Party of any condition or of the breach of any term, covenant, representation, warranty or undertaking contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty or undertaking in this Agreement.

20.5	This Agreement or any of the documents referred to in it may be amended, modified, superseded or cancelled and any of its terms, covenants, representations, warranties, undertakings, or conditions may be waived only by an instrument in writing signed by (or by some person duly authorised by) both the Parties or, in the case of a waiver, by the Party waiving compliance.

20.6	Save as otherwise stated in this Agreement, each Party shall pay its own costs and expenses of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement of each document referred to in it and to the sale and purchase of the FB Businesses and FB Assets.

20.7	If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

20.8	This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

20.9	This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original and all the counterparts together shall constitute one and the same instrument.

20.10	Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the Parties or any of them.

20.11	Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach by them of the provisions of this Agreement and that the remedies of injunction and specific performance as well as any other equitable relief for any threatened or actual breach of the provisions of this Agreement by either Party may be more appropriate remedies and that no proof of special damages shall be necessary for the enforcement of the provisions of this Agreement.

20.12	Nothing in this Agreement is intended to or shall operate to require any person to take any action which would or would be reasonably likely to cause that person to breach any anti-trust law or regulation in any jurisdiction.

20.13	In the event of any breach of this Agreement or in any other circumstances, neither Party shall be entitled to rescind or otherwise terminate this Agreement and without limitation in respect of the other terms of this Agreement FB shall remain in all circumstances obliged to make the payment referred to in Clause 2.3 on the Effective Date in accordance with the provisions of Clause 2.3.

20.14	The Parties agree to take all reasonable steps to ensure that payments made pursuant to this Agreement shall be treated as adjustments or payments of the Adjusted Global Consideration and/or the relevant Part Consideration.

20.15	The Parties agree that this Agreement is intended to remain in full force and effect beyond the End Date.

21	Notices

21.1	Any notice or other communication given under this Agreement shall be in writing and shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post or fax to the address and for the attention of the relevant Party set out in sub-Clause 21.2 (or as otherwise notified by that Party under this Agreement). Any such notice shall be deemed to have been received:-

21.1.1	if delivered personally, at the time of delivery;

21.1.2	in the case of pre-paid recorded delivery or registered airmail, 72 hours from the date of posting;

21.1.3	in the case of fax, at the time of transmission

PROVIDED that if deemed receipt (but for this proviso) would have occurred before 9 a.m. on a Business Day the notice shall be deemed to have been received at 9 a.m. on that day, and if deemed receipt (but for this proviso) would have occurred after 5 p.m. on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 a.m. on the next Business Day. For the purpose of this Clause, “Business Day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

21.2	The addresses and fax numbers of the Parties for the purposes of sub-Clause 21.1 are:-

PR
Address:	12 Place des États-Unis
75783 Paris Cedex 16
France

For the attention of:	Emmanuel Babeau/Ian FitzSimons
Fax number:	+331 4100 4222

And with a copy to:

Macfarlanes:
Fax Number:	+44(0) 20 7831 9607
For the attention of:	Robert Sutton/Tim Lewis

FB
Address:	300 Tower Parkway
Lincolnshire
IL60069
USA

For the attention of:	Chris Klein/Mark Roche
Fax number:	+1 847 484 4490

And with a copy to:

Herbert Smith:
Fax number:	+44(0) 20 7374 0888
For the attention of:	Richard Fleck/Malcolm Lombers

or such other address or fax number as may be notified in writing from time to time by the relevant Party to the other Parties for the purposes of this Clause.

21.3

In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party set out in Clause 21.2 (or as otherwise notified by that Party under this Agreement) and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery, or that the notice was transmitted by fax to the fax number of the relevant Party set out in Clause 21.2 (or as otherwise notified by that Party under this Agreement) .

21.4	For the avoidance of doubt notice given under this Agreement shall not be validly served if sent by e-mail.

22	Dispute Resolution

22.1	Without prejudice to the specific provisions of Schedules 4, 5, 12, 13 and 14 all disputes arising out of or in connection with this Agreement (whether relating to an alleged breach of the terms of this Agreement or otherwise) shall be resolved in accordance with the provisions of this Clause 22.

22.2	Supervisory Committee

22.2.1	In order to ensure orderly processes in the relationship between the Parties and to avoid disputes with respect to the FB Assets, the FB Liabilities and the Planned Transactions, to the extent allowed by law, each of FB (on behalf of itself and FB) and PR shall delegate to a committee comprising 3 representatives of PR and 3 representatives of FB, being the persons which each of FB and PR may from time to time notify to the other in accordance with Clause 21 (the “Supervisory Committee”), all powers, discretions and authorities necessary for the purposes of this Clause 22, shall exercise all voting and other rights necessary for these purposes and shall enter into such agreements or arrangements as may be approved by, and shall comply with and be bound by any resolution of, the Supervisory Committee.

22.2.2	The Supervisory Committee shall have all powers, discretions and authorities necessary to:-

22.2.2.1	monitor the operation and implementation of this Agreement; and

22.2.2.2	discuss and resolve any disputes arising in connection with this Agreement.

22.3	Convening Supervisory Committee Meetings

22.3.1	FB may, at any time, call a meeting of the Supervisory Committee for any purpose in connection with this Agreement by giving notice to Emmanuel Babeau (or such other person as PR may notify FB from time to time in accordance with Clause 21).

22.3.2	PR (on behalf of itself and AD) may, at any time, call a meeting of the Supervisory Committee for any purpose in connection with this Agreement by giving notice to Christopher Klein (or such other person as FB may notify PR from time to time in accordance with Clause 21).

22.3.3

Notwithstanding the provisions of Clause 21, any notice given in accordance with Clause 22.3.1 or Clause 22.3.2 may be given in writing (whether by letter or fax) or by telephone (but not by way of voicemail message) and shall only be deemed to have been received when actually received by the individual to whom it is addressed.

22.3.4	Wherever practicable, at least five Business Days’ notice of each meeting of the Supervisory Committee shall be given in accordance with Clause 22.3.1 or Clause 22.3.2. Breach of this Clause 22.3.4 shall not affect the validity of any meeting of the Supervisory Committee which has otherwise been validly convened.

22.3.5	Each of the Party’s representatives may participate in and vote at the Supervisory Committee. Meetings may be held by means of a telephone or any other communication equipment which allows all persons participating in the meeting to hear each other (and, for the avoidance of doubt, the representatives are not required to be physically present in the same place in order to constitute a meeting).

22.4	Meeting, responsibilities and duties of the Supervisory Committee

22.4.1	The Parties shall procure (so far as each is able to do so) that the Supervisory Committee shall:-

22.4.1.1	meet within 14 days of a request for such a meeting having been given (in accordance with Clause 22.3) by one Party to the other in such location as may reasonably be proposed by the Party requesting such meeting; and

22.4.1.2	use its reasonable endeavours to settle any disputes and/or agree the course of action to be followed in relation to the subject matter of the meeting.

22.5	Resolutions of the Supervisory Committee

22.5.1	Resolutions of the Supervisory Committee shall be decided by the unanimous resolution of all members of the Supervisory Committee present at the relevant meeting and voting.

22.5.2	A resolution passed by the Supervisory Committee shall be minuted in English.

22.5.3	A resolution passed by the Supervisory Committee in connection with resolving any dispute between the Parties in connection with the Agreement shall be binding upon the Parties.

22.6	Deadlock situation

22.6.1	If a proposal is made by a representative at a meeting of the Supervisory Committee but is not passed by a resolution of the Supervisory Committee, either party may give written notice to the other that it regards a deadlock situation as having arisen (“Deadlock Notice”). Only one Deadlock Notice may be served in respect of any one proposal.

22.6.2	If a Deadlock Notice is served then the matter shall be referred to arbitration (or, in respect of Tax, to expert determination) in accordance with Clause 22.7.

22.7	Arbitration

22.7.1	Save in respect of Tax, any dispute or difference to be referred to arbitration in accordance with Clause 22.6.2 shall be referred to and finally settled by arbitration under the rules of the London Court of International Arbitration (the “Rules”), which Rules are deemed to be incorporated by reference in this Clause.

22.7.2	It is agreed that:

22.7.2.1	The arbitral tribunal shall be composed of three arbitrators appointed as follows:

(a)	each party shall nominate one arbitrator for appointment by the London Court of International Arbitration (“LCIA”), and the two arbitrators so appointed shall appoint a third arbitrator who shall act as chairman of the tribunal;

(b)	if either party fails to nominate an arbitrator within 30 days of receiving a Request for Arbitration, such arbitrator shall be appointed by the LCIA;

(c)	if the two arbitrators to be nominated by the parties fail to agree upon a third arbitrator within 30 days of the appointment of the second arbitrator, the third arbitrator shall be appointed by the LCIA.

22.7.2.2	The place of the arbitration shall be London.

22.7.2.3	The language of the arbitration shall be English and all documents not in English must be submitted accompanied by an English translation.

22.7.3	If a claim or dispute in respect of Tax is to be referred to expert determination in accordance with Clause 22.6.2, the Parties will refer the dispute to an expert to be appointed by the President of the Institute of Chartered Accountants in England and Wales. Such person shall act as an expert and not as an arbitrator and his or her determination shall be binding on the Parties.

22.7.4	The fees of the expert shall be paid by FB on the one hand and/or by PR on the other hand in the proportions determined by the expert.

23	Governing law

This Agreement shall be governed by and construed in accordance with the laws of England.

Executed as a deed and delivered on the date set out at the head of this Agreement.

SCHEDULE 1

Part 1

FB Brands – Allocation of Global Consideration

1 Brand	2 Allocation
FB Brands
Sauza	£	[***]
Maker’s Mark		£167,533,950
Laphroaig	£	[***]
Courvoisier		£458,288,883
Canadian Club	£	[***]
Castellana	£	[***]
Centenario	£	[***]
DYC	£	[***]
Fundador	£	[***]
Teachers	£	[***]
Cockburn	£	[***]
Harvey’s	£	[***]
Kuemmerling	£	[***]
Jacobi	£	[***]
Clos du Bois	£	[***]
Other US Wines (except Mumm Cuvée Napa)	£	[***]
Callaway	£	[***]

FB Distribution Businesses
United Kingdom	£	[***]
Spain	£	[***]
Germany	£	[***]

Total		£2,721,621,217

Part 2

FB Brands – multiples for price adjustment

1 Brand	2 Multiple
FB Brands
Sauza	[***]
Maker’s Mark	[***]
Laphroaig	[***]
Courvoisier	[***]
Canadian Club	[***]
Castellana	[***]
Centenario	[***]
DYC	[***]
Fundador	[***]
Teachers	[***]
Cockburn	[***]
Harvey’s	[***]
Kuemmerling	[***]
Jacobi	[***]
Clos du Bois	[***]
Other US Wines (except Mumm Cuvée Napa)	[***]
Callaway	[***]

SCHEDULE 2

Planned Transactions

1	General Principles

1.1	PR shall have control over the structuring, including timing, terms and mechanism, of the delivery of FB Assets to FB in accordance with this Schedule 2 and in particular:

1.1.1	the allocation of prices to the FB Assets shall be made in accordance with Schedule 1 and the principles set out in this Agreement and this Schedule 2; and

1.1.2	any other consideration payable under the Planned Transactions which consideration is not Part Consideration shall be determined in accordance with Schedule 1 and the principles set out in this Agreement and this Schedule 2.

1.2	FB shall take all reasonable steps to give effect to PR’s proposals in relation to the Planned Transactions to the extent that such proposals satisfy the principles in this Schedule 2.

1.3	FB may make proposals (including as to mechanisms and timing for the delivery of assets to FB) to PR regarding the Planned Transactions and the delivery of FB Assets to FB. PR will consider, and discuss with FB, such proposals in good faith but shall have no obligation to agree to such proposals. PR may impose such conditions (including, without limitation, as to the sharing or burden of any consequent tax or other costs) upon its agreement as it shall, in its absolute discretion, determine.

1.4	FB will take all lawful steps as PR shall direct to give effect to PR’s proposals in relation to the Planned Transactions.

1.5	Subject to paragraph 1.10 of this Schedule 2, FB will agree and implement (including taking all necessary steps, exercising votes at board and shareholder level and giving all required consents) all such transactions, steps and other matters as PR shall propose in order to give effect to PR’s proposals in relation to the Planned Transactions provided that such transactions, steps and matters are (i) lawful and (ii) (unless FB shall otherwise agree) not such as to involve distributions in specie to companies which are members of the FB Group at the time at which the distribution in specie is made or require long-term co-ownership (through a partnership or body corporate or other entity) of assets by PR and FB and/or any of their Affiliates. FB shall not, and shall procure that none of its Affiliates shall:

1.5.1	exercise any rights attaching to any “B” Shares; or

1.5.2	exercise any right pursuant to Article 4.6.1.3 of the Bidco 2 Articles,

so as to inhibit, delay or frustrate any Planned Transaction.

1.6

To the extent that any failure or delay by PR in implementing the Planned Transactions is caused by FB or any of its Affiliates (including, but not limited to, any of them having (i) exercised any rights under this Agreement or any agreement or arrangement entered into pursuant to this Agreement, (ii) exercised any rights attaching to the Tracker Shares, or (iii) exercised any rights attaching to any “B” Shares) PR shall not be in breach of its obligation under this Agreement to deliver the FB Assets to FB or its Affiliates by the End Date provided that in such circumstances PR shall continue to have a contractual obligation to implement the Planned Transactions as soon as reasonably practicable after the End Date having regard to the action or actions taken by FB and/or its Affiliates and falling within (i) to (iii) of this paragraph 1.6.

1.7	All Planned Transactions shall be effected in such a way as to comply with all applicable laws.

1.8	The Planned Transactions shall not be arranged with the intent that any of the Planned Tax Costs which would ordinarily be met by a member of the PR Group shall be transferred to FB or any of its Affiliates without FB’s consent.

1.9	Subject to paragraph 1.10 of this Schedule 2, FB shall, and shall procure that its Affiliates shall, take all necessary steps, including exercising any votes at any meeting of the board of directors (or equivalent) of any member of the AD Group and exercising all votes attaching to any shares (including the Tracker Shares and any “B” Shares issued pursuant to Clause 10.1.3), and shall give all consents required or desirable to implement and give effect to any Planned Transaction.

1.10	FB shall not be prevented from exercising any of the veto rights attaching to “B” Shares and set out in paragraph 2.1, 2.2, 2.4, 2.5 or 2.5A of Schedule 9 in relation to any Planned Transaction.

1.11	PR shall give FB reasonable notice (having regard to the Planned Transaction in respect of which notice is given), in advance of the implementation of each Planned Transaction and PR shall inform FB of the details of such proposed Planned Transaction.

2	Specific considerations

In determining the Planned Transactions in accordance with this Schedule 2 and the terms of this Agreement, and save where triggering a material change of control provision cannot be avoided, PR shall take into account the impact of any particular transaction or transactions on any change in control provisions contained in any FB Contract which is material in the context of the relevant FB Business and shall procure that its representatives on the Supervisory Committee discuss such impact with FB’s representatives on the Supervisory Committee. If, following that discussion, the Planned Transactions to be adopted cannot be agreed between PR and FB the Planned Transactions to be adopted in respect of the relevant matters shall be those which avoid triggering the relevant change of control provision and any Planned Tax Costs and Bid Structure Transaction Costs relating to such Planned Transaction together with any other economic implications directly arising from those Planned Transactions will be shared between and paid by PR and FB in the PR Funding Percentage and the FB Funding Percentage respectively. The provisions of this paragraph shall not apply in circumstances where a triggering of the relevant change of control provision cannot be avoided if transactions necessary to realise the intentions of the Parties set out in Clause 3 are to be entered into. For the purpose of this paragraph 2, the expression “change of control provision” shall include a pre-emption right which would entitle a third party to buy FB Assets which are intended to be transferred to FB or an Affiliate of FB in a Planned Transaction.

3	Terms of Planned Transactions

The terms of the Planned Transactions to be entered into between the Parties or their Affiliates to give effect to the intentions of the Parties set out in Clause 3 shall be as determined by PR in accordance with the provisions of this Agreement.

4	This Agreement to govern transactions

The terms of this Agreement shall govern the arrangements between the Parties and their Affiliates regarding any Planned Transactions to give effect to general principles set out in paragraph 1 above and the intentions of the parties set out in Clause 3 with the intention that the Parties and their Affiliates will be bound by the terms of this Agreement in relation to those transactions.

SCHEDULE 3

This Schedule left intentionally blank.

SCHEDULE 4

Part 1

Components of Spirits and Wines Working Capital

Spirits and Wines Working Capital shall be determined as follows, based on UK GAAP balances and at consolidation level at the Effective Date:

Working Capital = (A) – (B)

(A) = TRADE RECEIVABLES + OTHER RECEIVABLES + CURRENT TAX ASSETS

Trade Receivables include the following:

1.	Trade notes and account receivables;

2.	Receivables / sale of goods or rendering of services;

3.	Receivables / payment withheld as guaranty;

4.	Not-matured notes receivables;

5.	Receivables / unbilled receivables;

6.	Less provision for doubtful clients related to Trade Receivables;

7.	Less creditor receivables (down-payments from clients, overpayments, credit notes, returns or allowances, claims).

Other Receivables include the following:

1.	Receivables on sale of market securities (less provision for doubtful clients);

2.	Other accrued income;

3.	Non-contingent subsidies receivables (investment subsidies, operating subsidies, net loss compensating subsidies);

4.	Not matured notes;

5.	Deferred expenses;

6.	Prepaid expenses; and

7.	Receivables in respect of overpaid customs duties and excise duties.

Current Tax Assets

Any receivable relating to Tax due to any member of the AD Group arising in respect of any period ending on or before the Effective Date, provided that a receivable shall not constitute a Current Tax Asset to the extent that the amount of the receivable is subject to a dispute.

(B) = TRADE PAYABLES + OTHER PAYABLES + EMPLOYEE PAYABLES AND SOCIAL SECURITY + CURRENT TAX LIABILITIES

Trade Payables include the following items:

1.	Trade payables relating to purchase of (i) raw materials, (ii) goods and (iii) rendering of services,

2.	Trade payables relating to payments withheld as a guaranty;

3.	Trade payables on invoices to be received;

4.	Notes payable on trade receivables, bills payable;

5.	Payables to fixed assets suppliers, notes payable on payables to fixed assets suppliers;

6.	Payables on operating leases;

7.	Less debtors payables (down-payments to suppliers; overpayments, credit notes, returns or allowances, claims);

Other Payables include the following items:

1.	Accrued payables;

2.	Deferred income;

3.	Customs duties and excise duties.

The following items are not included in ‘other payables’ nor in the definition of the Working Capital:

•	Any payable related to litigation with competitors;

•	Any payable related to IP litigation;

•	Any payable related to product facility litigation;

•	Any payable related to environmental litigation;

•	Any payable related to class action litigation;

•	Any payable related to product claims;

•	Any payable related to breaches of law/regulation litigation;

•	Any payable related to breaches of contract litigation;

•	Any payable related to warranty/indemnity claims on previous transactions;

•	Any payable related to health and safety claims;

Employee payables and Social Security payables include the following items:

1.	Wages and salaries payable;

2.	Prepayments to employees;

3.	Third party liens on employee wages;

4.	Accrued vacation expenses;

5.	Accrued personnel expenses;

6.	Social Security;

7.	Other social security agencies;

8.	Accrued Social Security on unpaid vacation;

9.	Less accrued Social Security;

Current Tax Liabilities

Any payable relating to any Tax liability of a member of the AD Group arising in respect of any period ending or any event occurring on or before the Effective Date where the payment date in respect of that Tax liability has not arisen before the Effective Date provided that a payable shall not constitute a Current Tax Liability to the extent that the amount of the payable is subject to a dispute.

Any payables related to pension liabilities and employee claims are not included in Employee payables and Social Security payables.

Exclusions

The following items are not included in the definition of Working Capital:

•	Financial current accounts (debtors and creditors) with AD Group companies should be excluded from the definition of Working Capital (and considered as part of net debt);

•	Dividends to pay or to receive (considered as part of net debt);

•	Non-current provision for contingencies and losses;

•	Finance lease obligations;

•	Items which do not relate to the spirits and/or wines businesses of the AD Group;

•	Deferred tax assets and deferred tax liabilities; and

•	Financial Debt and Cash Equivalents.

The calculation of Working Capital shall take into account any accrued discounts payable to customers or receivable from suppliers.

For the avoidance of doubt, in all circumstances receivables, payables, Current Tax Assets and Current Tax Liabilities falling due in more than one year shall also be included in the calculation of Spirits and Wines Working Capital.

Where for the purposes of the calculation referred to in this Part of Schedule 4 it is necessary to determine an amount of money and any of the component parts of that sum of money are expressed in a currency other than pounds sterling, such component part shall be translated into pounds sterling at the exchange rate for such currency immediately before close of business in London on the Effective Date as quoted by the Bank.

For the purposes of the definitions of Current Tax Liability and Current Tax Asset, the payment date in respect of any payable shall mean the last date by which the relevant payable can be paid or discharged under the law of the relevant jurisdiction without incurring a charge to interest or penalties.

Part 2

Components of Transferred Subsidiary Working Capital

Transferred Subsidiary Working Capital shall be determined at each FB Transferred Subsidiary level, on the basis of individual accounts before consolidation entries as at the Effective Date. For this purpose, any reference to a “Transferred Subsidiary” shall include any company that carries on the MM Business or that holds MM Assets that is transferred to a third party in accordance with Clause 3.17 in connection with a sale of the MM Business.

Working Capital = (A) – (B)

(A) = TRADE RECEIVABLES + OTHER RECEIVABLES + CURRENT TAX ASSETS

Trade Receivables include the following:

1.	Trade notes and account receivables;

2.	Receivables / sale of goods or rendering of services;

3.	Receivables / payment withheld as guaranty;

4.	Not-matured notes receivables;

5.	Receivables / unbilled receivables;

6.	Less provision for doubtful clients related to Trade Receivables;

7.	Less creditor receivables (down-payments from clients, overpayments, credit notes, returns or allowances, claims).

Other Receivables include the following:

1.	Receivables on sale of market securities (less provision for doubtful clients);

2.	Other accrued income;

3.	Non-contingent subsidies receivables (investment subsidies, operating subsidies, net loss compensating subsidies);

4.	Not matured notes;

5.	Deferred expenses;

6.	Prepaid expenses; and

7.	Receivables in respect of overpaid customs duties and excise duties.

Current Tax Assets

Any receivable relating to Tax due to any Transferred Subsidiary arising in respect of any period ending on or before the Effective Date provided that a receivable shall not constitute a Current Tax Asset to the extent that the amount of the receivable is subject to a dispute.

(B) = TRADE PAYABLES + OTHER PAYABLES + EMPLOYEE PAYABLES AND SOCIAL SECURITY + CURRENT TAX LIABILITIES

Trade Payables include the following items:

1.	Trade payables relating to purchase of (i) raw materials, (ii) goods and (iii) rendering of services,

2.	Trade payables relating to payments withheld as a guaranty;

3.	Trade payables on invoices to be received;

4.	Notes payable on trade receivables, bills payable;

5.	Payables to fixed assets suppliers, notes payable on payables to fixed assets suppliers;

6.	Payables on operating leases;

7.	Less debtors payables (down-payments to suppliers; overpayments, credit notes, returns or allowances, claims);

Other Payables include the following items:

1.	Accrued payables;

2.	Deferred income;

3.	Customs duties and excise duties.

The following items are not included in ‘other payables’ nor in the definition of the Working Capital:

•	Any payable related to litigation with competitors;

•	Any payable related to IP litigation;

•	Any payable related to product facility litigation;

•	Any payable related to environmental litigation;

•	Any payable related to class action litigation;

•	Any payable related to product claims;

•	Any payable related to breaches of law/regulation litigation;

•	Any payable related to breaches of contract litigation;

•	Any payable related to warranty/indemnity claims on previous transactions;

•	Any payable related to health and safety claims;

Employee payables and Social Security payables include the following items:

1.	Wages and salaries payable;

2.	Prepayments to employees;

3.	Third party liens on employee wages;

4.	Accrued vacation expenses;

5.	Accrued personnel expenses;

6.	Social Security;

7.	Other social security agencies;

8.	Accrued Social Security on unpaid vacation;

9.	Less accrued Social Security;

Current Tax Liabilities

Any payable relating to any Tax liability of a Transferred Subsidiary arising in respect of any period ending or any event occurring on or before the Effective Date where the payment date in respect of that payable has not arisen before the Effective Date provided that a payable shall not constitute a Current Tax Liability to the extent that the amount of the payable is subject to a dispute.

Any payables related to pension liabilities and employee claims are not included in Employee payables and Social Security payables.

Exclusions

The following items are not included in the definition of Working Capital:

•	Financial current accounts (debtors and creditors) with AD Group companies should be excluded from the definition of Working Capital (and considered as part of net debt);

•	Dividends to pay or to receive (considered as part of net debt);

•	Non-current provision for contingencies and losses;

•	Finance lease obligations;

•	Items which do not relate to the spirits and/or wines businesses of the AD Group;

•	Deferred tax assets and deferred tax liabilities; and

•	Financial Debt and Cash Equivalents.

The calculation of Working Capital shall take into account any accrued discounts payable to customers or receivable from suppliers.

Where for the purposes of the calculation referred to in this Part of Schedule 4 it is necessary to determine an amount of money and any of the component parts of that sum of money are expressed in a currency other than pounds sterling, such component part shall be translated into pounds sterling at the exchange rates for such currency immediately before close of business in London on the Effective Date as quoted by the Bank.

For the avoidance of doubt, in all circumstances receivables, payables, Current Tax Assets and Current Tax Liabilities falling due in more than one year shall also be included in the calculation of Spirits and Wine Working Capital.

For the purposes of the definitions of Current Tax Liability and Current Tax Asset, the payment date in respect of any payable shall mean the last date by which the relevant payable can be paid or discharged under the law of the relevant jurisdiction without incurring a charge to interest or penalties.

Part 3

Completion Accounts Process

Estimated Working Capital Statement and Working Capital Statement

1	PR shall prepare drafts of working capital statements in respect of each member of the AD Group in accordance with the provisions of this Schedule:

1.1	within 7 Business Days of the date 90 days after the Effective Date based on its reasonable assumptions at that time as to which companies will be Transferred Subsidiaries; and

1.2	within 7 Business Days of the End Date or, if later, the transfer of the last Transferred Subsidiary to be transferred pursuant to a Planned Transaction;

which, subject to agreement in accordance with this part of this Schedule shall be the Estimated Working Capital Statement (in the case of the statement referred to in paragraph 1.1) and the Working Capital Statement (in the case of the statement referred to in paragraph 1.2).

2	PR shall submit to FB drafts of the Estimated Working Capital Statement and the Working Capital Statement (the “Draft Statements”) on the date referred to in paragraph 1. The Draft Statements shall be prepared in accordance with Parts 1 and 2 of this Schedule 4 and shall respectively give a figure for the Spirits and Wines Working Capital and a figure for the Working Capital of the relevant member of the AD Group. FB shall procure that PR is given all such assistance and access to all such information in FB or its Affiliates possession or control as it may reasonably require in order to enable it to prepare the Draft Statements.

3	FB shall, within 20 Business Days after receipt of the Draft Statements, give written notice to PR stating whether or not it proposes any amendments to the Draft Statements. PR shall procure that FB is given all such assistance and access to all such information in PR or its Affiliates’ possession or control (other than, for the avoidance of doubt, its or their accountants’ working papers) as it may reasonably require in order to enable it to review the Draft Statements.

4	If FB gives notice that it has no proposed amendments to the Draft Statements, then the Draft Statements shall respectively constitute the Estimated Working Capital Statement or the Working Capital Statement relating to Spirits and Wines Working Capital and to the relevant member of the AD Group for the purposes of this Agreement. If it gives notice that it does have proposed amendments to the Draft Statements, it shall within such notice inform PR of its proposed amendments and FB and PR shall, within the period of 10 Business Days after receipt of such notice, seek to agree the proposed amendments.

5	In the event of:-

5.1	a failure by PR to submit the Draft Statements to FB within the period of 90 days referred to in paragraph 1; or

5.2	a failure by FB to give written notice to PR, within the period of 20 Business Days referred to in paragraph 2, stating whether or not it has any suggested amendments to the Draft Statements; or

5.3	any dispute between FB and PR, as to any matter relevant to the Draft Statements or the Estimated Working Capital Statement or the Working Capital Statement remaining unresolved at the expiry of the period of 10 Business Days referred to in paragraph 3;

such failure or dispute shall be referred to an independent firm of chartered accountants agreed by FB and PR within five business days of such failure or notification of dispute or, in the event of a failure to agree within 5 Business Days, by an independent firm of chartered accountants appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either FB or PR. Such independent firm of chartered accountants shall determine the Estimated Working Capital Statement or the Working Capital Statement relating to the Spirits and Wines Working Capital and/or the relevant member of the AD Group. The fees of any such firm of independent accountants shall be paid by FB and/or PR in the proportions determined by the independent accountant. FB and PR shall procure that such firm of independent accountants is given all such assistance and access to all such information in FB’s or (as the case may be) PR’s possession or control as such firm may reasonably require in order to determine the Estimated Working Capital Statement or the Working Capital Statement. Any firm appointed under this Schedule 4 shall act as experts and not as arbitrators and their determination shall be binding on the Parties.

SCHEDULE 5

Part 1:

Calculation of DBC

DBC in respect of a brand shall be calculated as follows:

Notes
Gross sales (excluding taxes and duties)	1

-Discounts and allowances	2

Net sales (excluding taxes and duties)	3

-COGS	4
-Production costs	5
-Manufacturing variances	6

Gross Profit	7

-Trade A&P expenses	8
-Media expenses	9
-Other Consumer A&P expenses	10

Direct Brand Contribution	11

GENERAL PRINCIPLES

All costs included in the DBC calculation must be actual costs where available and if not then standard/budgeted costs.

NOTE 1 – GROSS SALES (EXCLUDING TAXES AND DUTIES)

1.1 Gross sales

Gross sales correspond to the total amount billed to third party customers. It represents invoice prices before reduction to sales (discounts & allowances) and excluding duties and taxes on sales (when collected on behalf of tax authorities, i.e. VAT).

Gross sales mainly comprise the following revenues:

•	Sales of finished, intermediary or residual products;

•	Sales of goods;

•	Commissions received from commission sales;

•	Services rendered (i.e. co-packing).

1.2 Taxes & Duties

Taxes and duties concern those arising from the sale of the product, and are generally set based on the alcohol content or product price (i.e. excise, stamps, etc.).

Taxes and duties are always directly deducted from Gross Sales in calculating Gross Sales excluding T&D.

Taxes and Duties to be excluded from gross sales do not include ‘import duties’.

NB: There are two types of free bottle giveaways:

•	“Free bottles on invoice”: bottles given to distributors for promotions such as “buy 12 bottles, get one free”. These bottles are valued at cost price and are reported in ‘Cost of Goods Sold’.

•	“Promotional free bottles”: bottles used in point-of-sale promotions (product tasting), public relation events or on-pack promotions (e.g.: 5cl sample attached to a 1L. bottle). These bottles are valued at cost price and are reported in ‘Other A&P expenses’.

NOTE 2 – DISCOUNTS AND ALLOWANCES

Discounts and allowances include:

•	Promotional rebates, whether they appear as a reduction on an invoice or an invoice credit note.

•	Year-end rebates (grouping, etc.).

•	Commissions paid or payable pursuant to commission sales.

•	Quantity discounts: Accrued discounts based upon quantity purchased with no identifiable price reductions to the consumer.

•	Long term discounts: Any discount longer than one year designed to stimulate trade activity. In this case, the related cost should be accrued over the corresponding period of time.

•	Price reductions: Short term discounts offered to the trade which either increase trade profits or are identified as price reductions to the trade customer.

•	Display discount: conditional (service related) allowances/payments to the customer for display space incremental to existing shelf space (usually on an annual basis at per case rate).

•	Logistics discounts: allowances offered to the trade relating to product distribution as an incentive to logistics costs (e.g. backhauling, central delivery, direct delivery).

•	Central office discounts: other allowances for reduced administrative costs such as centralized orders, invoice control for franchises, etc.

•	Feature discount: conditional allowances /payments to the customer to ‘feature’ certain brands in special events. Negotiated centrally usually on an annual basis at a per case rate.

In addition, credit to customers for goods returned, damaged goods or incomplete shipments must also come as a reduction of net sales (based on actual figures).

NOTE 3 – NET SALES

Net sales correspond to the sum of ‘Gross Sales (excluding T&D) minus ‘Discounts and Allowances’.

NOTE 4 – COGS (‘COST OF GOODS SOLD’)

Cost of goods sold includes:

•	Raw materials (net of all vendor rebates/discounts), used in the production of finished products;

•	Raw materials at purchase price/cost that are used in the production of free bottles on invoice;

•	Finished products at purchase cost within the framework of distribution agreements (+ import duties).

Write offs on raw materials and finished products must be excluded from the calculation of the COGS and, consequently the DBC.

The following raw materials are included for production activities:

•	The content (liquid drink);

•	The container (bottle, cap, label, plastic film, carton, etc.),

to which may be added all related procurement, transportation, labour and handling expenses, as well as evaporation and spillage quantity losses.

Regarding financial expenses associated to maturing inventories, the two parties agree to adopt AD’s methodology in calculating a ‘Spirits and Wines Net Brand Contribution (‘NBC’) of 1011M£ (as stated in page 26 of AD Annual Report for the year ended 31 August 2004).

All consumables required for production but which are not incorporated in the products themselves (grease, soap, etc.) are considered as ‘Production Costs’.

NOTE 5 – PRODUCTION COSTS

Production costs include:

•	Depreciation on fixed assets used in the production process (excluding any impact of impairment);

•	Personnel costs relating to direct production staff, including fringe benefits, paid vacations, profit sharing, profit participation, payroll taxes, training costs, performance bonuses;

•	Warehousing costs for raw materials and warehousing and maturing costs for ageing stocks;

•	Outsourced production costs;

•	Plant consumable costs;

•	Production costs variances included in finished goods and WIP inventory.

Regarding the incorporation of ‘production overheads’ in ‘Production Costs’ (‘i.e. in the calculation of the DBC’), the two parties agree to adopt AD’s methodology that leads to calculating a ‘Spirits and Wines Net Brand Contribution (‘NBC’) of 1011M£ (as stated in page 26 of AD Annual Report for the year ended 31 August 2004).

NOTE 6 – MANUFACTURING VARIANCES

Manufacturing variances correspond to the differences between standard costs and actual costs of products for actual volumes.

Manufacturing variances include:

•	Wet goods variances,

•	Dry goods variances (bottling materials variances, other material/consumables variances),

•	Direct Labor variances,

•	Other Production variances (Consumables variances, Outsourcing variances, Energy variances, Other Direct costs variances),

No idle capacity impact should be included either in these variances or in the calculation of the DBC.

NOTE 7 – GROSS PROFIT

Gross Profit is calculated from the sum of the following lines:

•	Net sales

•	COGS

•	Production costs

•	Manufacturing variances

NOTE 8 – TRADE A&P EXPENSES

Trade A&P expenses correspond to all expenses (net of all related rebates/discounts) paid for promoting products to retailers, wholesalers, bars, etc., such as Branded POS Material, in store advertising, trade public relations events, sponsorship of trade events, wine lists, markets tests, trade samples, tastings, trade trainings, advertising in trade publications.

Overpriced services are assimilated to price reductions and should be presented as such.

Trade A&P expenses must be calculated as a % of sales or directly attributable to a brand. Fixed Trade A&P expenses can not be allocated to a brand through allocation keys.

Trade A&P expenses exclude employee costs.

Write offs on Branded POS Material must be excluded from the calculation of the Trade A&P and, consequently the DBC.

NOTE 9 – MEDIA EXPENSES

Media expenses correspond to all purchases of advertising space/time for all media (TV, radio, publications, billboards, caddy, etc.) net of all related rebates/discounts, excluding all ad agency fees and ad creation expenses.

Advertising space/time purchases comprise:

•	Traditional media advertising for the brand: TV, Radio, Outdoors, Billboards, Publications, and Cinema;

•	Specific brand advertising for a sponsorship or a special event (excluding the sponsorship cost itself);

•	Internet advertising (Production, Webmedia, Fees);

•	Showcasing of product in TV programmes/movies and in Cinemas.

•	Media partnerships with TV networks, radio stations, magazines, so long as they involve a specific billing by the media (and not simply an exchange in the framework of a partnership).

Media expenses must be directly attributable to a brand.

Media expenses exclude employee costs.

NB: in the case of a media campaign occurring from August N to October N+1; the purchase of ad time/space corresponding to August must be reported in August N, even if the media campaign is invoiced in full in N+1.

NOTE 10 – OTHER CONSUMER A&P EXPENSES

Other consumer A&P expenses are expenses that are not considered as Trade A&P expenses or Media expenses, including:

•	Advertising creation expenses, that is:

•	Technical expenses (design and production) of advertising productions (films, billboards, spots, radio, etc.).

•	Printing costs for billboards and publication inserts.

•	Ad agency fees (creation, production, media, other agency costs), even if, in some instances, the amount represents a deposit);

•	Technical expenses and fees relating to the development of new products, packaging, promotions, and sponsorship events;

•	Products consumed at point of advertising;

•	Promotional materials for consumers;

•	Sponsoring, sampling and public relations events;

•	Products given away in sampling promotions, valued at cost plus duties;

Consumer promotions (coupons, cash refunds, on-pack price reductions, loyalty cards, in store lotteries, on-pack premiums);.

Write offs on promotional materials (e.g. samples) must be excluded from the calculation of the Trade A&P and, consequently the DBC.

Other consumer A&P expenses must be directly attributable to a brand.

Other consumer A&P expenses exclude employee costs.

NOTE 11 – DIRECT BRAND CONTRIBUTION

DBC is the sum of ‘Gross Profit’ minus ‘Trade A&P expenses’ minus ‘Media expenses’ and minus ‘Other consumer A&P expenses’.

In calculating DBC in respect of a brand, the methodology referred to in the boxes in notes 4 and 5 to this part 1 of Schedule 5 shall apply.

Where for the purposes of the calculation referred to in paragraph 1 of this Schedule 5 it is necessary to determine an amount of money and any of the component parts of that sum of money are expressed in a currency other than pounds sterling, such component parts shall be translated into pounds sterling at the mean of the exchange rates for such currency used by AD in the preparation of its statutory accounts for the period from 1 September 2003 to 31 August 2004 or where no such exchange rate is available the mean of the middle-market exchange rates (immediately before close of business in London) for such currency quoted by Bank during that period.

Part 2

Determination of DBC

1	As soon as reasonably practicable after the Effective Date and in any event within 90 days of the Effective Date, PR shall prepare and submit to FB a draft statement setting out the DBC in respect of each PR Brand and each FB Brand (the “Draft DBC Statement”). The Draft DBC Statement shall be prepared in accordance with Part 1 of this Schedule 5. FB shall procure that PR is given all such assistance and access to all such information in FB or its Affiliates possession or control as it may reasonably require in order to enable it to prepare the Draft DBC Statement.

2	FB shall, within 20 Business Days after receipt of the Draft DBC Statement, give written notice to PR stating whether or not it proposes any amendments to the Draft DBC Statement. PR shall procure that FB is given all such assistance and access to all such information in PR or its Affiliates’ possession or control (other than, for the avoidance of doubt, its or their accountants’ working papers) as it may reasonably require in order to enable it to review the Draft DBC Statement.

3	If FB gives notice that it has no proposed amendments to the Draft DBC Statement, then the figures for the DBC of each PR Brand and each FB Brand set out in the Draft DBC Statement shall constitute the DBC for each such Brand for the purposes of this Agreement. If it gives notice that it does have proposed amendments to the Draft DBC Statement, it shall within such notice inform PR of its proposed amendments and FB and PR shall, within the period of 10 Business Days after receipt of such notice, seek to agree the proposed amendments.

4	In the event of:-

4.1	a failure by PR to submit the Draft DBC Statement to FB within the period of 90 days referred to in paragraph 1; or

4.2	a failure by FB to give written notice to PR, within the period of 20 Business Days referred to in paragraph 2, stating whether or not it has any suggested amendments to the Draft DBC Statement; or

4.3	any dispute between FB and PR, as to any matter relevant to the Draft DBC Statement or the DBC of each PR Brand and each FB Brand remaining unresolved at the expiry of the period of 10 Business Days referred to in paragraph 3;

such failure or dispute shall be referred to an independent firm of chartered accountants agreed by FB and PR within five business days of such failure or notification of dispute or, in the event of a failure to agree within 5 Business Days, by an independent firm of chartered accountants appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either FB or PR. Such independent firm of chartered accountants shall determine the DBC for each PR Brand and each FB Brand for the purposes of this Agreement. The fees of any such firm of independent accountants shall be paid by FB and/or PR in the proportions determined by the independent accountant. FB and PR shall procure that such firm of independent accountants is given all such assistance and access to all such information in FB’s or (as the case may be) PR’s possession or control as such firm may reasonably require in order to determine the DBC for each PR Brand and each FB Brand for the purposes of this Agreement. Any firm appointed under this Schedule 5 shall act as experts and not as arbitrators and their determination shall be binding on the Parties.

Part 3

Determination of Interim DBC

1	As soon as reasonably practicable after the Clearance Date or the Non-Cleared Sale Date (either date being the “Relevant Date”) and in any event within 90 days of the Relevant Date, PR shall prepare and submit to FB a draft statement setting out the Interim DBC in respect of the MM Business (as appropriate the “Draft Interim DBC Statement”) for the MM Interim Period. The Draft Interim DBC Statement shall be prepared in accordance with Part 1 of this Schedule 5. FB shall procure that PR is given all such assistance and access to all such information in FB or its Affiliates’ possession or control as it may reasonably require in order to enable it to prepare the Draft Interim DBC Statement.

2	FB shall, within 20 Business Days after receipt of the Draft Interim DBC Statement, give written notice to PR stating whether or not it proposes any amendments to the Draft Interim DBC Statement. PR shall procure that FB is given all such assistance and access to all such information in PR or its Affiliates’ possession or control (other than, for the avoidance of doubt, its or their accountants’ working papers) as it may reasonably require in order to enable it to review the Draft Interim DBC Statement.

3	If FB gives notice that it has no proposed amendments to the Draft Interim DBC Statement, then the figures set out in the Draft Interim DBC Statement shall constitute the Interim DBC for the MM Business for the purposes of this Agreement. If it gives notice that it does have proposed amendments to the Draft Interim DBC Statement, it shall within such notice inform PR of its proposed amendments and FB and PR shall, within the period of 10 Business Days after receipt of such notice, seek to agree the proposed amendments.

4	In the event of:-

4.1	a failure by PR to submit the Draft Interim DBC Statement to FB within the period of 90 days referred to in paragraph 1; or

4.2	a failure by FB to give written notice to PR, within the period of 20 Business Days referred to in paragraph 2, stating whether or not it has any suggested amendments to the Draft Interim DBC Statement; or

4.3	any dispute between FB and PR, as to any matter relevant to the Draft Interim DBC Statement or the Interim DBC of each Business remaining unresolved at the expiry of the period of 10 Business Days referred to in paragraph 3;

such failure or dispute shall be referred to an independent firm of chartered accountants agreed by FB and PR within five business days of such failure or notification of dispute or, in the event of a failure to agree within 5 Business Days, by an independent firm of chartered accountants appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either FB or PR. Such independent firm of chartered accountants shall determine the Interim DBC for the MM Business for the purposes of this Agreement. The fees of any such firm of independent accountants shall be paid by FB and/or PR in the proportions determined by the independent accountant. FB and PR shall procure that such firm of independent accountants is given all such assistance and access to all such information in FB’s or (as the case may be) PR’s possession or control as such firm may reasonably require in order to determine the Interim DBC for each PR Brand and each FB Brand for the purposes of this Agreement. Any firm appointed under this Schedule 5 shall act as experts and not as arbitrators and their determination shall be binding on the Parties.

SCHEDULE 6

Pensions

Part A

1.	Definitions & interpretation

1.1	In this Part A, the following expressions shall have the following meanings:-

Actuarial Assumptions: means the actuarial methods and assumptions set out in the Valuation as applicable to the ongoing scheme valuation (as opposed to any other valuations, such as statutory valuations, to the extent that they may differ from the ongoing scheme valuation, or any termination valuations which may have been conducted alongside such valuation), as updated as the AD UK Pension Schemes’ Actuary and the AD Trustees may consider appropriate for the purposes of the operation of this Schedule 6.

Actuary: means a fellow of the Institute of Actuaries or of the Faculty of Actuaries in Scotland or a firm of such fellows or a company or partnership which makes available the services of such a fellow whether as an employee, director or partner.

AD Trustees: means the trustee or trustees for the time being of the relevant AD UK Pension Scheme.

AD UK Pension Schemes: means the AD Pension Fund and the AD Executive Pension Fund, but so that where the context so permits, reference to the AD UK Pension Schemes means each of such schemes individually, so that this Schedule 6 shall operate independently in relation to each of the AD UK Pension Schemes (and likewise in relation to each of the two AD Trustees or (where applicable) trustee boards.

AD UK Pension Schemes’ Actuary: means the Actuary appointed by the AD Trustees who will carry out the calculations envisaged to be performed by that Actuary under the terms of this Part of this Schedule.

Consent Form: means, (where applicable) in respect of each FB Transferring UK Member, a form completed and signed by him requesting the transfer of his accrued rights under the relevant AD UK Pension Scheme to the FB UK Pension Scheme and discharging the relevant AD UK Pension Scheme from all liability in respect of such FB Transferring UK Member and which is in a form reasonably acceptable to PR.

Employing FB Company: means (in relation to a FB Pensionable UK Employee) FB or such of its Affiliates, as the case may be, by which that FB Pensionable UK Employee becomes employed (whether or not, immediately before the relevant individual satisfies this description, the individual concerned was already employed by that employer, but at that time that employer was not an Affiliate in relation to FB) by operation of the Agreement of which this Schedule forms part. Where more than one entity satisfies this definition, for the purposes of this Part A of Schedule 6 the term ‘the Employing FB Company’ refers to such entity by which the relevant FB Pensionable UK Employee is employed at the relevant time, according to the context.

FB Actuary: means Alan Pentland of PricewaterhouseCoopers, or such other Actuary as may be appointed by FB for the purpose of this Agreement and notified to PR.

FB Pensionable UK Employees: means such of the FB Employees as are at the Effective Date active members of an AD UK Pension Scheme.

FB Pension Liabilities: means any liabilities under the AD UK Pension Schemes to or in respect of FB Pensionable UK Employees.

FB Transferring UK Members: means those FB Pensionable UK Employees who are still in the employment of an Employing FB Company and who complete (and do not withdraw) Consent Forms before the Transfer Date.

FB UK Pension Scheme: means a retirement benefits scheme or schemes to be established or nominated in accordance with paragraph 3.1, and shall where the context requires mean the trustees of the FB UK Pension Scheme.

Funding Percentage: means the ongoing funding level of the AD UK Pension Scheme, expressed as a percentage, as determined in the Valuation.

Interest: means interest at 1% above the base rate from time to time of Lloyds TSB Bank plc compounded on a monthly basis.

Joint Actuaries: means PR’s Actuary and the FB Actuary.

Payment Date: means the date falling 30 days after the later of:-

•	agreement by or notification to the Joint Actuaries of the Transfer Amount in accordance with paragraph 4; and

•	receipt by the AD UK Pension Scheme of the Transfer Documents.

Pensions Settlement Amount: means, subject to paragraph 9.5 of this Part A of Schedule 6, such amount as is agreed between the Joint Actuaries to be equal to the difference between (a) the FB Pension Liabilities under the AD UK Pension Schemes calculated on the basis of the Actuarial Assumptions at the calculation date, which shall be within one month of the date on which the Pensions Settlement Amount is to be paid (assuming, if the relevant FB Pensionable UK Employee had not ceased to be an active member under the relevant AD UK Pension Scheme before the Transfer Date, that the relevant FB Pensionable UK Employee left service under the relevant AD UK Pension Scheme on the Transfer Date) and (b) the amount of (a) multiplied by the Funding Percentage LESS any amount already paid under the Support Arrangements with Interest since the date of payment.

PR’s Actuary: means Andrew Vaughan of Mercer Human Resource Consulting Limited or such other Actuary as may be appointed by PR for the purpose of this Agreement and notified to FB.

Protected Rights: has the same meaning as in section 9(3) Pension Schemes Act 1993.

Support Arrangements: means arrangements under which, subject to paragraph 9.5 of this Part A of Schedule 6, in respect of such FB Pension Liabilities (if any) as are retained under the AD UK Pension Schemes, FB pays to PR or as PR may direct, such amounts at such times as are agreed between FB and PR, based on the Actuarial Assumptions (but subject to the intent that FB discharges its liabilities in relation to the FB Pensions Liabilities on a basis which is pari passu with the basis upon which AD and its Affiliates discharge their liabilities in relation to the balance of the liabilities under the AD Pension Schemes) until FB’s payment to PR (or as PR may direct) of the Pensions Settlement Amount, which FB agrees to pay on or before the fifth anniversary of the Effective Date (or on such later date as PR and FB may agree). PR and FB may agree to waive the implementation of the Support Arrangements in the event that they together agree (acting reasonably) that the Pensions Settlement Amount is likely to be immaterial. Any failure by PR and FB to agree the necessary arrangements envisaged by this definition will be referred for resolution on the same basis as any failure to agree the Transfer Amount is to be resolved under paragraph 4.5 of this Part A of Schedule 6.

Transfer Amount: means such sum as the Allied UK Pension Schemes shall make available in respect of the FB Pensionable UK Employees for transfer to another pension scheme in respect of the pensions and other benefits prospectively and contingently payable under the Allied UK Pension Schemes to and in respect of the FB Transferring UK Members by reference to pensionable service thereunder up to the Transfer Date, subject to the desired mutual objective of PR and FB that the Transfer Amount shall be calculated on the basis described in paragraph 4.9 of this Part A of Schedule 6.

Transfer Date: means 6 April 2006, or such earlier date as may be agreed in writing between PR and FB.

Transfer Documents: means:

•	a copy of a letter from the Inland Revenue confirming that the FB UK Pension Scheme is an exempt approved scheme (or, if the Transfer Date falls after 5 April 2006, a registered scheme) or the written consent of the Inland Revenue referred to in paragraph 5.2 of this Part A of Schedule 6;

•	a Consent Form in relation to each of the FB Transferring UK Members;

•	evidence that the FB UK Pension Scheme is able to accept the transfer of Protected Rights.

Transitional Period: means the period beginning at the Effective Date and ending on the day before the Transfer Date.

Valuation: means the actuarial valuation of each of the AD UK Pension Schemes carried out as at 6 April 2003.

1.2	Words and expressions used in Chapter I of Part XIV of the Taxes Act 1988, the Pension Schemes Act 1993, the Pensions Act 1995 and the Pensions Act 2004 shall have the same meanings when used in this Schedule.

2.	Approach to AD Trustees

2.1	At the earliest practicable opportunity consistent with market constraints governing the Acquisition, PR and FB will approach the AD Trustees with a view to obtaining from them agreement in principle (to the extent such agreement is necessary given the powers in the rules of the AD UK Pension Schemes) to:-

2.1.1	the value of the AD UK Pension Schemes assets to be transferred to the FB UK Pension Scheme to be determined in accordance with paragraph 4.9 of this Part A of Schedule 6;

2.1.2	subject to paragraph 5.2 of this Part A of Schedule 6, the actual assets to be transferred to represent a corresponding pro rata proportion of each main asset class applicable to the AD UK Pension Schemes assets (subject to de minimis provisions), or as may otherwise be agreed between PR, FB and the AD Trustees; and

2.1.3	the availability to FB of a Transitional Period (for participation in the AD UK Pension Schemes) as described below.

2.2	Subject to any necessary approval of the Inland Revenue (which PR and FB shall use their respective best endeavours to obtain) and to any necessary agreement of the AD Trustees, PR shall:-

2.2.1	permit the Employing FB Company to participate in or to continue to participate in the AD UK Pension Schemes in relation to FB Pensionable UK Employees throughout the Transitional Period, and for this purpose PR and FB shall each use their reasonable endeavours to procure that the AD Trustees shall execute any documents necessary to permit such participation in the AD UK Pension Schemes; and

2.2.2	maintain the AD UK Pension Schemes in relation to the FB Pensionable UK Employees in full force and effect until after the Transfer Date (except to the extent that the AD Trustees or the Pensions Regulator has power to decide otherwise).

2.3	FB undertakes that it shall or (if it is not the Employing FB Company) FB undertakes that it shall procure that the Employing FB Company shall:-

2.3.1	promptly, on the due date in each month, pay to the AD UK Pension Schemes the contributions due and payable in respect of the Transitional Period by or in respect of the FB Pensionable UK Employees at the full future service contribution rate applicable for a participating employer under the terms of the AD UK Pension Schemes (ignoring, for the avoidance of doubt, any additional deficit contributions which may be due from the participating employer) plus the part of the deficit contributions charged to participating employers which the AD UK Pension Schemes’ Actuary certifies relates to FB Pensionable UK Employees plus, if payment is not made within 7 days of the due date in each month for payment of contributions, Interest on the unpaid contributions for the period from the due date for payment to the date of actual payment or the Transfer Date if earlier (without prejudice to any such higher rate as may be enforceable by the AD UK Pension Schemes);

2.3.2	comply during the Transitional Period in all respects with all other provisions of the AD UK Pension Schemes;

2.3.3	not do, or omit to do, any act or thing during the Transitional Period whereby the approval of the AD UK Pension Schemes as exempt approved schemes, or their status as contracted out schemes, or (after 5 April 2006) their status as registered schemes would or might be prejudiced; and

2.3.4	not exercise any power, right or discretion conferred on the Employing FB Company by the AD UK Pension Schemes during the Transitional Period other than on such terms (whether as to the payment of additional contributions or otherwise) as PR may reasonably agree, except that where the Actuarial Assumptions make an allowance for the exercise of such powers by such participating companies in the AD UK Pension Schemes, this provision shall not operate to prevent such exercise to the extent that any consequential additional cost to the AD UK Pension Schemes falls within the normal parameters assumed for the purposes of the relevant valuation to which the Actuarial Assumptions apply.

2.4	PR and FB shall comply with such formalities as shall be necessary to ensure that a contracting out certificate is retained by or (as the case may be) issued to the Employing FB Company in respect of its participation in the AD UK Pension Schemes during the Transitional Period and, in particular, shall arrange for the issue to the FB Pensionable UK Employees of any appropriate statutory notices of explanation.

2.5	PR shall ensure that contributions equal to the difference between the amounts specified in paragraph 2.3.1 of this Part A of Schedule 6 and the amounts required from participating employers under the Schedule of Contributions of the relevant AD UK Pension Scheme are made to the trustees of the relevant AD UK Pension Scheme (on behalf of the relevant FB Employing Company) by the due dates under that Schedule of Contributions.

3.	FB UK Pension Scheme

3.1	FB shall, or (if it is not the Employing FB Company) FB shall procure that the Employing FB Company shall on or before the Transfer Date establish, nominate or become a party to a retirement benefits scheme which:-

3.1.1	is approved or capable of approval as an exempt approved scheme under Chapter I of Part XIV of the Taxes Act 1988 or (in relation to the period after 5 April 2006) as a registered scheme; and

3.1.2	shall contain such provisions as are necessary to enable it to accept from the AD UK Pension Schemes amounts in respect of the accrued rights of the FB Transferring UK Members to guaranteed minimum pensions and Protected Rights in respect of their period of membership of the AD UK Pension Schemes if so applicable to them;

3.2	FB shall, or (if it is not the Employing FB Company) FB shall procure that the Employing FB Company shall procure that such of the FB Pensionable UK Employees as have not ceased to be in the employment of the Employing FB Company, or to accrue benefits under the AD UK Pension Schemes on or before the end of the Transitional Period, will be offered membership of the FB UK Pension Scheme with effect on and from the Transfer Date and will be offered the opportunity to transfer their accrued rights from the AD UK Pension Schemes to the FB UK Pension Scheme, in each case on the basis described in paragraph 3.2 of this Part A of Schedule 6.

3.3	Subject to receipt of the Transfer Amount, FB shall (or, if it is not the Employing FB Company, FB shall procure that the Employing FB Company shall) procure that the FB UK Pension Scheme will provide in respect of each FB Transferring UK Member, in respect of pensionable service before the Transfer Date, benefits which are no less favourable (on the basis of the Actuarial Assumptions) than the benefits accruing in respect of them under the AD UK Pension Schemes (with linkage to eventual final pensionable pay retained in respect of such completed pensionable service) except to the extent that changes are necessary due to the effect of any loss of transitional relief (due to the transfer) under the pensions provisions of the Finance Act 2004.

3.4	PR and FB hereby agree to co-operate with regard to the provisions of the Pension Schemes Act 1993 so that, in respect of such of the FB Transferring UK Members as are contracted out, contracted out service as between the AD UK Pension Schemes and the FB UK Pension Scheme is continuous.

4.	Computation of Transfer Amount

4.1	FB shall, not later than 60 days after the Transfer Date, arrange for the AD UK Pension Schemes’ Actuary to receive the names of the FB Transferring UK Members.

4.2	FB shall procure that all such data and other information as the AD UK Pension Schemes’ Actuary may reasonably request, for the purpose of computing the Transfer Amount, shall be made available promptly to such Actuary.

4.3	FB shall procure that all data and information shall be true, complete and accurate in all material respects and shall not omit anything which the AD UK Pension Schemes’ Actuary notifies FB is material to the calculation of the Transfer Amount.

4.4	PR shall use its reasonable endeavours to procure that the Transfer Amount is calculated within 90 days after receipt of all information requested pursuant to paragraph 4.2 of this Part A of Schedule 6. FB acknowledges that PR’s powers in this respect are likely to be limited to be making one or more requests to the AD UK Pension Schemes’ Actuary to complete the calculation within this timescale.

4.5	The FB Actuary and PR’s Actuary shall, within 60 days after receipt of notification by the AD UK Pension Schemes’ Actuary of the amount of the Transfer Amount together with any such additional data which the FB Actuary or PR’s Actuary reasonably request, separately inform the AD UK Pension Schemes’ Actuary in writing whether or not they agree that no mathematical errors have been made in the calculation of the Transfer Amount, and failing such agreement the Joint Actuaries shall consult with a view to, firstly, agreeing such calculation within a further 30 days, and secondly, persuading the AD UK Pension Schemes’ Actuary to make the necessary adjustment to the Transfer Amount.

4.6	In the event that the Joint Actuaries are unable to agree the calculation of the Transfer Amount within the time limits set out in this paragraph 4, they shall continue to try to reach agreement but either PR or FB may require that an independent Actuary is appointed jointly and, failing agreement on such appointment, an independent Actuary shall be nominated by the president for the time being of the Institute of Actuaries (at the instance of the party first applying to him) who shall determine whether the computation is mathematically correct and who shall notify his determination to the Joint Actuaries and to the AD UK Pension Schemes’ Actuary in writing.

4.7	The Actuary referred to in paragraph 4.6 of this Part A of Schedule 6 shall act as an expert and not as an arbitrator and his costs shall be borne equally by PR and FB.

4.8	Once the above process has been completed, PR and FB shall each use their respective reasonable endeavours to procure that the AD UK Pension Scheme makes available the Transfer Amount so determined, Provided that neither PR nor FB shall be under any obligation to make any payment to or in respect of the AD UK Pension Schemes to increase the amount otherwise made available for transfer.

4.9	It is the intention of both parties that the Transfer Amount will be calculated by assessing the value of the relevant liabilities, using the Actuarial Assumptions and based on pensionable service up to, and pensionable pay at, the Transfer Date, with the resulting figure being multiplied by the Funding Percentage to produce the Transfer Amount. PR shall cause the principal company of the relevant AD UK Pension Scheme to give such directions to the trustees of the AD UK Pension Schemes as (a) may be required under the trust deed and rules of the relevant AD UK Pension Scheme to give effect to the mutual intention of the parties; and (b) are in the power of that principal company under those trust deeds and rules.

5.	Payment of the Transfer Amount

5.1	PR’s obligations under this paragraph are conditional upon FB’s obligations in this Part A of this Schedule having been duly performed.

5.2	Subject to paragraph 5.1 of this Part A of Schedule 6 and to the written consent of the Inland Revenue where necessary (which FB undertakes to use its reasonable endeavours to obtain), PR shall (subject to the Proviso to paragraph 4.8 of this Part A of Schedule 6) use its reasonable endeavours to procure that on the Payment Date the AD UK Pension Schemes shall pay to the FB UK Pension Scheme such assets of mid-market value as the AD UK Pension Schemes may select or a combination of assets and cash, or solely cash, equal to the value of the Transfer Amount as reasonably adjusted in respect of investment performance (positive or negative) for the period from the Transfer Date to the day before the Payment Date.

6.	Voluntary Fund

6.1	Notwithstanding the preceding provisions of this Schedule, if within the AD UK Pension Schemes there is a fund comprising additional voluntary contributions, or investments or money representing the same, and any income derived from them in respect of which the entitlements of the members who have paid them are not related to final pensionable earnings (however defined), but are based on the respective parts of such fund which are attributable to them, then such fund and the benefits payable from it, and the contributions payable to it, and any transfer payments made from it, shall be disregarded for all the preceding provisions of this Part A of Schedule 6, except paragraph 2.3.1.

6.2	PR shall nevertheless use all reasonable endeavours to procure that the part of such fund, which is attributable to the FB Transferring UK Members in accordance with the provisions of the AD UK Pension Schemes, is transferred to the FB UK Pension Scheme.

7.	Non-transferring FB Pensionable UK Employees

7.1	In respect of any FB Pensionable UK Employees in relation to whom no transfer of past service entitlements under the AD UK Pension Schemes in fact takes place to the FB UK Pension Scheme on or before the Payment Date, the Support Arrangements shall be implemented in respect of each such FB Pensionable UK Employee.

8.	Variations

8.1

The provisions of paragraphs 2 to 7 inclusive of this Part A of Schedule 6 describe the arrangements which the parties regard as their preferred mechanism for implementing a split of the AD UK Pension Schemes. The Parties shall use their respective best endeavours to ensure that that mechanism is implemented. The Parties recognise, however, that one other situation may arise or may otherwise be available, as follows:-

8.1.1.	The No-Participation Period Situation

This situation arises if the AD Trustees, or the Inland Revenue, do not permit an Employing FB Company to participate in the AD UK Pension Schemes during the Transitional Period (and in the event that, where there is more than one Employing FB Company, such absence of permission means that the majority (by number) of FB Pensionable UK Employees are unable to continue to participate as active members under the AD UK Pension Schemes, the Parties shall not, unless they agree otherwise, seek to operate continued participation in relation to any other Employing FB Companies).

8.2	In the event that the No-Participation Period Situation occurs (for which purpose the failure of the AD Trustees to have agreed on the relevant participation within 90 days of the Effective Date shall be deemed to constitute non-agreement to such participation), this Part A of this Schedule 6 (including the Support Arrangements and the provisions of paragraph 9.2) shall have effect in relation to the FB UK Pensionable Employees employed by the relevant Employing FB Company as if the Transfer Date was the same as the Effective Date, but so that for the purposes of paragraph 9.2 it shall be assumed (if not a fact) that each such Employing FB Company had ceased to participate in the AD UK Pension Schemes at the Effective Date.

9.	Indemnities

9.1	FB shall indemnify PR, its Affiliates and the AD UK Pension Schemes respectively (but so that there shall be no double indemnity whereby PR or its Affiliates and the AD UK Pension Schemes shall each make a recovery in relation to the same economic loss unless the aggregate of such recoveries shall not exceed the amount of such economic loss) in respect of all actions, proceedings, claims and demands (and all related costs and expenses) arising out of FB’s failure to comply with the provisions of this Part A of this Schedule or which may be brought or made by any FB Pensionable UK Employee against PR, any of its Affiliates or the AD UK Pension Schemes, in respect of such parts of that FB Pensionable UK Employee’s contract of employment as relate to an occupational pension scheme, or in respect of any such right, powers and duties and liabilities as are mentioned in Regulation 7 of the Transfer of Undertakings (Protection of Employment) Regulations 1981.

9.2

It is noted that the cessation of participation of the Employing FB Companies in the AD UK Pension Schemes as regards continued accrual of pensionable service by their employees, or the cessation of such participation by PR or any of its Affiliates as a result of such company ceasing to employ FB Employees by reason of their transfer to an Employing FB Company, may cause one or more termination debts to arise under section 75 of the Pensions Act 1995 (as from time to time amended) or under any other statutory provision or regulation governing the cessation of participation of an employer under an occupational pension scheme (a “Termination Debt”). Subject as follows, without prejudice to the obligations of any such companies to the AD UK Pension Schemes, FB shall pay and shall indemnify PR and its Affiliates against such part of that Termination Debt as relates to the FB Pensionable UK Employees and PR shall pay and shall indemnify FB and its Affiliates against that part of the Termination Debt as relates to members of the AD UK Pension Schemes who are not FB Pensionable UK Employees. For the purpose of FB’s indemnity in favour of PR and its Affiliates, it shall be assumed (if not a fact) that where any termination of participation (and any assumed termination of participation under paragraph 8.2 of this Part A of Schedule 6) gives rise to a Termination Debt, that Termination Debt will be calculated on the ‘buy-out’ basis proposed by the UK Government, the debt being assessed (in the absence of a statutory formula being available) on the basis of the cost which would arise if all of the liabilities under the AD UK Pension Schemes attributable to the FB Employing Company’s obligations to the FB Pensionable UK Employees which are not transferred to the FB UK Pension Scheme or to any other pension arrangement immediately after the date of such termination, were required to be secured at that time by the purchase of annuities from one or more reputable UK insurers offering a market in such business at the relevant time. PR shall take such steps (including, where appropriate, a commitment to absorb such liabilities under the AD UK Pension Schemes) as may be required (but as would not on any reasonable basis be considered as likely to give rise to the possibility of a contribution notice being issued under section 38 of the Pensions Act 2004) in order to ensure that neither FB nor its Affiliates bear the financial burden of any part of such actual or assumed Termination Debt which may relate to liabilities in respect of persons who are not FB Pensionable UK Employees, with a view to causing any such part of such Termination Debt to be reduced to zero to the extent practicable, and any such reduction shall reduce the amount which PR needs to pay or indemnify under this paragraph. To the extent that any such Termination Debt is not an actual debt which is discharged by payment to the AD UK Pension Schemes for the purposes of the indemnity described in the second sentence of this paragraph 9.2, PR shall be deemed (if not a fact) to have suffered financial loss to that extent. Any payments to PR or its Affiliates by operation of such indemnity shall be made subject to paragraph 9.5 of this Part A of Schedule 6. This paragraph 9.2 shall not give the AD Trustees any rights to enforce any debt not available to them by law.

9.3	In the event that the AD UK Pension Schemes enter into wind-up before the Transfer Date (which shall include the situation in which there has been a cessation of pension accrual under the AD UK Pension Schemes in circumstances in which the AD Trustees have the power to commence the winding-up of the AD UK Pension Schemes but they have resolved to defer, or have otherwise deferred, the commencement of such winding-up but only if a Termination Debt is thereby triggered), FB shall pay to the trustees of the relevant AD UK Pension Scheme (within 90 days of such time as the trustees crystallise the Termination Debt and serve a notice of the Termination Debt on the relevant participating company) that part of the Termination Debt (calculated on the basis specified in paragraph 9.2) as relates to the FB Pensionable UK Employees and PR shall indemnify FB and its Affiliates including the Employing FB Companies against any additional amounts due from FB and its Affiliates including the Employing FB Companies to the relevant AD UK Pension Scheme arising as a result of such winding-up.

9.4	PR shall indemnify FB and its Affiliates (including the Employing FB Companies) against any liabilities for members of the AD UK Pension Schemes, and employees and former employees of any company within or formerly within the AD Group who are not FB Pensionable UK Employees.

9.5	Where any payment in this Part A of Schedule 6 is expressed as being subject to paragraph 9.5, the payment shall be made on a gross basis, but PR or the relevant Affiliate of PR which receives the payment shall promptly account to FB (by way of repayment) for any corporation tax relief which PR or that Affiliate is confirmed by the Inland Revenue as being entitled to receive in respect of the on-payment of that sum into the AD UK Pension Schemes, as and when PR or its Affiliates as applicable is entitled to receive the economic benefit of such relief (which PR or the Affiliate as applicable undertakes to use all reasonable endeavours to obtain).

10.	Clearances and assurance

10.1

The Parties shall use their respective reasonable endeavours to obtain one or more clearance notices from the Pensions Regulator in relation to the pension arrangements contemplated by this Agreement, to the extent that the Pensions Regulator indicates that it has power or that it is necessary to issue such a notice in relation to all or any part of the arrangements. The arrangements proposed are conditional upon such clearance notices being obtained, but so that the absence of a clearance notice in relation to one particular aspect of the arrangements shall not cause the other aspects of the arrangements to be prejudiced to the extent practicable. Such clearance must, (to the extent aforesaid, but without prejudice to the generality of the foregoing), include confirmation that in relation to the participation of the Employing FB Companies under the AD UK Pension Schemes, and generally in relation to the proposals, no contribution notice or financial support direction will be issued to FB or PR or to any of their Affiliates, which would require FB or PR or any of their Affiliates to make any payment to the AD UK Pension Schemes, to the extent that such a payment or contribution would exceed the contributions which would reasonably be expected to have been required at the relevant time to have been made by AD or their Affiliates in the event that the transaction (including for this purpose the triggering of a section 75 debt in the circumstances envisaged by paragraph 9.2 of this Part A of Schedule 6) did not occur. In relation to the arrangements contemplated in relation to the cessation of participation of the Employing FB Companies in the AD UK Pension Schemes, PR and FB shall co-operate with a view to determining if it is necessary or desirable to apply at or near the relevant time to seek clearance in relation to any contribution notice which might otherwise be imposed on either of them or on any of their Affiliates (including the relevant Employing FB Companies) in relation to the arrangements so contemplated by this Schedule 6. If they do so determine, then they shall co-operate with a view to obtaining such clearance.

10.2	PR reserves the right to require the securing of appropriate assurances from the AD Trustees to the like effect as in paragraph 10.1 of this Part A of Schedule 6 as a pre-condition to the transaction proceeding.

10.3	PR reserves the right to waive the condition referred to in paragraphs 10.1 and 10.2 of this Part A of Schedule 6, provided that such waiver would not have an adverse financial effect on FB or any of its Affiliates.

11.	Other situations

11.1	The foregoing provisions of this Part A of Schedule 6 set out the Parties’ intentions regarding the treatment of pensions issues relating to the AD UK Pension Schemes, based on their mutual best assessment of the range of possible situations which might arise. In the event that any situation arises in relation to the AD UK Pension Schemes as a result of the matters dealt with by this Agreement, or in particular as a direct or indirect consequence of the Effective Date having occurred, and which has, or may have, a material adverse financial impact on either or both Parties, the Parties shall co-operate to such extent as may be reasonably practicable with a view to agreeing a course of action which mitigates or removes such adverse impact, subject always to the provisions of Clause 8 of the Agreement.

Part B

UK Non-Main-Scheme Pension Arrangements and Non-UK Pension Arrangements

To the extent practicable, and subject to any information discovered prior to announcement of the acquisition of AD by Bidco 2, the approach in Part A of this Schedule shall be replicated in terms of the principles to be applied to the treatment of liabilities associated with other defined benefit (i.e. non-defined contribution) pension schemes relating to FB operations. To the extent that practical or legal difficulties prevent such an outcome in relation to any such schemes, PR and FB shall make financial adjustments between themselves to reflect as closely as possible the same financial outcome as would have been available had the intended “UK” solution been available.

SCHEDULE 7

Part 1

Definitions and introduction

1	Definitions

In this Schedule, unless the context requires otherwise, the following words and expressions have the following meanings and in the event of conflict the definitions in this Schedule shall prevail over the definitions in Clause 1 of this Agreement:

1.1	event: any event, act, omission or transaction and any reference to an event occurring on or before a particular date shall include a reference to any event which for tax purposes is deemed to have, or is treated or regarded as having, occurred on or before that date;

1.2	Effective Date relief: means any relief of a Transferred Subsidiary arising in respect of a FB Business as a consequence of an event occurring after the Effective Date or in respect of a period commencing after the Effective Date;

1.3	Historic Tax Asset: any relief (other than a Current Tax Asset taken into account in the calculation of Spirits and Wines Working Capital and other than in respect of customs and excise duties) arising in respect of any period ending, or as a consequence of an event occurring, on or before the Effective Date;

1.4	Historic Tax Loss: any (i) loss; or (ii) other net deficit; or (iii) credit; or (iv) repayment of Tax, which is available for set-off, deduction or credit against income, profits or gains or against any Tax liability; (other than a Current Tax Asset taken into account in the calculation of Spirits and Wines Working Capital and other than in respect of customs and excise duties) arising in respect of any period ending, or as a consequence of an event occurring, on or before the Effective Date;

1.5	Historic Tax Liability: any Tax liability (other than a Current Tax Liability taken into account in the calculation of Spirits and Wines Working Capital) of a member of the AD Group arising in respect of any period ending or any event occurring on or before the Effective Date other than in respect of customs and excise duties;

1.6	local SPA: means a sale and purchase agreement entered into between PR or an Affiliate of PR and FB or an Affiliate of FB in relation to the transfer of FB Assets or shares in Transferred Subsidiaries pursuant to a Planned Transaction;

1.7	Planned Transaction Tax Costs: means:

(i)	any Tax liability of any member of the AD Group or any member of the PR Group incurred directly in connection with the implementation and completion of the Planned Transactions including, for the avoidance of doubt, any such Tax liability of a Transferred Subsidiary incurred whilst it was a member of the AD Group or the PR Group and any such Tax liability arising as a consequence of any Transferred Subsidiary leaving a tax or fiscal group pursuant to a Proposed Transfer;

but excluding:

(a)	any Final Step Transaction Costs

(b)	any Bid Structure Transaction Costs

(c)	any Tax liability arising as a result of any disposal of FB Assets or Transferred Subsidiaries after a relevant Completion Date;

(d)	any Tax liability referred to in Clause 3.25.1;

(e)	for the avoidance of doubt, any Tax liability arising from any elimination of or reduction in the amount of reliefs or the tax basis in any asset which are, or would otherwise have been, available after a relevant Completion Date; and

(f)	for the avoidance of doubt, any Tax liability of FB or any Affiliate of FB (including any such liability arising from any transaction within Clause 3.19) but not including any Tax liability of a Transferred Subsidiary incurred whilst it was a member of the AD Group or the PR Group and any such Tax liability arising as a consequence of any Transferred Subsidiary leaving a tax or fiscal group pursuant to a Proposed Transfer.

(ii)	any liability to Tax incurred directly in connection with the transfer of wrong pocket assets pursuant to Clause 4;

1.8	PR Effective Date relief: means any relief arising in respect of a PR Business as a consequence of an event occurring after the Effective Date or in respect of a period commencing after the Effective Date;

1.9	relief: includes any relief, loss, allowance, exemption, set-off, deduction or credit in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, and any right to a payment or repayment of Tax;

1.10	tax authority: any taxing or other authority competent to impose any Tax liability;

1.11	Tax Loss: any (i) loss; or (ii) other net deficit; or (iii) credit; or (iv) repayment of Tax, which is available for set-off, deduction or credit against income, profits or gains or against any Tax liability; (other than a Current Tax Asset taken into account in the calculation of Spirits and Wines Working Capital and other than in respect of customs and excise duties);

1.12	transitional period: means the period beginning immediately after the Effective Date and ending on a Completion Date;

1.13	References in this Schedule to payments shall be construed as payments to give effect to the principles in this Schedule including payments that may be made pursuant to local SPAs.

1.14	References to income, profits or gains earned, accrued or received include income, profits or gains deemed to have been or treated or regarded as earned, accrued or received for Tax purposes.

1.15	Unless otherwise provided, any reference in this Schedule to a paragraph is to a paragraph of this Schedule.

2	Local SPAs

2.1	The provisions of this Schedule apply to allocate Tax liabilities and Tax assets arising in relation to the business and assets of AD between FB and PR.

2.2	In so far as this Schedule provides for a Tax liability to be for the account of PR, that liability shall be treated as a PR Liability for the purposes of this Agreement and in so far as this Schedule provides for a Tax liability to be for the account of FB, that liability shall be treated as a FB Liability for the purposes of this Agreement.

2.3	Clause 7.5.3 of this Agreement shall apply to limit the liability of PR or FB (as the case may be) in respect of any Tax liability falling with paragraphs 3.1 or 3.2 of this Schedule.

2.4	The Parties agree that local SPAs shall contain provisions drafted in such terms as are appropriate to the relevant jurisdiction and the local tax rules and provisions for payments to be made to give effect to the principles set out in the Schedule between PR or an Affiliate of PR, as vendor, and FB or an Affiliate of FB, as purchaser by way of adjustment, to the maximum extent permitted by law, to the purchase price for FB Assets or shares in Transferred Subsidiaries.

2.5	In the event that, in respect of any Transferred Subsidiary, a local SPA including provisions intended to reflect the principles set out in this Schedule is not executed, PR shall indemnify FB (on the basis set out in Clause 1.3.10 of this Agreement and taking into account the provisions of paragraph 9.2 of this Schedule) in respect of any Tax liability or other payments that are for the account of PR pursuant to this Schedule and FB shall indemnify PR (on the basis set out in Clause 1.3.10 of this Agreement and taking into account the provisions of paragraph 9.2 of this Schedule) in respect of any Tax liability or other payments that are for the account of FB pursuant to this Schedule.

2.6	The local SPAs shall also contain provisions dealing with other tax separation and other relevant issues as appropriate for each relevant jurisdiction, including in particular:

2.6.1	provision for PR, FB and their respective Affiliates to take all necessary steps to remove any Transferred Subsidiary from the vendor’s Tax group or any relevant AD Group tax group or relevant PR Group tax group so as to ensure, inter alia, that any Transferred Subsidiary ceases to have any joint liability for any Tax liability of any other company;

2.6.2	provision for any Transferred Subsidiary to cease to have any liability to make a payment or repayment to any member of the AD Group or the PR Group in respect of any surrender of reliefs, save where the relevant reliefs are used in respect of any Tax liability which is, or would otherwise be, a FB Liability.

Part 2

Allocation of Tax Liabilities and Tax Assets

3	Historic Tax Liabilities

3.1	Subject to paragraphs 3.3 to 3.5 below, Historic Tax Liabilities shall be for the account of PR.

3.2	Subject to paragraph 3.8 below, Historic Tax Liabilities of the FB Distribution Businesses shall be for the account of FB.

3.3	For the purposes of this Schedule the amount of any payment required to be made in respect of any Tax liability shall, where the Tax liability is an actual payment of tax, be equal to the relevant amount of Tax and, where the liability to make a payment arises from the use or set-off of any relief, the amount of any Tax liability saved as a result of the use or set-off of that liability and in calculating the amount of any payment, where the business of a Transferred Subsidiary comprises both a PR Business and a FB Business, or where the Effective Date is not the end of an accounting period, an equitable apportionment of liabilities having regard to all of the relevant circumstances, the matter giving rise to the liability and the extent to which the circumstance or event giving rise to the Tax liability relates to a PR Business or to a FB Business shall be made to calculate Historic Tax Liabilities for the account of PR pursuant to paragraph 3.1 above and Historic Tax Liabilities for the account of FB pursuant to paragraph 3.2 above.

3.4	Subject to paragraph 9.3 below, the due date for the making of any payment in respect of any Tax liability shall be: (i) the date seven Business Days prior to the latest date on which the relevant Tax can be paid to the relevant tax authority in order to avoid a liability to interest or penalties accruing; or (ii) in the case of an unpaid Tax liability which is the subject of a dispute with any relevant tax authority, provided that PR has indemnified FB against any interest and penalties which will or may become due to any relevant tax authority in the event of late payment of such Tax liability, the date seven Business Days following the date on which the amount of such Tax liability is finally settled or otherwise determined or, if later, the date until which payment is, with the agreement of any relevant tax authority, deferred. If any payment is not made by the relevant due date stated above, then the amount of the relevant indemnity payment shall be increased to include interest on such payment from that due date until the date when the payment is actually made calculated on a daily basis at one per cent. above the base rate of Lloyds TSB Bank plc.

3.5	PR shall not be liable to make any payment pursuant to paragraph 3.1 in respect of any Historic Tax Liability:

3.5.1	to the extent that the Tax liability would not have arisen but for a voluntary act, omission or transaction (other than an act, omission, or transaction made in the Ordinary Course of Business or entered into pursuant to a legally binding commitment created on or before the Effective Date or carried out pursuant to an obligation imposed by any law or requirement having the force of law or which takes place in accordance with the terms of this Agreement or any document executed pursuant to this Agreement) on the part of or carried out by FB or any Affiliate of FB after the relevant Completion Date;

3.5.2	to the extent that the Tax liability arises or is increased as a result of any Transferred Subsidiary failing to submit returns and computations required to be made by it or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise then on a proper basis, in each case, after the relevant Completion Date provided that this limitation shall not apply where FB diligently attends to the tax compliance obligations of the Transferred Subsidiary, or procures that the Transferred Subsidiary does so, but due to insufficient Tax records relating to the relevant Transferred Subsidiary, does not know and could not reasonably have known that any such failure or omission could impact on the relevant Historic Tax Liability;

3.5.3	to the extent that any relief which is for the account of PR pursuant to paragraph 7 below or is a relief of a member of the PR Group (which is not for the account of FB pursuant to paragraph 7) and, in either case, is available or is for no consideration made available to the Transferred Subsidiary to set against or otherwise mitigate the Tax liability or would have been so available but for a breach by FB or any Affiliate of FB of its obligations under paragraph 7 or any other provision of this Agreement;

3.5.4	to the extent that the Tax liability would not have arisen but for:

3.5.4.1	the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other act or thing under the provisions of any enactment or regulation relating to Tax, after the relevant Completion Date by FB or any Affiliate of FB;

3.5.4.2	the failure or omission on the part of FB or any Affiliate of FB to make any such claim, election, surrender or disclaimer after the relevant Completion Date;

provided that this limitation shall not apply where FB diligently attends to the tax compliance obligations of the Transferred Subsidiary, or procures that the Transferred Subsidiary does so, but due to insufficient Tax records relating to the relevant Transferred Subsidiary does not know and could not reasonably have known that any such action or failure or omission could impact on the relevant Historic Tax Liability;

3.5.5	to the extent that the Tax liability arises or is increased as a result of a failure by FB or any Affiliate of FB to comply with its obligations pursuant to Schedule 2 in respect of the implementation of any of the Planned Transactions;

3.5.6	to the extent that FB or any Affiliate of FB has recovered any amount (less the amount of any costs or expenses incurred in obtaining it) in respect of that Tax liability from any person other than FB or an Affiliate of FB or any Transferred Subsidiary.

3.6	The limitations in paragraph 3.5 above shall also apply to any liability of PR pursuant to paragraph 6.3 in respect of any Planned Transaction Tax Costs arising in a Transferred Subsidiary provided that the provisions of the relevant sub-paragraph of paragraph 3.5 shall not apply to restrict PR’s liability in respect of any Planned Transaction Tax Costs to the extent that PR is relying for the purposes of the relevant sub-paragraph:

3.6.1	on the failure by FB or any Affiliate of FB to take any action which is unlawful;

3.6.2	on the failure by FB or any Affiliate of FB to take any action in relation to the conduct of the Tax affairs of any Transferred Subsidiary (including the failure to make any claim, election, surrender or disclaimer) the relevance of which FB could not reasonably have been expected to be aware unless PR has provided to FB in writing within a reasonable time period reasonable details of such action;

3.6.3	on any action taken by FB or any Affiliate of FB at the request of PR or any Affiliate of PR in relation to the conduct of the Tax affairs of any Transferred Subsidiary which is not on the proper basis;

3.6.4	on any action taken by FB or any Affiliate of FB in the ordinary course of the conduct of the Tax affairs of any Transferred Subsidiary (including the making of any claim, election, surrender or disclaimer) the relevance of which FB could not reasonably have been expected to be aware unless PR has notified FB in writing within a reasonable time period that such action may give rise to a Planned Transaction Tax Cost.

3.7	Where payment has been made by PR or any member of the PR Group pursuant to this Schedule in respect of any liability to Tax and FB or any Affiliate of FB is entitled to recover or recovers an amount in respect of that liability to Tax from any person other than FB or an Affiliate of FB or any Transferred Subsidiary, then FB shall as soon as reasonably practicable notify PR of such entitlement or recovery and, where recovery has not been effected at the date of notification, shall (if requested by PR and at PR’s cost and expense) take, or cause the relevant Affiliate to take, such actions as PR shall reasonably request to enforce such recovery against the person in question (keeping PR fully informed of the progress of any action taken). If FB subsequently recovers any such amount then FB shall, as soon as reasonably practicable, inform PR and shall pay to PR the amount of any payments so received, after deduction from it of an amount equal to any costs and expenses incurred in obtaining it.

3.8	Paragraphs 3.5 and 3.7 above shall apply mutatis mutandis to FB’s liability pursuant to paragraph 3.2 above in respect of any Tax liability.

3.9	PR shall not be liable in respect of a Planned Transaction Tax Cost arising in a Transferred Subsidiary to the extent that:

3.9.1	PR provided, prior to the implementation of the Planned Transaction, details of the steps proposed to be taken in the implementation of the proposed Planned Transaction, including details of the Planned Transaction Tax Costs which PR reasonably anticipates, having taken appropriate and competent advice in all relevant jurisdictions, will or may arise as a result of the proposed Planned Transaction; and

3.9.2	a material Planned Transaction Tax Cost is incurred which was not identified by PR and which arises as a result of: (i) the tax position of FB or any Affiliate of FB (other than the relevant Transferred Subsidiary), or (ii) the impact on the tax position of the Transferred Subsidiary of any association with FB or any Affiliate of FB arising from the tax position of FB or any Affiliate of FB (“the Additional Tax”); and

3.9.3	FB ought reasonably to have anticipated, on the basis of the information provided by PR pursuant to paragraph 3.9.1 above and in the time available to it that there was a material risk that the Additional Tax would arise; and

3.9.4	FB omitted to inform PR that it anticipated that there was a material risk that the Additional Tax would arise; and

3.9.5	PR would not, acting reasonably, have undertaken the proposed Planned Transaction or would, acting reasonably, have undertaken the proposed Planned Transaction in a different form had it been aware of the Additional Tax.

4	Current Tax Liabilities and Current Tax Assets

4.1	No payment shall be made pursuant to this Schedule in respect of Current Tax Liabilities or Current Tax Assets.

5	Tax Liabilities after the Effective Date

5.1	Subject to the provisions of this paragraph, Tax liabilities arising in respect of FB Businesses (other than Planned Transaction Tax Costs) after the Effective Date are for the account of FB and Tax Liabilities arising in respect of PR Businesses after the Effective Date are for the account of PR.

5.2	Subject to paragraph 5.3, no payment shall be made pursuant to this Schedule in respect of corporate income taxes on transactions in the ordinary course of business whether of a FB Business or a PR Business for any transitional period (whether in respect of an actual payment of Tax or the use of an Effective Date relief or a PR Effective Date relief otherwise) where the profits of that business are taken into account for purposes of any adjustment made pursuant to Clause 9.5.3 or Clause 9.6 of this Agreement.

5.3	FB shall account to PR for any Tax liability that is borne by a member of the PR Group (for example where FB or an Affiliate of FB fails to discharge a liability for which it is primarily responsible) and that Tax liability is or relates to corporate income taxes on transactions in the ordinary course of business in any transitional period of a PR Business, the profits of which are taken into account for purposes of any adjustment made pursuant to Clause 9.5.3 of this Agreement.

5.4	PR shall account to FB for any Tax liability that is borne by a member of the FB Group (for example where PR or an Affiliate of PR fails to discharge a liability for which it is primarily responsible) and that Tax liability is or relates to corporate income taxes on transactions in the ordinary course of business in any transitional period of a FB Business, the profits of which are taken into account for purposes of any adjustment made pursuant to Clause 9.6 of this Agreement.

5.5	No payment shall be made pursuant to this Schedule in respect of any liability to tax arising on any interest, discount or premium taken into account in the calculation of Transferred Net Debt.

6	Other Tax Liabilities

6.1	Customs and excise duty liabilities whenever arising are for the account of PR where they relate to PR Assets and for the account of FB where they relate to FB Assets.

6.2	All Final Step Transaction Costs are for the account of FB.

6.3	All Planned Transaction Tax Costs are for the account of PR.

6.4	All Bid Structure Transaction Costs shall be split between FB and PR as follows:

6.4.1	FB shall pay the FB Funding Percentage of the Bid Structure Transaction Costs; and

6.4.2	PR shall pay the PR Funding Percentage of the Bid Structure Transaction Costs.

6.5	Any Tax liability arising on the disposal of an Elected Asset pursuant to the Transaction Cooperation Agreement shall be split between PR and FB so that PR shall bear such tax liability up to the amount of the Planned Transaction Tax Costs which would have been incurred had the relevant Elected Assets been transferred to FB or an Affiliate of FB pursuant to a Planned Transaction and FB shall bear the balance of any such Tax liability.

7	Other Tax Assets

7.1	All Historic Tax Losses (other than Historic Tax Losses that form part of the assets of the FB Distribution Businesses) that form part of the assets of any Transferred Subsidiary as at the relevant Completion Date or which are transferred to FB or any Affiliate of FB pursuant to any Planned Transaction are for the account of PR. FB shall pay PR in respect of any such Historic Tax Losses in accordance with paragraph 7.3 below.

7.2	To the extent that: (i) financing costs that accrue after the Effective Date in respect of debt incurred by PR or any Affiliate of PR (and where the cost is not borne by FB or any Affiliate of FB or any Transferred Subsidiary) give rise to a tax benefit to FB or any Affiliate of FB or any Transferred Subsidiary; or (ii) reliefs arising from any Planned Transaction; give rise to Tax Losses that form part of the assets of any Transferred Subsidiary as at the relevant Completion Date or which are transferred to FB or any Affiliate of FB pursuant to any Planned Transaction, such Tax Losses shall be for the account of PR. FB shall pay PR in respect of any such Tax Losses in accordance with paragraph 7.3 below. Subject to PR’s rights under Schedule 2, for the avoidance of doubt, FB shall not be prevented from using financing costs in respect of debt advanced by FB to shelter profits of the FB Businesses as it sees fit. For the avoidance of doubt, no payment shall be made pursuant to this Schedule in respect of financing costs that are taken into account in the calculation of Transferred Net Debt.

7.3

Where any liability to make a payment of Tax of any Transferred Subsidiary or any other member of the FB Group is reduced as a result of the utilisation of any Historic Tax Losses which are for the account of PR pursuant to paragraph 7.1 above or any Tax Losses which are for the account of PR pursuant to paragraph 7.2 above, FB shall make a payment to PR in an amount equal to the relevant reduction in tax within seven business days of the date of the payment of tax which was reduced and if any payment is not made by the due date stated above, then the amount of the relevant payment shall be increased to include interest on such payment from that due date until the date when the payment is actually made calculated on a daily basis at the rate of one per cent. above the base rate of Lloyds TSB Bank plc. The Parties agree to discuss in due course whether, as an alternative to the provisions of the first sentence of this paragraph, to deal with payments contemplated by paragraphs 7.1 and 7.2 above by a single payment calculated by reference to the net present value of such Historic Tax Assets and reliefs on the Completion Date or other appropriate date to be agreed.

7.4	PR shall be entitled to use all: (i) Historic Tax Assets (other than Historic Tax Assets that form part of the assets of the FB Distribution Businesses and save to the extent that such Historic Tax Assets comprise Historic Tax Losses which have been the subject of payment made pursuant to paragraph 7.3); and (ii) Tax Losses which are for the account of PR pursuant to paragraph 7.2 above save to the extent that they comprise Tax Losses which have been the subject of payment made pursuant to paragraph 7.3; to the maximum extent possible (and including, without limitation, by way of group relief, consortium relief or tax consolidation) to reduce or eliminate: (i) any liability to Tax for which PR would otherwise be for the account of PR pursuant to this Schedule (in which case no payment shall be due in respect of the utilisation of such Historic Tax Assets or Tax Losses); or (ii) any other liabilities to Tax of any member of the PR Group. FB shall and shall procure that each Affiliate of FB shall, enter into any claims, elections, surrenders or notices that may be necessary to give effect to this paragraph.

7.5	PR shall be entitled to: (i) all repayments of Tax arising in respect of the PR Businesses; and (ii) all repayments of Tax arising in respect of the FB Businesses: (a) in respect of any period ending on or before the Effective Date save to the extent that such repayment arises from the utilisation of Historic Tax Assets which have been the subject of payment made pursuant to paragraph 7.3 or Effective Date Reliefs; and (b) which arise as a result of the utilisation of Tax Losses which are for the account of PR pursuant to paragraph 7.2 above, save to the extent that they have been the subject of payment made pursuant to paragraph 7.3. FB shall account to PR for all such repayments of Tax received by FB or any Affiliate of FB. If and to the extent that any right to repayment of Tax is set off against any liability to Tax which is for the account of FB pursuant to this Schedule, FB shall account to PR in respect of that repayment of Tax in the same manner as if the repayment had been received by FB or any Affiliate of FB.

7.6	If and to the extent that a liability to Tax which would otherwise be for the account of PR pursuant to this Schedule is reduced or eliminated by the utilisation of an Effective Date relief, PR shall account to FB in respect of that Tax liability in the same manner as if FB or an Affiliate of FB had paid that liability.

7.7	If and to the extent that a liability to Tax which would otherwise be for the account of FB pursuant to this Schedule is reduced or eliminated by the utilisation of an Historic Tax Asset (other than an Historic Tax Asset that forms part of the assets of the FB Distribution Businesses or has been used by PR pursuant to paragraph 7.4 and save to the extent that such Historic Tax Asset comprises Historic Tax Losses which have been the subject of payment made pursuant to paragraph 7.3) or a PR Effective Date relief, FB shall account to PR in respect of that Tax liability in the same manner as if PR or an Affiliate of PR had paid that liability.

8	Tax Affairs and Tax Contests

8.1	Following the relevant Completion Date, FB shall, subject to the provisions of this paragraph, be responsible for all the outstanding compliance matters relating to Tax affairs of the Transferred Subsidiary.

8.2	Subject to PR’s rights under Schedule 2 and paragraph 8.3 below and FB’s rights under paragraph 8.6 below, PR and FB agree to appoint an international firm of tax accountants to handle compliance matters relating to the Tax affairs of any Transferred Subsidiary for any period that includes all or part of a transitional period. The terms of appointment of the firm of accountants shall be agreed by the Supervisory Committee.

8.3	PR shall, and shall procure that the AD Group, give FB or their agents all reasonable assistance to enable FB to conduct the outstanding Tax affairs of any Transferred Subsidiary as set out in paragraph 8.1 above.

8.4	Upon FB or any Affiliate of FB becoming aware of any claim by any Tax authority or other person which may give rise to a PR Liability under this Schedule, FB shall procure that the relevant Transferred Subsidiary will as soon as reasonably practicable give notice of the claim to PR. FB shall and shall procure that an Affiliate of FB shall at all times act reasonably in relation to such claim and will not admit, compromise or settle such claim without PR’s express written consent and shall keep PR reasonably informed of the progress of any claim and provide PR with copies of all material correspondence in relation to such claim. FB shall procure, at PR’s cost and expense, that the relevant Transferred Subsidiary will take such action as PR may direct to avoid, resist, appeal or compromise the claim. At any time PR may undertake, at PR’s own cost and expense, the conduct of matters arising from the claim provided that such action is lawful.

8.5	If PR does take over conduct of matters arising from any claim pursuant to paragraph 8.4 above, then PR shall not take any action in relation to such conduct which is unlawful or where any potential adverse impact on the business of the Transferred Subsidiary is disproportionate having regard to the amount of Tax at stake.

8.6	Paragraphs 8.3 and 8.4 shall apply, mutatis mutandis, to any claim by any tax authority in respect of any member of the PR Group which may give rise to a FB Liability under this Schedule in respect of any FB Distribution Business.

8.7	PR agrees, so far as is lawful:

8.7.1	to procure that Bidco 2 makes within relevant time limits an election under section 338 of the US IRS Code of 1986 (the “Code”) to treat the acquisition of AD pursuant to the Scheme as a deemed acquisition of assets (such election to exclude any US companies within the AD Group); and

8.7.2	in relation to any Transferred Subsidiary that is a US company, to make a joint election within section 338(h)(10) of the Code to treat the acquisition as a deemed acquisition of assets,

provided, in either case, that PR shall not be required to make any such election or procure the making of any such election that may, in its reasonable opinion,

give rise to a material tax cost to PR or any Affiliate of PR or otherwise be prejudicial to its interests.

8.8	PR agrees to consider, in good faith, any request by FB that the relevant vendor and any other relevant entity shall enter into any tax election required by FB in relation to the transfer of any FB Asset or shares in any Transferred Subsidiary provided that PR shall be under no obligation to accede to such request.

9	Payments

9.1	Any payments (including payments in respect of non-tax items) pursuant to this Agreement will to the maximum extent permitted by law be made by way of adjustment to purchase prices under local SPAs.

9.2	This paragraph is subject to the provisions of Clause 20.14 of the Agreement. In the event that any relevant tax authority contends that any payment pursuant to any of Clauses 3.17, 3.18, 4.5, 7.4.1.2, 7.4.1.3, 7.4.3.2, 7.4.3.3, 7.4.6.7, 7.5.1, 7.5.2, 7.6, 10.1.2, 10.1.11, 10.1.12, 10.1.13 and 11.4.3 of this Agreement or paragraphs 9.1, 9.2 (subject to the prior application of paragraph 9.5) or 9.4 of Schedule 6 or any of the provisions of this Schedule, or any claim for breach of warranty pursuant to Clause 17 of this Agreement or pursuant to any guarantee given in Clause 18 of this Agreement is subject to any deduction of or withholding of, or in respect of, Tax, or that any payment is subject to tax in the hands of the recipient or would be so subject but for the utilisation of any tax relief which, in FB’s case, is an Effective Date relief or which, in PR’s case, is either (i) a Historic Tax Asset or other Tax Losses referred to in paragraph 7.4; or (ii) a PR Effective Date relief; the recipient of such payment (the “Recipient”) shall notify the other party (the “Payer”) without delay. The Recipient and the Payer will, to the extent permitted by law, take the position that such payment is neither subject to deduction or withholding nor subject to Tax in the hands of the Recipient and will co-operate in making representations as to that position to the relevant tax authority. In the event that the relevant tax authority finally determines that it is so subject, the Payer shall be liable to pay to the Recipient such further sums as shall be required to ensure that (after taking into account the benefit of any deduction available to the Recipient in respect of any liability, cost or expense which gave rise to the obligation to make a payment under this Agreement) the net amount received by the Recipient will equal the full amount which would have been received under the relevant provisions of this Schedule in the absence of any such deduction, withholding or Tax liability (together with any relevant amount in respect of interest pursuant to paragraph 3.4 to reflect any delay in the payment of such amount).

9.3	If the right to receive any payment pursuant to any of the provisions referred to in paragraph 9.2 above has been assigned to the Recipient pursuant to Clause 19 of this Agreement, the Payer shall not be liable to pay any further sums pursuant to paragraph 9.2 to the extent that such further sums would not have been payable if the payment had been made to the person originally entitled to receive it pursuant to the relevant provision of this Agreement.

9.4

Notwithstanding paragraph 3.4 above, other than in relation to any individual payments under this Schedule which are more than $1m, PR shall be entitled to require that the payments that are made pursuant to any local SPA shall be determined by calculating a single net payment to be made at six monthly intervals in respect of each fiscal period, on the sixth and twelve month anniversaries of the Effective Date (so as to include interest as provided for in paragraphs 3.4 and 7.3).

9.5	If a Tax liability in respect of which any payment has been made pursuant to this Schedule gives rise to a relief which has reduced or eliminated an actual Tax liability of the recipient or any of its Affiliates whenever arising (other than one for which the Payer is liable to make payment under this Schedule), the Recipient will notify the Payer without delay and the amount of the actual taxation liability which is eliminated or the amount by which it is reduced (in either case a “Relevant Amount”) shall be dealt with as follows. The Relevant Amount shall first be set-off against any payment then due from the Payer under this Schedule; to the extent there is an excess, a refund shall be made to the Payer of any previous payment or payments made by it under this Schedule and not previously refunded under this sub-paragraph up to the amount of such excess; and any remainder of such excess shall be carried forward and set-off against any future payments which may become due from the Payer under this Schedule.

9.6	The Parties agree to discuss in due course a process for verifying that appropriate payments have been made under this Schedule in respect of Tax liabilities and reliefs.

SCHEDULE 8

Callaway Intellectual Property

INTELLECTUAL PROPERTY – GROUP TRADEMARKS PORTFOLIO – CALLAWAY

Registered Owner	Country	Trademark	Classes	App No/ App Date	Reg No/ Reg Date	Status	Next Renewal

AD Wines, USA	Global	callawaycoastal.biz	—	—	02955909-Biz 22.04.2002	REG	21.04.2009

AD Wines, USA	Global	callawaycoastal.com	—	—	N/A 16.02.2000	REG	16.02.2009

AD Wines, USA	Global	callawaycoastal.info	—	12.03.2002	D1547189- LRMS 12.03.2002	REG	12.03.2010

AD Wines, USA	Global	CALLAWAYCOASTALWINE.COM	—	—	N/A 24.02.2000	REG	24.02.2009

AD Wines, USA	Global	CALLAWAYCOASTALWINES.COM	—	—	N/A 16.02.2000	REG	16.02.2009

AD Wines, USA	Global	CALLAWAYWINE.COM	—	—	N/A 13.12.1995	REG	12.12.2005

AD Wines, USA	USA	callawaywine.us	—	23.04.2002	D1787248-US 23.04.2002	REG	23.04.2010

AD Wines, USA	USA	callaway-wine.us	—	23.04.2002	D1835930-US 24.04.2002	REG	23.04.2010

Callaway Vineyard & Winery	Argentina	CALLAWAY	33	2419284 24.03.2003		PEN

INTELLECTUAL PROPERTY – GROUP TRADEMARKS PORTFOLIO – CALLAWAY

Registered Owner	Country	Trademark	Classes	App No/App Date	Reg No/ Reg Date	Status	Next Renewal

Callaway Vineyard & Winery	Bahamas	CALLAWAY	33	20939 11.09.1998	20939 11.09.1998	REG	11.09.2012

Callaway Vineyard & Winery	Brazil	CALLAWAY	33	823524701 19.01.2001		PEN

Callaway Vineyard & Winery	Canada	CALLAWAY	33	0508689 30.08.1983	TMA 325 428 03.04.1987	REG	03.04.2017

Callaway Vineyard & Winery	Canada	CALLAWAY VINEYARD DEVICE	33	0508691 30.08.1983	TMA 296 227 19.10.1984	REG	19.10.2014

Callaway Vineyard & Winery	Croatia	CALLAWAY	33	Z 200 304 50A 02.04.2003	Z 200 304 50 22.03.2004	REG	02.04.2013

Callaway Vineyard & Winery	Czech Republic	CALLAWAY	33	189751 18.03.2003	259217 27.11.2003	REG	18.03.2013

Callaway Vineyard & Winery	Finland	CALLAWAY	33	T 200 300 695 17.03.2003		PEN

Callaway Vineyard & Winery	France	CALLAWAY	33	1239678 28.06.1983	1239678 28.06.1983	REG	27.06.2013

Callaway Vineyard & Winery	Germany	CALLAWAY	33	C32175/33WZ 04.06.1983	1061413 04.06.1983	REG	30.06.2013

INTELLECTUAL PROPERTY – GROUP TRADEMARKS PORTFOLIO – CALLAWAY

Registered Owner	Country	Trademark	Classes	App No/App Date	Reg No/ Reg Date	Status	Next Renewal

Callaway Vineyard & Winery	Global	callawaywinestore.com			N/A 21.12.1999	REG	21.12.2006

Callaway Vineyard & Winery	Japan	CALLAWAY	33	9-178126 19.11.1997	4253118 19.03.1999	REG	19.03.2009

Callaway Vineyard & Winery	Singapore	CALLAWAY	33	T030349F 17.03.2003	TO30/03494F 17.03.2003	REG	17.03.2013

Callaway Vineyard & Winery	Slovenia	CALLAWAY	33	Z200370442 31.03.2003		PEN

Callaway Vineyard & Winery	Sweden	CALLAWAY	33	200301862 20.03.2003	363007 19.09.2003	REG	19.09.2013

Callaway Vineyard & Winery	UK	CALLAWAY	33	2177389 17.09.1998	2177389 17.09.1998	REG	17.09.2008

Callaway Vineyard & Winery	UK	CALLAWAY & VINEYARD LABEL	33	1235205 06.02.1985	1235205 06.02.1985	REG	06.02.2006

Callaway Vineyard & Winery	USA	CALLA-LEES	33	73/608731 10.07.1986	1439442 12.05.1987	REG	12.05.2007

Callaway Vineyard & Winery	USA	CALLAWAY	33	76/380910 12.03.2002	2734129 08.07.2003	REG	08.07.2013

INTELLECTUAL PROPERTY – GROUP TRADEMARKS PORTFOLIO – CALLAWAY

Registered Owner	Country	Trademark	Classes	App No/App Date	Reg No/ Reg Date	Status	Next Renewal
Callaway Vineyard & Winery	USA	CALLAWAY COASTAL	33	76/068959 14.06.2000	2511244 20.11.2001	REG	20.11.2011

Callaway Vineyard & Winery	USA	CALLAWAY COASTAL (WORDS AND DEVICE)	33	76/077240 23.06.2000	2574420 28.05.2002	REG	28.05.2012

Callaway Vineyard & Winery	USA	CALLAWAY STYLISED	33	73/069766 21.11.1975	1062412 29.03.1977	REG	29.03.2007

SCHEDULE 9

“B” Share Rights

The Articles of Association of each member of the AD Group listed in Schedule 10 of the Framework Agreement and any other company in the AD Group which holds or controls any material FB Asset or Business (referred to below as the “Company”) will, subject to any legal limitations or constraints in the country of incorporation of that Company, contain all of the rights to manage/operate the FB Businesses/Assets as are set out in this Agreement and all of the rights to veto actions/refuse consent to actions affecting the FB Assets/Businesses as are set out in this Agreement, including (without limitation) the matters set out below, and each of these rights will be set out in the articles of association of the relevant Company. This is subject to the proviso that no ‘B’ Share shall be issued in the capital of any Company in the AD Group which predominantly conducts the MM Business during the MM Interim Period.

1	General Rights

1.1	Directors: FB Acquisition will have the right to appoint and remove directors of the Company (the “FB Directors”).

1.2	Management: the FB Directors shall have the right to the exclusion of PR and other Directors of the Company to manage and control the FB Businesses and FB Assets to the extent that these are contained in the Company.

1.3	Capital: no rights on a return of assets on liquidation or otherwise other than to repayment of nominal value of £1 per Company.

1.4	Income: no right to participate in the profits of the Company, or any other economic rights.

1.5	Separate Class: the B Shares shall constitute a separate class of shares in the capital of the relevant Company (no variation of class rights so as to interfere with the enjoyment of the rights attaching to the B Shares shall be permitted).

2	B Shareholder and B Director Veto Rights

For so long as FB Assets are held by the Company, FB Acquisition shall be entitled to exercise the management and control of the FB Businesses to the extent they are operated by the Company and in particular none of the following events shall occur without the consent of the B Shareholder:

2.1	subject to paragraphs 2.2, 2.3, 2.4 and 2.5 below, any sale of any FB Assets held by the Company (or any subsidiary of the Company which owns material (in the context of the FB Businesses as a whole) FB Assets) other than (i) pursuant to a Planned Transaction or (ii) pursuant to clause 5 of the Transaction Co-operation Agreement;

2.2	any charging or encumbering of any FB Assets held by the Company (or any subsidiary of the Company which owns material (in the context of the FB Businesses as a whole) FB Assets) other than in the ordinary course of the relevant FB Business;

2.3

any triggering of any change of control rights which are contained within any material (in the context of the relevant FB Business or FB Asset) FB Contract to which the Company (or any subsidiary of the Company which owns material (in the context of the FB Businesses as a whole) FB Assets) is a party unless the same has been triggered as part of a Planned Transaction;

2.4	any entering into by the Company of any transaction which is reasonably likely to endanger the solvency of any member of the AD Group which will continue to hold material (in the context of the relevant FB Business) FB Assets for a material period following the completion of such transaction;

2.5	any act that would have a material and adverse effect on the capacity of the Company to operate the business substantially as operated at the Effective Date;

2.5A	any entering into by the Company of any Assurance in respect of any obligation or liability of any of PR, Bidco 1 and Bidco 2;

2.6	any alteration to the numbers of directors or classes of directors, or the removal from office of a FB Director;

2.7	any consolidation, re-denomination, or sub-division of any B Shares of the Company;

2.8	the issue of any B Shares in the Company (including by way of bonus, rights or otherwise) and/or the grant of any option or right to acquire or call for the issue of the same whether by conversion, subscription or otherwise;

2.9	the redemption or purchase by the Company of any B Shares or the reduction of the share capital of the Company in any way;

2.10	any distribution, payment or return to shareholders of a capital nature;

2.11	the declaration or payment of any dividend or the making of any distribution in specie;

2.12	the implementation of any compromise or arrangement within the meaning of section 425 of the Act or any arrangement pursuant to which the Company is to make a distribution of the kind described in section 213 of the Income and Corporation Taxes Act 1988;

2.13	the passing of any resolution to wind up the Company;

2.14	any arrangement whereby the control of the management of the Company shall pass from the directors thereof to any third party or body;

2.15	any transaction concerning the FB Assets with any person otherwise than at arms length and for full value or any transaction with any shareholder of the Company other than a Planned Transaction; or

2.16	the paying up of any share capital or debenture or debenture stock of the Company by way of capitalisation or application of any profits or reserves (including share premium account and capital redemption reserve).

SCHEDULE 10

Key Members of the AD Group

At FB’s election, B Shares will be issued in the following companies in accordance with the provisions of this Agreement:

•	Clos du Bois Wines, Inc., California

•	Makers Mark Distillery, Inc., USA

•	Tequila Sauza SA de CV, Mexico

•	Pedro Domecq Mexico SA de CV, Mexico

•	Productora y Distribuidora de Agave, S de RL de CV

•	Promoción y Fometo de Agave S de RL de CV

•	Servicios Corparativos Salsa SA de CV

•	Courvoisier SAS

•	Allied Domecq Espana SA, Spain

•	Hiram Walker & Sons Limited, Ontario

•	Allied Domecq Spirits and Wine Limited

•	Allied Distillers Limited

•	Wm Teacher & Sons Ltd

•	Cockburn Smithes Cia SA, Portugal

•	Allied Domecq Operations Deutschland GmbH

•	Kuemmerling GmbH

•	Privat Weinbrennerei JACoBI GmbH, Germany

•	Spain Alecq B.V. Netherlands

•	Allied Domecq SA, France

•	Wine Alliance, Inc.*

•	Allied Domecq Netherlands B.V.*

Together with all other members of the AD Group which own material (in the context of the FB Business as a whole) FB Assets.

*	If PR considers that the issue of B Shares in any company listed in this Schedule 10 and marked with an asterisk (*) would have the consequence of triggering either a more than de minimis tax charge or a more than de minimis adverse tax effect (including on the Allied Domecq US tax consolidation), PR may submit to FB proposals to provide FB with lawful equivalent protection as would be provided by such B Shares in relation to the relevant FB Assets. If such proposals are acceptable to FB (acting reasonably) and are implemented by PR, no B Shares shall be required to be issued in such company.

SCHEDULE 11

Certain US and Mexican Members of the AD Group

US

•	Allied Domecq Spirits & Wine Americas, Inc.

•	Allied Domecq Spirits & Wine USA, Inc.

•	Maker’s Mark Distillery, Inc.

•	Wine Alliance, Inc.

•	Buena Vista Winery, Inc.

•	Gary Farrell Wines, Inc.

•	Callaway Vineyard & Winery

•	Clos de Bois Wines, Inc.

•	William Hill Napa, Inc.

•	Atlas Peak Vineyard, Inc.

Mexico

•	Tequila Sauza SA de CV

•	Promoción y Fomento de Agave S de RL de DV

•	Servicios Corporativos Salsa SA de CV

•	Productora y Distribuidora de Agave, S de RL de CV

Together with any other US and Mexican subsidiaries of AD which own FB Brands where the value of the shares of such subsidiaries or of the underlying FB IP is material in the context of the relevant FB Business.

SCHEDULE 12

DBC

Part 1:

PR Operating DBC and FB Operating DBC shall be calculated in accordance with Parts 2, 3 and 4 of this Schedule 12. In that regard, the formula and principles set out in Part 2 of this Schedule 12 shall apply where the FB Operating DBC or PR Operating DBC (as the case may be) has been earned on distribution operations and the formula and principles set out in Part 3 of this Schedule 12 shall apply where the FB Operating DBC or PR Operating DBC (as the case may be) has been earned on production operations.

Part 2:

Calculation of FB Operating DBC and PR Operating DBC for Distribution

Operating DBC in respect of a FB Brand or Transferred Subsidiary (as the case may be) shall be calculated based on individual management accounts as follows:

Notes
Gross sales (excluding taxes and duties)	1

-Discounts and allowances	2

Net sales (excluding taxes and duties)	3

-COGS	4
-Production costs	5
-Manufacturing variances	6

Gross Profit	7

-Trade A&P expenses	8
-Media expenses	9
-Other Consumer A&P expenses	10

Direct Brand Contribution	11

GENERAL PRINCIPLES

All costs included in the DBC calculation must be actual costs where available and if not then standard/budgeted costs.

NOTE 1 – GROSS SALES (EXCLUDING TAXES AND DUTIES)

1.1 Gross sales

Gross sales correspond to the total amount billed to third party customers. It represents invoice prices before reduction to sales (discounts & allowances) and excluding duties and taxes on sales (when collected on behalf of tax authorities, i.e. VAT).

Gross sales mainly comprise the following revenues:

•	Sales of finished, intermediary or residual products;

•	Sales of goods;

•	Commissions received from commission sales;

•	Services rendered (i.e. co-packing);

1.2 Taxes & Duties

Taxes and duties concern those arising from the sale of the product, and are generally set based on the alcohol content or product price (i.e. excise, stamps, etc.).

Taxes and duties are always directly deducted from Gross Sales in calculating Gross Sales excluding T&D.

Taxes and Duties to be excluded from gross sales do not include ‘import duties’.

NB: There are two types of free bottle giveaways:

•	“Free bottles on invoice”: bottles given to distributors for promotions such as “buy 12 bottles, get one free”. These bottles are valued at cost price and are reported in ‘Cost of Goods Sold’.

•	“Promotional free bottles”: bottles used in point-of-sale promotions (product tasting), public relation events or on-pack promotions (e.g.: 5cl sample attached to a 1L. bottle). These bottles are valued at cost price and are reported in ‘Other A&P expenses’.

NOTE 2 – DISCOUNTS AND ALLOWANCES

Discounts and allowances include:

•	Promotional rebates, whether they appear as a reduction on an invoice or an invoice credit note.

•	Year-end rebates (grouping, etc.).

•	Commissions paid or payable pursuant to commission sales.

•	Quantity discounts: Accrued discounts based upon quantity purchased with no identifiable price reductions to the consumer.

•	Long term discounts: Any discount longer than one year designed to stimulate trade activity. In this case, the related cost should be accrued over the corresponding period of time.

•	Price reductions: Short term discounts offered to the trade which either increase trade profits or are identified as price reductions to the trade customer.

•	Display discount: conditional (service related) allowances/payments to the customer for display space incremental to existing shelf space (usually on an annual basis at per case rate).

•	Logistics discounts: allowances offered to the trade relating to product distribution as an incentive to logistics costs (e.g. backhauling, central delivery, direct delivery).

•	Central office discounts: other allowances for reduced administrative costs such as centralized orders, invoice control for franchises, etc.

•	Feature discount: conditional allowances /payments to the customer to ‘feature’ certain brands in special events. Negotiated centrally usually on an annual basis at a per case rate.

In addition, credit to customers for goods returned, damaged goods or incomplete shipments must also come as a reduction of net sales (based on actual figures).

NOTE 3 – NET SALES

Net sales correspond to the sum of ‘Gross Sales (excluding T&D) minus ‘Discounts and Allowances’.

NOTE 4 – COGS (‘COST OF GOODS SOLD’)

Cost of goods sold includes:

•	Raw materials (net of all vendor rebates/discounts), used in the production of finished products;

•	Raw materials at purchase price/cost that are used in the production of free bottles on invoice;

•	Finished products at purchase cost within the framework of distribution agreements (+ import duties).

Write offs on raw materials and finished products must be excluded from the calculation of the COGS and, consequently the DBC.

The following raw materials are included for production activities:

•	The content (liquid drink);

•	The container (bottle, cap, label, plastic film, carton, etc.),

to which may be added all related procurement, transportation, labour and handling expenses, as well as evaporation and spillage quantity losses.

Regarding financial expenses associated to maturing inventories, the two parties agree to adopt AD’s methodology in calculating a ‘Spirits and Wines Net Brand Contribution (‘NBC’) of 1011M£ (as stated in page 26 of AD Annual Report for the year ended 31 August 2004).

All consumables required for production but which are not incorporated in the products themselves (grease, soap, etc.) are considered as ‘Production Costs’.

NOTE 5 – PRODUCTION COSTS

Production costs include:

•	Depreciation on fixed assets used in the production process (excluding any impact of impairment);

•	Personnel costs relating to direct production staff, including fringe benefits, paid vacations, profit sharing, profit participation, payroll taxes, training costs, performance bonuses;

•	Warehousing costs for raw materials and warehousing and maturing costs for ageing stocks;

•	Outsourced production costs;

•	Plant consumable costs;

•	Production costs variances included in finished goods and WIP inventory.

Regarding the incorporation of ‘production overheads’ in ‘Production Costs’ (‘i.e. in the calculation of the DBC’), the two parties agree to adopt AD’s methodology that leads to calculating a ‘Spirits and Wines Net Brand Contribution (‘NBC’) of 1011M£ (as stated in page 26 of AD Annual Report for the year ended 31 August 2004).

NOTE 6 – MANUFACTURING VARIANCES

Manufacturing variances correspond to the differences between standard costs and actual costs of products for actual volumes.

Manufacturing variances include:

•	Wet goods variances,

•	Dry goods variances (bottling materials variances, other material/consumables variances),

•	Direct Labor variances,

•	Other Production variances (Consumables variances, Outsourcing variances, Energy variances, Other Direct costs variances),

No idle capacity impact should be included either in these variances or in the calculation of the DBC.

NOTE 7 – GROSS PROFIT

Gross Profit is calculated from the sum of the following lines:

•	Net sales

•	COGS

•	Production costs

•	Manufacturing variances

NOTE 8 – TRADE A&P EXPENSES

Trade A&P expenses correspond to all expenses (net of all related rebates/discounts) paid for promoting products to retailers, wholesalers, bars, etc., such as Branded POS Material, in store advertising, trade public relations events, sponsorship of trade events, wine lists, markets tests, trade samples, tastings, trade trainings, advertising in trade publications.

Overpriced services are assimilated to price reductions and should be presented as such.

Trade A&P expenses must be calculated as a % of sales or directly attributable to a brand. Fixed Trade A&P expenses can not be allocated to a brand through allocation keys.

Trade A&P expenses exclude employee costs.

Write offs on Branded POS Material must be excluded from the calculation of the Trade A&P and, consequently the DBC.

NOTE 9 – MEDIA EXPENSES

Media expenses correspond to all purchases of advertising space/time for all media (TV, radio, publications, billboards, caddy, etc.) net of all related rebates/discounts, excluding all ad agency fees and ad creation expenses.

Advertising space/time purchases comprise:

•	Traditional media advertising for the brand: TV, Radio, Outdoors, Billboards, Publications, and Cinema;

•	Specific brand advertising for a sponsorship or a special event (excluding the sponsorship cost itself);

•	Internet advertising (Production, Webmedia, Fees);

•	Showcasing of product in TV programmes/movies and in Cinemas.

•	Media partnerships with TV networks, radio stations, magazines, so long as they involve a specific billing by the media (and not simply an exchange in the framework of a partnership).

Media expenses must be directly attributable to a brand.

Media expenses exclude employee costs.

NB: in the case of a media campaign occurring from August N to October N+1; the purchase of ad time/space corresponding to August must be reported in August N, even if the media campaign is invoiced in full in N+1.

NOTE 10 – OTHER CONSUMER A&P EXPENSES

Other consumer A&P expenses are expenses that are not considered as Trade A&P expenses or Media expenses, including:

•	Advertising creation expenses, that is:

•	Technical expenses (design and production) of advertising productions (films, billboards, spots, radio, etc.).

•	Printing costs for billboards and publication inserts.

•	Ad agency fees (creation, production, media, other agency costs), even if, in some instances, the amount represents a deposit);

•	Technical expenses and fees relating to the development of new products, packaging, promotions, and sponsorship events;

•	Products consumed at point of advertising;

•	Promotional materials for consumers;

•	Sponsoring, sampling and public relations events;

•	Products given away in sampling promotions, valued at cost plus duties;

Consumer promotions (coupons, cash refunds, on-pack price reductions, loyalty cards, in store lotteries, on-pack premiums);.

Write offs on promotional materials (e.g. samples) must be excluded from the calculation of the Trade A&P and, consequently the DBC.

Other consumer A&P expenses must be directly attributable to a brand.

Other consumer A&P expenses exclude employee costs.

NOTE 11 – DIRECT BRAND CONTRIBUTION

DBC is the sum of ‘Gross Profit’ minus ‘Trade A&P expenses’ minus ‘Media expenses’ and minus ‘Other consumer A&P expenses’.

In calculating Operating DBC, the methodology referred to in the boxes in notes 4 and 5 to this part 2 of Schedule 12 shall apply.

Where for the purposes of the calculation referred to in paragraph 1 of this Schedule 12 it is necessary to determine an amount of money and any of the component parts of that sum of money are expressed in a currency other than pounds sterling, such component parts shall be translated into pounds sterling at the mean of the middle-market exchange rate for such currency (immediately before close of business in London) for the period from the Effective Date to the date on which the relevant distribution activity ceased.

Part 3:

Calculation of FB Operating DBC and PR Operating DBC for Production

Operating DBC in respect of a FB Brand or a Transferred Subsidiary (as the case may be) shall be calculated based on individual management accounts, as follows:

Notes
Gross sales (excluding taxes and duties)	1

-Discounts and allowances	2

Net sales (excluding taxes and duties)	3

-COGS	4
-Production costs	5
-Manufacturing variances	6

Gross Profit	7

Direct Brand Contribution	8

GENERAL PRINCIPLES

All costs included in the DBC calculation must be actual costs where available and if not then standard/budgeted costs.

NOTE 1 – GROSS SALES (EXCLUDING TAXES AND DUTIES)

1.1 Gross sales

Gross sales correspond to the total amount billed to third party customers. It represents invoice prices before reduction to sales (discounts & allowances) and excluding duties and taxes on sales (when collected on behalf of tax authorities, i.e. VAT).

Gross sales mainly comprise the following revenues:

•	Sales of finished, intermediary or residual products;

•	Sales of goods;

•	Commissions received from commission sales;

•	Services rendered (i.e. co-packing).

1.2 Taxes & Duties

Taxes and duties concern those arising from the sale of the product, and are generally set based on the alcohol content or product price (i.e. excise, stamps, etc.).

Taxes and duties are always directly deducted from Gross Sales in calculating Gross Sales excluding T&D.

Taxes and Duties to be excluded from gross sales do not include ‘import duties’.

NB: There are two types of free bottle giveaways:

•	“Free bottles on invoice”: bottles given to distributors for promotions such as “buy 12 bottles, get one free”. These bottles are valued at cost price and are reported in ‘Cost of Goods Sold’.

•	“Promotional free bottles”: bottles used in point-of-sale promotions (product tasting), public relation events or on-pack promotions (e.g.: 5cl sample attached to a 1L. bottle). These bottles are valued at cost price and are reported in ‘Other A&P expenses’.

NOTE 2 – DISCOUNTS AND ALLOWANCES

Discounts and allowances include:

•	Promotional rebates, whether they appear as a reduction on an invoice or an invoice credit note.

•	Year-end rebates (grouping, etc.).

•	Commissions paid or payable pursuant to commission sales.

•	Quantity discounts: Accrued discounts based upon quantity purchased with no identifiable price reductions to the consumer.

•	Long term discounts: Any discount longer than one year designed to stimulate trade activity. In this case, the related cost should be accrued over the corresponding period of time.

•	Logistics discounts: allowances offered to the trade relating to product distribution as an incentive to logistics costs (e.g. backhauling, central delivery, direct delivery).

•	Feature discount: conditional allowances /payments to the customer to ‘feature’ certain brands in special events. Negotiated centrally usually on an annual basis at a per case rate.

In addition, credit to customers for goods returned, damaged goods or incomplete shipments must also come as a reduction of net sales (based on actual figures).

NOTE 3 – NET SALES

Net sales correspond to the sum of ‘Gross Sales (excluding T&D) minus ‘Discounts and Allowances’.

NOTE 4 – COGS (‘COST OF GOODS SOLD’)

Cost of goods sold includes:

•	Raw materials (net of all vendor rebates/discounts), used in the production of finished products;

•	Raw materials at purchase price/cost that are used in the production of free bottles on invoice;

•	Finished products at purchase cost within the framework of distribution agreements (+ import duties).

Write offs on raw materials and finished products must be excluded from the calculation of the COGS and, consequently the DBC.

The following raw materials are included for production activities:

•	The content (liquid drink);

•	The container (bottle, cap, label, plastic film, carton, etc.),

to which may be added all related procurement, transportation, labour and handling expenses, as well as evaporation and spillage quantity losses.

Regarding financial expenses associated to maturing inventories, the two parties agree to adopt AD’s methodology in calculating a ‘Spirits and Wines Net Brand Contribution (‘NBC’) of 1011M£ (as stated in page 26 of AD Annual Report for the year ended 31 August 2004).

All consumables required for production but which are not incorporated in the products themselves (grease, soap, etc.) are considered as ‘Production Costs’.

NOTE 5 – PRODUCTION COSTS

Production costs include:

•	Depreciation on fixed assets used in the production process (excluding any impact of impairment);

•	Personnel costs relating to direct production staff, including fringe benefits, paid vacations, profit sharing, profit participation, payroll taxes, training costs, performance bonuses;

•	Warehousing costs for raw materials and warehousing and maturing costs for ageing stocks;

•	Outsourced production costs;

•	Plant consumable costs;

•	Production costs variances included in finished goods and WIP inventory.

Regarding the incorporation of ‘production overheads’ in ‘Production Costs’ (‘i.e. in the calculation of the DBC’), the two parties agree to adopt AD’s methodology that leads to calculating a ‘Spirits and Wines Net Brand Contribution (‘NBC’) of 1011M£ (as stated in page 26 of AD Annual Report for the year ended 31 August 2004).

NOTE 6 – MANUFACTURING VARIANCES

Manufacturing variances correspond to the differences between standard costs and actual costs of products for actual volumes.

Manufacturing variances include:

•	Wet goods variances,

•	Dry goods variances (bottling materials variances, other material/consumables variances),

•	Direct Labor variances,

•	Other Production variances (Consumables variances, Outsourcing variances, Energy variances, Other Direct costs variances),

No idle capacity impact should be included either in these variances or in the calculation of the DBC.

NOTE 7 – GROSS PROFIT

Gross Profit is calculated from the sum of the following lines:

•	Net sales

•	COGS

•	Production costs

•	Manufacturing variances

NOTE 8 – DIRECT BRAND CONTRIBUTION

DBC shall be equal to ‘Gross Profit’.

In calculating Operating DBC, the methodology referred to in the boxes in notes 4 and 5 to this part 3 of Schedule 12 shall apply.

Where for the purposes of the calculation referred to in paragraph 1 of this Schedule 12 it is necessary to determine an amount of money and any of the component parts of that sum of money are expressed in a currency other than pounds sterling, such component parts shall be translated into pounds sterling at the mean of the middle-market exchange rates for such currency (immediately before close of business in London) for the period from the Effective Date to the date on which the relevant production activity ceased.

Part 4

Determination of Operating DBC

1	As soon as reasonably practicable after the relevant Completion Date and in any event within 90 days of the relevant Completion Date, PR shall prepare and submit to FB a draft statement setting out the Operating DBC in respect of each relevant asset (the “Draft Operating DBC Statement”). The Draft Operating DBC Statement shall be prepared in accordance with Part 1 of this Schedule 12. FB shall procure that PR is given all such assistance and access to all such information in FB or its Affiliates possession or control as it may reasonably require in order to enable it to prepare the Draft Operating DBC Statement.

2	FB shall, within 20 Business Days after receipt of the Draft Operating DBC Statement, give written notice to PR stating whether or not it proposes any amendments to the Draft Operating DBC Statement. PR shall procure that FB is given all such assistance and access to all such information in PR or its Affiliates’ possession or control (other than, for the avoidance of doubt, its or their accountants’ working papers) as it may reasonably require in order for it to review the Draft Operating DBC Statement.

3	If FB gives notice that it has no proposed amendments to the Draft Operating DBC Statement, then the figures for the Operating DBC of each relevant asset set out in the Draft Operating DBC Statement shall constitute the Operating DBC for each such asset for the purposes of this Agreement. If it gives notice that it does have proposed amendments to the Draft Operating DBC Statement, it shall within such notice inform PR of its proposed amendments and FB and PR shall, within the period of 10 Business Days after receipt of such notice, seek to agree the proposed amendments.

4	In the event of:-

4.1	a failure by PR to submit the Draft Operating DBC Statement to FB within the period of 90 days referred to in paragraph 1; or

4.2	a failure by FB to give written notice to PR, within the period of 20 Business Days referred to in paragraph 2, stating whether or not it has any suggested amendments to the Draft Operating DBC Statement; or

4.3	any dispute between FB and PR, as to any matter relevant to the Draft Operating DBC Statement or the Operating DBC of each relevant asset remaining unresolved at the expiry of the period of 10 Business Days referred to in paragraph 3;

such failure or dispute shall be referred to an independent firm of chartered accountants agreed by FB and PR within five business days of such failure or notification of dispute or, in the event of a failure to agree within 5 Business Days, by an independent firm of chartered accountants appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either FB or PR. Such independent firm of chartered accountants shall determine the Operating DBC for each relevant asset for the purposes of this Agreement. The fees of any such firm of independent accountants shall be paid by FB and/or PR in the proportions determined by the independent accountant. FB and PR shall procure that such firm of independent accountants is given all such assistance and access to all such information in FB’s or (as the case may be) PR’s possession or control as such firm may reasonably require in order to determine the Operating DBC for each relevant asset for the purposes of this Agreement. Any firm appointed under this Schedule 12 shall act as experts and not as arbitrators and their determination shall be binding on the Parties.

SCHEDULE 13

Inventory and Stocks

Part 1

Calculation of Inventory and Stocks Value

1	The value of Inventory and FB Stocks or PR Stocks (as the case may be) shall be calculated as the net book value of such inventory or stock as set out in the management accounts of the relevant member of the AD Group but excluding any financial charges, in respect of such quantity of stock and inventory as is determined in accordance with a physical stock check of all relevant members of the AD Group as at the Effective Date.

2	Where for the purposes of the calculation referred to in paragraph 1 of this Schedule 13 it is necessary to determine an amount of money and any of the component parts of that sum of money are expressed in a currency other than pounds sterling, such component parts shall be translated into pounds sterling at the middle-market exchange rate (immediately before close of business in London) for such currency as quoted by Bank for the Effective Date.

Part 2

Determination of Inventory and Stocks Value

1	As soon as reasonably practicable after the relevant Completion Date and in any event within 90 days of the relevant Completion Date, PR shall prepare and submit to FB a draft statement setting out the value of the relevant Inventory and PR Stocks or FB Stocks (as the case may be) (the “Draft Valuation Statement”). The Draft Valuation Statement shall be prepared in accordance with Part 1 of this Schedule 13. FB shall procure that PR is given all such assistance and access to all such information in FB or its Affiliates possession or control as it may reasonably require in order to enable it to prepare the Draft Valuation Statement.

2	FB shall, within 20 Business Days after receipt of the Draft Valuation Statement, give written notice to PR stating whether or not it proposes any amendments to the Draft Valuation Statement. PR shall procure that FB is given all such assistance and access to all such information in PR or its Affiliates’ possession or control (other than, for the avoidance of doubt, its or their accountants’ working papers) as it may reasonably require in order for it to review the Draft Valuation Statement.

3	If FB gives notice that it has no proposed amendments to the Draft Valuation Statement, then the figures for the value of the relevant Inventory and PR Stocks or FB Stocks (as the case may be) set out in the Draft Valuation Statement shall constitute the value of the relevant Inventory and PR Stocks or FB Stocks (as the case may be) for the purposes of this Agreement. If it gives notice that it does have proposed amendments to the Draft Valuation Statement, it shall within such notice inform PR of its proposed amendments and FB and PR shall, within the period of 10 Business Days after receipt of such notice, seek to agree the proposed amendments.

4	In the event of:-

4.1	a failure by PR to submit the Draft Valuation Statement to FB within the period of 90 days referred to in paragraph 1; or

4.2	a failure by FB to give written notice to PR, within the period of 20 Business Days referred to in paragraph 2, stating whether or not it has any suggested amendments to the Draft Valuation Statement; or

4.3	any dispute between FB and PR, as to any matter relevant to the Draft Valuation Statement or the value of the relevant Inventory and PR Stocks or FB Stocks (as the case may be) remaining unresolved at the expiry of the period of 10 Business Days referred to in paragraph 3;

such failure or dispute shall be referred to an independent firm of chartered accountants agreed by FB and PR within five business days of such failure or notification of dispute or, in the event of a failure to agree within 5 Business Days, by an independent firm of chartered accountants appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either FB or PR. Such independent firm of chartered accountants shall determine the value of the relevant Inventory and PR Stocks or FB Stocks (as the case may be) for the purposes of this Agreement. The fees of any such firm of independent accountants shall be paid by FB and/or PR in the proportions determined by the independent accountant. FB and PR shall procure that such firm of independent accountants is given all such assistance and access to all such information in FB’s or (as the case may be) PR’s possession or control as such firm may reasonably require in order to determine the value of the relevant Inventory and PR Stocks or FB Stocks (as the case may be) for the purposes of this Agreement. Any firm appointed under this Schedule 13 shall act as experts and not as arbitrators and their determination shall be binding on the Parties.

SCHEDULE 14

Transferred Net Debt

Part 1

Calculation of Transferred Net Debt

The Transferred Net Debt of a Transferred Subsidiary shall be calculated as follows:-

Transferred Net Debt will be based on the balance sheet of the relevant Transferred Subsidiary at the Effective Date (but taking into account certain amounts accruing up to the relevant Completion Date as set out in this Schedule).

Transferred Net Debt = Financial Debt – Cash Equivalents

A. “Financial Debt” shall consist of:

All indebtedness for borrowed money, including:

1.	Convertible bonds (including accrued interests, fees and penalties and the amount of any penalties payable on an immediate repayment of such indebtedness at the relevant Completion Date)

2.	Other debenture bonds (including accrued interests, fees and penalties and the amount of any penalties payable on an immediate repayment of such indebtedness at the relevant Completion Date);

3.	Borrowings from financial institutions (including accrued interests, fees and penalties and the amount of any penalties payable on an immediate repayment of such indebtedness at the relevant Completion Date);

4.	Security deposits received (including accrued interests, fees and penalties and the amount of any penalties payable on an immediate repayment of such indebtedness at the relevant Completion Date);

5.	Issue of equity loans (including accrued interests, fees and penalties and the amount of any penalties payable on an immediate repayment of such indebtedness at the relevant Completion Date);

6.	Equity loans (including accrued interests, fees and penalties and the amount of any penalties payable on an immediate repayment of such indebtedness at the relevant Completion Date);

7.	Bank overdrafts (including accrued interests, fees and penalties and the amount of any penalties payable on an immediate repayment of such indebtedness at the relevant Completion Date);

8.	Dividends to pay;

9.	Current accounts (creditor) between AD Group companies (loans or advances) must be considered as part of the financial debt (for their net amount);

10.	obligations under hedging transactions, and

11.	Finance lease obligations.

but excluding all operating lease obligations.

For this purpose, the amount of accrued interest, fees and penalties shall be determined after taking account of any tax deduction or relief available in respect of them.

B. “Cash Equivalents” shall consist of all:

1.	Cash on hand:

2.	Cash equivalents including:

a.	Notes deposited at banks for discounting,

b.	Notes deposited at banks for payment,

c.	Matured coupons to cash,

d.	Undeposited checks,

e.	Any other cash equivalent;

3.	Loans to employees;

4.	Deposits;

5.	Dividends to receive;

6.	Marketable securities with a maturity of not more than six months which are rated at least A1 by Standard & Poor’s Corporation or at least P1 by Moody’s Investors Services Inc. and marketable securities with a maturity of not more than six months which are held and/or managed by financial institutions which themselves are rated at least A1 by Standard & Poor’s Corporation or at least P1 by Moody’s Investors Services Inc. Marketable securities shall include, without limitation:

a.	Bonds,

b.	Notes and commercial paper,

c.	Treasury obligation,

d.	Any other securities.

7.	Current accounts (debtor) between AD Group companies (loans or advances) must be considered as cash equivalent (for their net amount).

8.	Interest accrued on all components of Cash Equivalents by the relevant Completion Date (whether or not actually paid) less the amount of any tax payable on receipt of such interest.

Where for the purposes of the calculation referred to in paragraph 1 of this Schedule 14 it is necessary to determine an amount of money and any of the component parts of that sum of money are expressed in a currency other than pounds sterling, such component parts shall be translated into pounds sterling at the middle-market exchange rate for such currency immediately before close of business in London on the Effective Date as quoted by Bank.

Part 2

Determination of Transferred Net Debt

1	As soon as reasonably practicable after the relevant Completion Date and in any event within 90 days of the relevant Completion Date, PR shall prepare and submit to FB a draft statement setting out the Transferred Net Debt at the Effective Date (but taking into account interest and other amounts accruing on Financial Debt and/or Cash Equivalents after the Effective Date as stated in Part 1 of this Schedule 14 and references to “Transferred Net Debt at the Effective Date” in this Schedule 14 shall be interpreted accordingly) in respect of each Transferred Subsidiary (the “Draft Transferred Net Debt Statement”). The Draft Transferred Net Debt Statement shall be prepared in accordance with Part 1 of this Schedule 14. FB shall procure that PR is given all such assistance and access to all such information in FB or its Affiliates possession or control as it may reasonably require in order to enable it to prepare the Draft Transferred Net Debt Statement.

2	FB shall, within 20 Business Days after receipt of the Draft Transferred Net Debt Statement, give written notice to PR stating whether or not it proposes any amendments to the Draft Transferred Net Debt Statement. PR shall procure that FB is given all such assistance and access to all such information in PR or its Affiliates’ possession or control (other than, for the avoidance of doubt, its or their accountants’ working papers) as it may reasonably require in order for it to review the Draft Transferred Net Debt Statement.

3	If FB gives notice that it has no proposed amendments to the Draft Transferred Net Debt Statement, then the figures for the Transferred Net Debt at the Effective Date of each Transferred Subsidiary set out in the Draft Transferred Net Debt Statement shall constitute the Transferred Net Debt at the Effective Date for each such Transferred Subsidiary for the purposes of this Agreement. If it gives notice that it does have proposed amendments to the Draft Transferred Net Debt Statement, it shall within such notice inform PR of its proposed amendments and FB and PR shall, within the period of 10 Business Days after receipt of such notice, seek to agree the proposed amendments.

4	In the event of:-

4.1	a failure by PR to submit the Draft Transferred Net Debt Statement to FB within the period of 90 days referred to in paragraph 1; or

4.2	a failure by FB to give written notice to PR within the period of 20 Business Days referred to in paragraph 2, stating whether or not it has any suggested amendments to the Draft Transferred Net Debt Statement; or

4.3	any dispute between FB and PR as to any matter relevant to the Draft Transferred Net Debt Statement or the Transferred Net Debt at the Effective Date of each Transferred Subsidiary remaining unresolved at the expiry of the period of 10 Business Days referred to in paragraph 3;

such failure or dispute shall be referred to an independent firm of chartered accountants agreed by FB and PR within five business days of such failure or notification of dispute or, in the event of a failure to agree within 5 Business Days, by an independent firm of chartered accountants appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either FB or PR. Such independent firm of chartered accountants shall determine the Transferred Net Debt at the Effective Date for each Transferred Subsidiary for the purposes of this Agreement. The fees of any such firm of independent accountants shall be paid by FB and/or PR in the proportions determined by the independent accountant. FB and PR shall procure that such firm of independent accountants is given all such assistance and access to all such information in FB’s or (as the case may be) PR’s possession or control as such firm may reasonably require in order to determine the Transferred Net Debt at the Effective Date for each Transferred Subsidiary for the purposes of this Agreement. Any firm appointed under this Schedule 14 shall act as experts and not as arbitrators and their determination shall be binding on the Parties.

SCHEDULE 15

FB Facilities

To be agreed between the Parties in accordance with the definition of FB Facilities contained in Clause 1.2 and the following principles:

1	to include the Laphroaig Distillery, Islay; and

2	to include such number of scotch malt whisky distilleries as (when added to the Laphroaig distillery referred to in paragraph 1 above) have the capacity to produce malt whisky required to produce that proportion of all of the AD Group’s scotch whisky volumes as is currently represented by the Teacher’s and Laphroaig brands (“FB’s Distillery Capacity”), and the specific distillery or distilleries falling into this category shall be allocated with the intention that (i) scotch malt whisky distilleries having, in aggregate, the capacity to produce FB’s Distillery Capacity (or as near as may be to FB’s Distillery Capacity) shall be designated FB Facilities under this paragraph 2, and (ii) subject to (i), those scotch malt whisky distilleries where the proportion of the aggregate production capacity which is currently allocated to Teacher’s is the highest shall be designated FB Facilities under this paragraph 2.

3	Arrangements (which may include long term co-packing arrangements in accordance with Clause 12 but will not include the transfer of assets) will be made to ensure that an appropriate whisky bottling capacity is available to FB.

4	Arrangements will be made (which may include long term supply arrangements in accordance with Clause 12) to ensure that FB has an appropriate grain whisky supply.

SCHEDULE 16

Examples of Possible Netting Structures

1	Set-off of FB receivables

1.1	A relevant member of the PR Group (a “Selling Entity”) transfers FB Assets or shares in Transferred Subsidiaries to FB or an Affiliate of FB (a “Purchasing Entity”) for consideration as adjusted in accordance with the terms of this Agreement. The consideration is left outstanding on inter-company account.

1.2	The receivable due to the Selling Entity from the Purchasing Entity is novated to Bidco 1 for consideration left outstanding on inter-company account.

1.3	PR would exercise a call option in relation to (or otherwise agrees to purchase) an appropriate number of the Tracker Shares or arrange a repayment of an appropriate amount of the Bidco 2 Loan.

1.4	The receivable due from the Selling Entity, is then set-off against the liability of Bidco 1 to pay the purchase price for such Tracker Shares, pursuant to the exercise of the call option or the liability of Bidco 2 to repay the relevant part of the loan.

1.5	Following the transfer of FB Assets to the Purchasing Entity, it is likely that Bidco 1 will owe various debts to subsidiaries within the AD Group. The most significant amounts are likely to be due to the Dutch holding company. Set out below, in the context of liabilities due to the Dutch holding company; the following is a series of steps by which the relevant receivables and payables might be resolved.

•	The shares in the Dutch company are sold to PR S.A. (or one of its French affiliates);

•	The Dutch holding company is put into liquidation or dissolved and the receivable due from Bidco 1 is transferred to PR (France) in the liquidation or dissolution of the Luxembourg company and immediately contributed to Bidco 1;

•	In this way, all of the relevant inter-company debts are eliminated.

2	Bridge financing

2.1	A Selling Entity transfers FB Assets to a Purchasing Entity for consideration as adjusted in accordance with the terms of the Framework Agreement. The consideration is left outstanding on inter-company account.

2.2	Bidco 1 obtains bridge financing from a third party bank.

2.3	Bidco 1 exercises a call option in relation to (or otherwise agrees to purchase) an appropriate number of Tracker Shares or arrange to repay an appropriate amount of the Bidco 2 Loan.

2.4	Bidco 1 pays the purchase price for the Tracker Shares or arranges such repayments of the Bidco 2 Loan.

2.5	FB uses the proceeds to discharge the Part Consideration for the relevant FB Assets or shares in Transferred Subsidiaries.

2.6	Steps similar to those at paragraph 1.5 above would then be taken to permit the extraction of cash from the relevant subsidiaries and its contribution to Bidco 1 to repay the bridge financing.

3	Deferred settlement

3.1	A Selling Entity transfers FB Assets or shares in a Transferred Subsidiary to a Purchasing Entity for consideration as adjusted in accordance with the terms of this Agreement. The consideration is left outstanding on inter-company account.

3.2	PR exercises a call option in relation to (or otherwise agrees to purchase) Tracker Shares in Bidco 2.

3.3	No immediate repayment is made of the purchase price pursuant to the exercise of the call option. In addition, the purchase price for the relevant FB Assets or shares in Transferred Subsidiaries is left outstanding on inter-company account without bearing interest. The effect will be that the Selling Entity will remain a creditor of the Purchasing Entity for, say, 3 to 5 months.

3.4	Following the transfer of FB Assets to the Purchasing Entity, steps are taken to settle the receivables and payables. By way of example, in relation to the Dutch holding company:

•	The shares in the Dutch holding company are transferred to PR (or one of its French affiliates);

•	The Dutch holding company is put into liquidation or dissolved and the receivables due from FB are distributed in the liquidation/dissolution to PR and immediately contributed to Bidco 1;

•	The receivables are then set-off against the purchase price for Bidco 2 Tracker Shares pursuant to the exercise of the call option.

4	Acquisition of shares in Bidco 2

4.1	A Selling Entity transfers FB Assets or shares in a Transferred Subsidiary to a Purchasing Entity for consideration as adjusted in accordance with the terms of this Agreement. The consideration is left outstanding on inter-company account.

4.2	The Dutch holding company acquires shares in Bidco 2 from FB in consideration for the assumption of the obligation to pay the purchase price pursuant to the exercise of the call option. The liability to pay the purchase price pursuant to the exercise of the call option is set-off against the receivable due from FB or an affiliate of FB in respect of the sale of FB Assets or companies holding FB Assets.

4.3	Following the transfer of FB Assets to a Purchasing Entity, steps are taken to extract the Bidco 2 shares from the relevant subsidiaries. By way of example, in relation to the Dutch holding company:

•	The shares in the Dutch holding company are transferred to PR; or

•	The Dutch holding company is put into liquidation or dissolved and the shares in Bidco 2 are distributed in the liquidation/dissolution to PR and immediately contributed to Bidco 1.

SCHEDULE 17

Theoretical DBC

1		2
Brand		Theoretical DBC
FB Brands
Sauza	£	[***]
Maker’s Mark	£	[***]
Laphroaig	£	[***]
Courvoisier	£	[***]
Canadian Club	£	[***]
Castellana	£	[***]
Centenario	£	[***]
DYC	£	[***]
Fundador	£	[***]
Teachers	£	[***]
Cockburn	£	[***]
Harvey’s	£	[***]
Kuemmerling	£	[***]
Jacobi	£	[***]
Clos du Bois	£	[***]
Other US Wines (except Mumm Cuvée Napa)	£	[***]
Callaway	£	[***]

EXECUTED as a deed by	)
by PERNOD RICARD S.A.	)
acting by	)

EXECUTED as a deed	)
by FORTUNE BRANDS INC.	)
acting by	)